Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated

June 7, 2024

by and among

OABAY Holding Company,

BAYVIEW Acquisition Corp,

OABAY INC,

BAYVIEW Merger Sub 1 Limited,

BAYVIEW Merger Sub 2 Limited,

OABAY Merger Sub Limited,

BLAFC Limited

Bayview Holding LP,

and

Peace Investment Holdings Limited

i

5.4	Non-Contravention	27
5.5	Capital Structure	28
5.6	Charter Documents	28
5.7	Corporate Records	28
5.8	Subsidiaries	29
5.9	Consents	30
5.10	Financial Statements	30
5.11	Internal Accounting Controls	31
5.12	Absence of Certain Changes	31
5.13	Properties; Title to the Company Group’s Assets	31
5.14	Litigation	31
5.15	Contracts	32
5.16	Licenses and Permits	35
5.17	Compliance with Laws	35
5.18	Intellectual Property	37
5.19	Accounts Receivable and Payable; Loans	39
5.20	Pre-payments	39
5.21	Employees	39
5.22	Employment Matters	40
5.23	Withholding	41
5.24	Real Property	41
5.25	Tax Matters	42
5.26	Environmental Laws	42
5.27	Powers of Attorney and Suretyships	43
5.28	Directors and Officers	43
5.29	Other Information	43
5.30	Certain Business Practices	43
5.31	Sanctions; Anti-Money Laundering	44
5.32	Not an Investment Company	44
5.33	Insurance	44
5.34	Finders’ Fees. Except as set forth on Section 5.34 of the Company Disclosure Schedule,	44
5.35	Information Supplied	45
5.36	Independent Investigation	45
5.38	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	46

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SPAC		46

6.1	Corporate Existence and Power	46
6.2	Authorization	47
6.3	Governmental Authorization	47
6.4	Non-Contravention	47
6.5	Finders’ Fees	48
6.6	Capitalization	48
6.7	Trust Fund	48
6.8	Listing	49
6.10	Board Approval	49

ii

6.11	SPAC SEC Documents and Financial Statements	49
6.12	Litigation	50
6.13	Compliance with Laws	50
6.14	Tax Matters	50
6.15	Employees and Employee Benefit Plans	51
6.16	Properties	51
6.17	Acquisition Entities Activities	51
6.18	Investment Company Act	51
6.19	Certain Business Practices	51
6.20	Information Supplied	52
6.21	Independent Investigation	52
6.22	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	53

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF ACQUISITION ENTITIES		53

7.1	Corporate Existence and Power	53
7.2	Authorization	53
7.3	Governmental Authorization	54
7.4	Non-Contravention	54
7.5	Finders’ Fees	54
7.6	Issuance of Shares	54
7.7	Capitalization	55
7.8	Board Approval	56
7.9	Litigation	56
7.10	Compliance with Laws	56
7.11	Not an Investment Company	56
7.12	Business Activities	56
7.13	U.S	56
7.14	Intended Tax Treatment	56
7.15	Foreign Private Issuer	56
7.16	EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES	57

ARTICLE VIII COVENANTS OF THE RELEVANT PARTIES PENDING CLOSING		57

8.1	Conduct of the Business	57
8.2	Access to Information	60
8.3	Notices of Certain Events	60
8.4	SEC Filings	61
8.5	The Registration Statement	62
8.6	Trust Account	64
8.7	Directors’ and Officers’ Indemnification and Insurance	65
8.8	Post-Closing Board of Directors and Executive Officers of PubCo	65
8.9	Reporting and Compliance with Laws	66
8.10	Fairness Opinion	66
8.11	Transaction Financing	66
8.12	Organizational Documents	66

iii

ARTICLE IX COVENANTS OF THE COMPANY		67

9.1	PCAOB Audited Financial Statements	67
9.2	Company Shareholder Approval	67
9.3	CSRC Filing	67

ARTICLE X COVENANTS OF ALL PARTIES HERETO		67

10.1	Reasonable Best Efforts; Further Assurances	67
10.2	Tax Matters	68
10.3	Settlement of the SPAC’s Liabilities	69
10.4	Acquisition Entities Shareholder Approval	69
10.5	Confidentiality	69

ARTICLE XI CONDITIONS TO CLOSING		70

11.1	Condition to the Obligations of the Parties	70
11.2	Additional Conditions to Obligations of SPAC	70
11.3	Additional Conditions to Obligations of the Company	71
11.4	Frustration of Conditions	72

ARTICLE XII DISPUTE RESOLUTION		72

12.1	Jurisdiction	72
12.2	Waiver of Jury Trial; No Exemplary Damages	72

ARTICLE XIII TERMINATION		73

13.1	Termination	73
13.2	Effect of Termination	74

ARTICLE XIV INDEMNIFICATION; SURVIVAL		74

14.2	Indemnity Escrow Agreement.	74
14.3	Indemnification Procedures.	75
14.4	Escrow of Indemnity Escrow Shares by the Principal Shareholder.	76
14.5	Payment of Indemnification.	77
14.6	Survival.	77
14.7	Limitations on Indemnification.	78
14.8	Sole and Exclusive Remedy.	78

ARTICLE XV MISCELLANEOUS		78

15.1	Notices	78
15.2	Amendments; No Waivers; Remedies	79
15.3	Arm’s Length Bargaining; No Presumption Against Drafter	79
15.4	Publicity	80
15.5	Expenses	80

iv

15.6	No Assignment or Delegation	80
15.7	Governing Law	80
15.8	Counterparts	80
15.9	Entire Agreement	80
15.10	Severability	80
15.11	Construction of Certain Terms and References; Captions	81
15.12	Further Assurances	81
15.13	Third Party Beneficiaries	82
15.14	Waiver of Claims Against Trust	82
15.15	Enforcement	83
15.16	Non-Recourse	83

INDEX OF ANNEXES AND EXHIBITS

Exhibit Description

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Amended PubCo Charter

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 6, 2024, by and among (i) Bayview Acquisition Corp, a Cayman Islands exempted company (“SPAC”), (ii) Oabay Inc, a Cayman Islands exempted company (the “Company”), (iii) Oabay Holding Company, a Cayman Islands exempted company (“PubCo”), (iv) Bayview Merger Sub 1 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), (v) Bayview Merger Sub 2 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 2”), (vi) Oabay Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 3”), (vii) Bayview Holding LP and Peace Investment Holdings Limited, each a Delaware limited partnership (collectively, “Sponsor”), and (viii) BLAFC Limited, a business company limited by shares in the British Virgin Islands (“Principal Shareholder”).

W I T N E S S E T H :

A. SPAC is a blank check company and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

B. PubCo is a newly formed Cayman Islands company, formed for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities.

C. Merger Sub 1 is a newly formed Cayman Islands company, wholly owned by PubCo and formed for the purpose of effectuating the First SPAC Merger (as defined below).

D. Merger Sub 2 is a newly formed Cayman Islands company, wholly owned by PubCo and formed for the purpose of effectuating the Second SPAC Merger (as defined below).

E. Merger Sub 3 is a newly formed Cayman Islands company, wholly owned by PubCo and formed for the purpose of effectuating the Acquisition Merger (as defined below).

F. The parties hereto desire and intend to effect a business combination whereby (a) Merger Sub 1 will merge with and into SPAC, with SPAC being the surviving entity (the “First SPAC Merger”), (b) immediately following the First SPAC Merger, SPAC will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second SPAC Merger”, and together with the First SPAC Merger, the “Initial Mergers”), and (c) following the Initial Mergers, Merger Sub 3 will merge with and into the Company (the “Acquisition Merger” and together with the Initial Mergers, the “Mergers”), with the Company being the surviving entity and becoming a wholly owned subsidiary of PubCo, each Merger to occur upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”).

1

G. Simultaneously with the execution and delivery of this Agreement, the Principal Shareholder has entered into a Support Agreement with SPAC and the Company (the “Company Shareholder Support Agreement”).

H. Simultaneously with the execution and delivery of this Agreement, Sponsor has entered into a Support Agreement with SPAC and the Company (the “Sponsor Support Agreement”).

I. In connection with the consummation of the Merger, certain equity holders of SPAC and certain shareholders of the Company will, on or prior to the Closing, enter into a registration rights agreement to, among other matters, have such rights apply to the PubCo securities, and provide those shareholders of PubCo with registration rights, the form of which is attached as Exhibit A hereto (the “Registration Rights Agreement”).

J. The boards of directors of SPAC, each Acquisition Entity (as defined below) and the Company have each (a) determined that the Mergers and the other transactions contemplated by this Agreement and the Additional Agreements (the “Transactions”) are fair, advisable and in the best interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

K. PubCo, as the sole shareholder of each of the other Acquisition Entities, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions

The following terms, as used herein, have the following meanings:

“Acquisition Entity” means each of PubCo, Merger Sub 1, Merger Sub 2 and Merger Sub 3.

“Action” means any charge, claim, demand, notice of noncompliance or violation, action, complaint, petition, investigation, audit, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at Law or in equity, or otherwise under any applicable Law.

“Additional Agreements” mean the Company Shareholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the NNN Agreements, the Employment Agreements, the Earnout Escrow Agreement, and the Indemnity Escrow Agreement.

2

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such specified Person.

“Anti-Corruption Laws” means any Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company Group, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute resolving panel or body.

“Books and Records” means the financial books and records (whether written, electronic, or otherwise embodied) in which a Person’s assets, the business or its transactions are otherwise reflected, other than registers of members, stock books and minute books.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, mainland China, Hong Kong or the Cayman Islands are authorized or required by applicable Law to close.

“Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investments or Financing and in Return Investments via Special Purpose Vehicles (《关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》), promulgated by the State Administration of Foreign Exchange of the PRC on July 4, 2014.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to SPAC and the Acquisition Entities concurrently with the signing of this Agreement.

“Company Fundamental Representations” means the representations and warranties contained in Sections 5.1 (Corporate Existence and Power), 5.2 (Authorization), 5.3 (Governmental Authorization), 5.5 (Capital Structure), 5.8 (Subsidiaries), and 5.34 (Finders’ Fees).

“Company Group” means the Company and its Subsidiaries, collectively.

“Company Shareholder” means any shareholder of the Company.

3

“Company Shares” means shares of the Company, of a nominal or par value of US$0.01 each.

“Company Specially Designated Shares” means, without duplication, 300,000 Company Shares held by the Principal Shareholder immediately prior to the Acquisition Merger Effective Time.

“Company Total Shares” means, as of immediately prior to the Acquisition Merger Effective Time, the sum of the number of issued and outstanding Company Shares (on a fully-diluted and as-converted basis).

“Contracts” means all binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other binding contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Acquisition Closing in accordance with the Underwriting Agreement, which amount is held in escrow pursuant to the Investment Management Trust Agreement.

“Employment Agreements” means each of the employment agreements between PubCo and the Key Personnel dated as of the Closing in form and substance reasonably satisfactory to PubCo.

“Environmental Laws” shall mean all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or prohibition, regulation or control of any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (i) the Per Share Equity Value by (ii) ten dollars ($10.00).

“Government Official” means (a) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise),or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act), (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.

4

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated or regulated as radioactive, toxic, hazardous, or as a pollutant or a contaminant (or words of similar intent or meaning) by any Authority or under applicable Laws.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“IPO” means the initial public offering of SPAC pursuant to a prospectus (the “IPO Prospectus”), as filed with the SEC on November 17, 2023.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than those incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with U.S. GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., trade secrets, know-how, invention rights, rights of privacy and publicity, and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all renewals, extensions, additions, improvements and accessions thereto and all allied, ancillary and subsidiary rights relating thereto; and with respect to each of the forgoing items in this definition, which is owned, licensed, filed, used by or proprietary to the Company Group, or used or held for use in the business operated by the Company Group, whether registered or unregistered, or domestic or foreign, and whether computer generated or otherwise.

5

“Investment Management Trust Agreement” means the investment management trust agreement, dated as of February 23, 2024, by and between SPAC and the Trustee.

“Law” means any domestic, international or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of any Authority, including rule or regulation promulgated thereunder.

“Lease” means any and all leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements pursuant to which the Company Group holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Group thereunder.

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company Group as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company Group, all buildings and other structures, facilities, improvements or fixtures currently or hereafter located thereon.

“Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP or other applicable accounting standards), including Tax Liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (on voting, sale, transfer or disposition), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-Up Agreements” means the Lock-Up Agreements substantially in the form attached hereto as Exhibit B, dated as of the Closing Date and entered into by the Company Shareholders party thereto.

“mainland China” means the mainland of the People’s Republic of China.

6

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect after the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole or (b) the ability of such Person and its Affiliates to consummate the transactions contemplated by this Agreement; provided, however, that any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, events, occurrences, changes or effects) shall not be taken into account when determining whether a Material Adverse Effect pursuant to clause (a) above has occurred: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in U.S. GAAP or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by any acts of God, terrorism, war (whether or not declared) or natural disaster or any worsening thereof; (v) any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 measures or any changes or prospective changes in such COVID-19 Measures or changes or prospective changes in the interpretation, implementation or enforcement thereof; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to PubCo, the consummation and effects of redemptions in respect of SPAC Shareholders; (viii) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; (ix) any actions taken at the written request (including e-mail or other forms of electronic communications) or with the written consent of SPAC (including e-mail or other forms of electronic communications); (x) any changes or prospective changes after the date of this Agreement in applicable Law (or interpretations, implementation or enforcement thereof), excluding U.S. GAAP or any other accounting principles (or authoritative interpretations thereof); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), (iv), and (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts and operates its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of redemptions in respect of SPAC Shareholders or failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to PubCo.

“Nasdaq” means Nasdaq Global Market or Nasdaq Capital Market.

“NNN Agreements” means each of the non-disclosure, non-competition and non-solicitation agreements between PubCo and the Key Personnel dated as of the Closing in form and substance reasonably satisfactory to PubCo.

“ODI Filings” means the formalities and fillings of overseas direct investment of PRC enterprises, including but not limited to fulfilling the filing, approval or registration procedures in the development and reform authorities, the competent commercial authorities, and foreign exchange administration authorities and competent banks authorized by such authorities.

“ODI Shareholders” means MX Joyful Limited, Larryken Limited and Chu Zhuo Limited.

“Order” means any decree, order, judgment, writ, award, injunction, rule, determination or consent of or by an Authority.

7

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Owned Real Property” means all land, buildings, structures and improvements owned by any member of the Company Group.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the audited consolidated financial statements of the Company Group (including, in each case, any related notes thereto), consisting of the audited consolidated balance sheets of the Company Group for the fiscal year ended September 30, 2022 and September 30, 2023 and, in each case, including the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the period then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

“Per Share Equity Value” means the quotient obtained by dividing (i) (x) US$300,000,000 plus (y) the aggregate amount of any and all Transaction Financing Procured by Company to the extent such financing is an investment in Company Shares or shares of any Subsidiary of the Company, by (ii) the Company Total Shares.

“Per Share Merger Consideration” means, (i) with respect to any Company Share (other than the Company Specially Designated Shares) that is issued and outstanding immediately prior to the Acquisition Merger Effective Time, a number of PubCo Class B Ordinary Shares equal to the Exchange Ratio, or (ii) with respect to any Company Specially Designated Shares that are issued and outstanding immediately prior to the Acquisition Merger Effective Time, a number of PubCo Class A Ordinary Shares equal to the Exchange Ratio.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies that either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any member of the Company Group’s use or occupancy of such real property for the operation of their business, (d) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) licenses of Intellectual Property Rights in the ordinary course of business, or (f) Liens arising under this Agreement or any Additional Agreement, in each case other than such encumbrances or restrictions that are the direct and intended result of the affirmative vote or action occurring after the date of this Agreement by a member of the Company Group.

8

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“PRC” means the People’s Republic of China.

“Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through but excluding the Closing Date.

“PubCo Class A Ordinary Shares” means the Class A ordinary shares of PubCo, par value US$0.0001 per share, which shall (i) be convertible, at the election of the holder, into PubCo Class B Ordinary Shares on a one-to-one basis and (ii) entitle the holder thereof to twenty (20) votes per share, as provided for and fully described in Amended PubCo Charter.

“PubCo Class B Ordinary Shares” means the Class B ordinary shares of PubCo, par value US$0.0001 per share, which shares shall entitle the holder thereof to one (1) vote per share, as provided for and fully described in the Amended PubCo Charter.

“PubCo Ordinary Shares” means the PubCo Class A Ordinary Shares and the PubCo Class B Ordinary Shares.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registration Statement” means the Registration Statement on Form S-4 or Form F-4, or other appropriate form determined by the parties hereto, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act with respect to PubCo Ordinary Shares to be issued in connection with the transactions contemplated by this Agreement.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means, collectively, Circular 37 and any other applicable SAFE rules and regulations, as amended and supplemented from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SPAC Fundamental Representations” means the representations and warranties contained in Sections 6.1 (Corporate Existence and Power), 6.2 (Authorization), 6.3 (Governmental Authorization), 6.5 (Finders’ Fees) and 6.6 (Capital Structure).

9

“SPAC Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Rights” means the issued and outstanding rights of SPAC, each such right convertible into one-tenth (1/10) of a SPAC Ordinary Share at the closing of a business combination.

“SPAC Shareholder” means any shareholder of SPAC.

“SPAC Securities” means SPAC Units, SPAC Ordinary Shares, and the SPAC Rights, collectively.

“SPAC Transaction Expenses” means all reasonable and documented unpaid fees and expenses of SPAC, any of the Acquisition Entities or the Sponsor for outside counsel or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of SPAC, any of the Acquisition Entities or the Sponsor in connection with the IPO (including, without limitation, the Deferred Underwriter Commission, any SPAC deadline extension loans and working capital loans), the transactions contemplated hereby, other proposed business combinations with other third parties, or any transaction financing.

“SPAC Unit” means a unit of SPAC comprised of one SPAC Ordinary Share and one SPAC Right.

“Subsidiary” means, with respect to any specified Person, any other Person (a) of which such specified Person or any other Subsidiary of such specified Person is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such specified Person or by any one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such specified Person or by any one or more of its Subsidiaries, including interests held through a variable-interest-entity structure or other similar contractual arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such specified Person and are recorded on the books of such specified Person for financial reporting purposes in accordance with U.S. GAAP.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

“Tax” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax, including any liability therefor as a transferee or successor, as a result of Treasury Regulations Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

10

“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trustee” means Equiniti Trust Company.

“Underwriting Agreement” means the underwriting agreement dated December 14, 2023 between SPAC and Chardan Capital Markets, LLC.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

“$” or “US$” means U.S. dollars, the legal currency of the United States.

1.2 Table of Defined Terms

The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section

Acquisition Merger	Preamble
Acquisition Merger Effective Time	3.2
Agreement	Preamble
Alternative Transaction	8.1(d)
Amended PubCo Charter	8.5(ii)
Anti-Money Laundering Laws	5.31
Balance Sheet Date	5.10(a)
Bankruptcy and Equity Exception	5.2
Cayman Companies Act	Preamble
Acquisition Closing	2.2
Closings	3.2
Closing Date	3.2
Company	Preamble
Company Balance Sheet	5.10(a)
Company Closing Statement	4.4(a)
Company Dissenting Shareholders	4.3(c)
Company Dissenting Shares	4.3(c)
Company Indemnified Party	14.2

11

Company Indemnifying Party	14.1
Company Material Contract	5.15(a)
Company Shareholder Approval	5.2
Computer Systems	5.18(g)
D&O Indemnified Persons	8.7(a)
D&O Tail Insurance	8.7(b)
Earnout Escrow Account	4.6(a)
Earnout Escrow Agreement	4.6(a)
Earnout Shares	4.6(a)
Earnout Shareholders	4.6(a)
Encumbrances	8.13
Escrowed Earnout Shares	4.6(a)
Financial Statements	5.10(a)
First SPAC Merger	Preamble
Indemnification Notice	14.3(a)
Indemnified Party	14.2
Indemnifying Party	14.2
Indemnity Escrow Account	14.3
Indemnity Escrow Agent	14.3
Indemnity Escrow Agreement Indemnity Escrow Shares	14.3 14.3
Insider Shares	8.13
Initial Mergers	Preamble
Intended Tax Treatment	3.7
Interim Period	Article VIII
Key Personnel	5.21(a)
Labor Agreements	5.22(a)
Merger Sub 1	Preamble
Merger Sub 1 Share	7.7(a)
Merger Sub 2	Preamble
Merger Sub 2 Share	7.7(a)
Merger Sub 3	Preamble
Merger Sub 3 Share	7.7(a)
Merger Sub Ordinary Shares	6.6(b)
Outside Closing Date	13.1(b)
Permits	5.16
Personal Information	5.17(b)
Plan of Acquisition Merger	3.2
Principal Shareholder	Preamble
Pro Rata Portion	4.6(a)
Proxy Statement	8.5(i)
PubCo Initial Share	7.7(a)
Release Date	14.5(d)
Required SPAC Shareholder Approval	11.1(e)
Sanctions	5.31
Second SPAC Merger	Preamble

12

SPAC	Preamble
SPAC Dissenting Shareholders	4.1(e)
SPAC Dissenting Shares	4.1(e)
SPAC Financials	6.11(c)
SPAC Indemnified Party	14.1
SPAC Indemnifying Party	14.2
SPAC SEC Documents	Article VI
SPAC Shareholder Approval Matters	8.5(ii)
SPAC Special Meeting	8.5(i)
Sponsor	Preamble
Surviving Company	3.1
Transaction Financings	8.11
Transaction Financing Procured by Company	8.11
Transaction Financing Procured by SPAC	8.11
Transfer Taxes	4.8
Trust Account	6.7

ARTICLE II
INITIAL MERGERS

2.1 Initial Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Companies Act, at the First SPAC Merger Effective Time, Merger Sub 1 shall be merged with and into SPAC. Following the First SPAC Merger, the separate corporate existence of Merger Sub 1 shall cease and SPAC shall continue as the surviving company (the “Initial SPAC Surviving Sub”) in the First SPAC Merger under the Laws of the Cayman Islands. Immediately following the First SPAC Merger, Initial SPAC Surviving Sub shall be merged with and into Merger Sub 2. Following the Second SPAC Merger Effective Time, the separate corporate existence of Initial SPAC Surviving Sub shall cease and Merger Sub 2 shall continue as the surviving company (the “Subsequent SPAC Surviving Sub”) in the Second SPAC Merger under the Laws of the Cayman Islands as a wholly owned subsidiary of PubCo.

2.2 Initial Closings; Initial Mergers Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the First SPAC Merger (the “First Closing”) shall take place at the offices of Winston & Strawn LLP, 800 Capitol Street, Houston, Texas at 9:00 a.m. Houston time (10:00 a.m. Cayman Islands time) on a date no later than three (3) Business Days after the satisfaction or (if permissible) waiver of all the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or, if permissible, waiver of those conditions), or at such other place and time as the Company and SPAC may mutually agree upon in writing. The closing of the Second SPAC Merger (the “Second Closing”, and together with the First Closing, the “Initial Closings”) shall immediately follow the First Closing. The parties may participate in the Initial Closings via electronic means by the mutual exchange of electronic signatures (including portable document format (.PDF) and DocuSign). The date on which the Initial Closings occur is hereinafter referred to as the “Initial Closing Date”. Subject to the provisions of this Agreement, at the Initial Closings, (i) SPAC and Merger Sub 1 shall execute a plan of merger (the “First Plan of Merger”) in a form reasonably satisfactory to the Company and SPAC and the parties hereto shall cause the First SPAC Merger to be consummated by filing First Plan of Merger (and such other documents required by Cayman Companies Act) with the Registrar of Companies of the Cayman Islands in accordance with the relevant provisions of Cayman Companies Act (the time as agreed in writing by the Company and SPAC and specified in the First Plan of Merger, being the “First SPAC Merger Effective Time”) and (ii) after the filing of the First Plan of Merger with the Registrar of Companies of the Cayman Islands, Initial SPAC Surviving Sub and Merger Sub 2 shall execute a plan of merger (the “Second Plan of Merger”) in a form reasonably satisfactory to the Company and SPAC and the parties hereto shall cause the Second SPAC Merger to be consummated by filing the Second Plan of Merger (and such other documents required by Cayman Companies Act) with the Registrar of Companies of the Cayman Islands in accordance with the relevant provisions of the Cayman Companies Act (the time as agreed in writing by the Company and Initial SPAC Surviving Sub and specified in the Second Plan of Merger, being the “Second SPAC Merger Effective Time”; it being understood that the Second SPAC Merger Effective Time and the First SPAC Merger Effective Time shall be on the same day).

13

2.3 Effect of the First SPAC Merger. At the First SPAC Merger Effective Time, the effect of the First SPAC Merger shall be as provided in this Agreement, the First Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the First SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of each of SPAC and Merger Sub 1 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Initial SPAC Surviving Sub, which shall include the assumption by Initial SPAC Surviving Sub of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub 1 set forth in this Agreement to be performed after the First SPAC Merger Effective Time.

2.4 Memorandum and Articles of Association of Initial SPAC Surviving Sub. At the First SPAC Merger Effective Time, by virtue of the First SPAC Merger and without any action on the part of SPAC, Merger Sub 1 or any other Person, the memorandum and articles of association of Merger Sub 1, as in effect immediately prior to the First SPAC Merger Effective Time, shall become the memorandum and articles of association of the Initial SPAC Surviving Sub until thereafter amended as provided therein, herein and under the Cayman Companies Act, except that the name of the Initial SPAC Surviving Sub reflected therein shall be “Bayview Acquisition Corp”.

2.5 Directors and Officers of Initial SPAC Surviving Sub. At the First SPAC Merger Effective Time, the board of directors and officers of Merger Sub 1 and SPAC shall cease to hold office, and the board of directors and officers of Initial SPAC Surviving Sub shall be appointed as determined by the Company, each to hold office in accordance with the memorandum and articles of association of the Initial SPAC Surviving Sub then effective or until their respective successors are duly elected or appointed and qualified.

2.6 Effect of the Second SPAC Merger. At the Second SPAC Merger Effective Time, the effect of the Second SPAC Merger shall be as provided in this Agreement, the Second Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of each of Initial SPAC Surviving Sub and Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Subsequent SPAC Surviving Sub, which shall include the assumption by Subsequent SPAC Surviving Sub of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub 2 set forth in this Agreement to be performed after the Second SPAC Merger Effective Time.

14

2.7 Memorandum and Articles of Association of Subsequent SPAC Surviving Sub. At the Second SPAC Merger Effective Time, by virtue of the Second SPAC Merger and without any action on the part of Initial SPAC Surviving Sub, Merger Sub 2 or any other Person, the memorandum and articles of association of Initial SPAC Surviving Sub, as in effect immediately prior to the Second SPAC Merger Effective Time, shall become the memorandum and articles of association of Subsequent SPAC Surviving Sub until thereafter amended as provided therein and under the Cayman Companies Act, except that the name of the Subsequent SPAC Surviving Sub reflected therein shall be “Bayview Merger Sub 2 Limited”.

2.8 Directors and Officers of Subsequent SPAC Surviving Sub. At the Second SPAC Merger Effective Time, the board of directors and officers of Merger Sub 2 and Initial SPAC Surviving Sub shall cease to hold office, and the board of directors and officers of Subsequent SPAC Surviving Sub shall be appointed as determined by the Company, each to hold office in accordance with the memorandum and articles of association of Subsequent SPAC Surviving Sub in effect or until their respective successors are duly elected or appointed and qualified.

2.9 Taking of Necessary Action; Further Action.

(a) If, at any time after the First SPAC Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Initial SPAC Surviving Sub, as the surviving company in the First SPAC Merger, with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub 1, the officers and directors of SPAC and Merger Sub 1 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b) If, at any time after the Second SPAC Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Subsequent SPAC Surviving Sub, as the surviving company in the Second SPAC Merger, with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Initial SPAC Surviving Sub and Merger Sub 2, the officers and directors of Initial SPAC Surviving Sub and Merger Sub 2 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III
ACQUISITION MERGER

3.1 Acquisition Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Companies Act, at the Acquisition Merger Effective Time, Merger Sub 3 shall be merged with and into the Company. Following the Acquisition Merger, the separate corporate existence of Merger Sub 3 shall cease and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Company”) under the Cayman Companies Act and become a wholly owned subsidiary of PubCo.

15

3.2 Acquisition Closing; Acquisition Closing Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Acquisition Merger (the “Acquisition Closing”, and together with the Initial Closings, the “Closings”) shall take place at the offices of Winston & Strawn LLP, 800 Capitol Street, Houston, Texas at 9:00 a.m. Houston time (10:00 a.m. Cayman Islands time) one Business Day after the Initial Closing Date (the “Closing Date”), or at such other place and time as the Company and SPAC may mutually agree upon in writing. The parties may participate in the Acquisition Closing via electronic means by the mutual exchange of electronic signatures (including portable document format (.PDF) and DocuSign). Subject to the provisions of this Agreement, at the Acquisition Closing, the Company and Merger Sub 3 shall execute a plan of merger (the “Plan of Acquisition Merger”) in a form reasonably satisfactory to the Company and SPAC and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Acquisition Merger (and such other documents required by Cayman Companies Act) with the Registrar of Companies of the Cayman Islands in accordance with the relevant provisions of Cayman Companies Act (the time as agreed in writing by the Company and SPAC and specified in the Plan of Acquisition Merger, being the “Acquisition Merger Effective Time”; it being understood that the Acquisition Merger Effective Time shall be on a day that is one Business Day after the First SPAC Merger Effective Time and the Second SPAC Merger Effective Time).

3.3 Effect of the Acquisition Merger. At the Acquisition Merger Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Acquisition Merger and the applicable provisions of Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Acquisition Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of each of Merger Sub 3 and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company, as the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub 3 and the Company set forth in this Agreement to be performed after the Acquisition Merger Effective Time.

3.4 Memorandum and Articles of Association of the Surviving Company. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Company, Merger Sub 3 or any other Person, the memorandum and articles of association of the Merger Sub 3, as in effect immediately prior to the Acquisition Merger Effective Time, shall become the memorandum and articles of association of the Surviving Company until thereafter amended as provided therein and under the Cayman Companies Act, except that the name of the Surviving Company reflected therein shall be “Oabay Group Company Limited”.

3.5 Directors and Officers of the Surviving Company. At the Acquisition Merger Effective Time, the directors of the Company as of immediately prior to the Acquisition Merger Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until the earlier of his or her resignation or removal or he or she otherwise ceases to be a director or until his or her respective successor is duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Acquisition Merger Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the memorandum and articles of association of the Surviving Company until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

16

3.6 Taking of Necessary Action; Further Action. If, at any time after the Acquisition Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub 3 and the Company, the officers and directors of Merger Sub 3 and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.7 U.S. Tax Treatment of the Mergers. For U.S. federal income tax purposes, it is intended that (i) the Initial Mergers, taken together, shall qualify as a transaction treated as a reorganization pursuant to Section 368(a)(1)(F) of the Code, (ii) the Acquisition Merger will qualify as a reorganization pursuant to Section 368(a) of the Code and (iii) this Agreement shall constitute a “plan of reorganization” within the meaning of United States Treasury Regulations Section 1.368-2(g) with respect to each of the Initials Mergers and the Acquisition Merger (the “Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations and (ii) agree to report and file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment, and not otherwise take any U.S. federal income tax position inconsistent with this Section 3.7, in each case, to the extent permitted by applicable Law. No such party shall assert that such reporting is not permitted by Law, or otherwise take a position inconsistent with the Intended Tax Treatment, unless (i) such party first makes a determination in good faith based on advice of a law firm or accounting firm that such reporting is not permitted by Law and (ii) consults in good faith with the other parties and the Sponsor about such determination. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of any Merger as a nontaxable transaction for U.S. federal income Tax purposes or as to the effect, if any, that any transaction consummated on, after or prior to the Acquisition Merger Effective Time has or may have on the U.S. federal income Tax treatment of the Mergers. Each of the parties acknowledges and agrees that (i) it has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and (ii) none of the Company, SPAC, PubCo, Merger Sub 1, Merger Sub 2, Merger Sub 3 or any other Person shall have any liability or obligation to any Person if any Merger is determined not to qualify for the Intended Tax Treatment or otherwise not to qualify as a nontaxable transaction to the SPAC’s or Company’s shareholders for U.S. federal income Tax purposes.

17

ARTICLE IV
CONSIDERATION

4.1 Effect of First SPAC Merger on SPAC Securities.

(a) Treatment of SPAC Units. Immediately prior to the First SPAC Merger Effective Time, without any action on the part of PubCo, SPAC, Merger Sub 1 or the SPAC Shareholders, each SPAC Unit issued and outstanding immediately prior to the First SPAC Merger Effective Time shall automatically be detached and the holder thereof shall be deemed to hold such number of SPAC Ordinary Shares and SPAC Rights in accordance with the terms of the applicable SPAC Unit.

(b) Conversion of SPAC Rights. Immediately prior to the First SPAC Merger Effective Time (but immediately subsequent to the detachment of the SPAC Units as set forth in Section 4.1(a)), pursuant to the terms and conditions of the SPAC Rights, each SPAC Right outstanding immediately prior to the First SPAC Merger Effective Time (and immediately subsequent to the detachment of the SPAC Units as set forth in Section 4.1(a)) shall be cancelled and cease to exist in exchange for the right to receive, without interest, one-tenth (1/10) of a SPAC Ordinary Share. Fractional shares will either be rounded down pursuant to the terms of the Rights Agreement dated as of December 14, 2023 by and between SPAC and Chardan Capital Markets, LLC, or otherwise addressed in accordance with the applicable provisions of Cayman Islands Law.

(c) Conversion of SPAC Ordinary Shares. At the First SPAC Merger Effective Time, by virtue of the First SPAC Merger and without any action on the part of PubCo, SPAC, Merger Sub 1 or the SPAC Shareholders, each SPAC Ordinary Share issued and outstanding immediately prior to the First SPAC Merger Effective Time (but immediately subsequent to the conversion of the SPAC Rights as set forth in Section 4.1(b)) (other than SPAC Dissenting Shares and those described in Section 4.1(e) below) shall automatically be cancelled and cease to exist in exchange for the right to receive, without interest, one PubCo Class B Ordinary Share. Except as provided in this Section 4.1(c), no shares of PubCo will be issued or outstanding at any time prior to the Acquisition Merger Effective Time other than the PubCo Initial Share unless otherwise agreed in writing between the SPAC and the Company.

(d) Merger Sub 1 Share. At the First SPAC Merger Effective Time, each share of Merger Sub 1 that is issued and outstanding immediately prior to the First SPAC Merger Effective Time shall automatically convert into one share of Initial SPAC Surviving Sub, which shall constitute the only outstanding share of Initial SPAC Surviving Sub and be owned by PubCo.

(e) SPAC Treasury Shares. Notwithstanding Section 4.1(c) above or any other provision of this Agreement to the contrary, if there are any SPAC Ordinary Shares that are owned by SPAC as treasury shares or any SPAC Ordinary Shares owned by any direct or indirect subsidiary of SPAC immediately prior to the First SPAC Merger Effective Time, at the First SPAC Merger Effective Time, such SPAC Ordinary Shares shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

18

(f) SPAC Dissenting Shares. Each SPAC Ordinary Share (the “SPAC Dissenting Shares”) owned by SPAC Shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the First SPAC Merger pursuant to the Cayman Companies Act (the “SPAC Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.5(c), unless and until such SPAC Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the First SPAC Merger pursuant to the Cayman Companies Act with respect to any SPAC Dissenting Shares in accordance with Section 4.5(c).

(g) PubCo Initial Share. At the First SPAC Merger Effective Time and after the issuance of the PubCo Ordinary Shares in accordance with Section 4.1(c) above, the PubCo Initial Share that was the only share of PubCo outstanding immediately prior to the First SPAC Merger Effective Time shall be redeemed for an amount equal to US$1.00 and cancelled.

4.2 Effect of Second SPAC Merger.

(a) Merger Sub 2 Share. At the Second SPAC Merger Effective Time, the share of Merger Sub 2 that is issued and outstanding immediately prior to the Second SPAC Merger Effective Time shall automatically convert into one share of Subsequent SPAC Surviving Sub, which shall constitute the only outstanding share of Subsequent SPAC Surviving Sub and be owned by PubCo.

(b) Initial SPAC Subsidiary Shares. The share of Initial SPAC Surviving Sub that is outstanding immediately prior to the Second SPAC Merger Effective Time shall be cancelled for no consideration.

4.3 Effect of Acquisition Merger on Company Securities.

(a) Conversion of Company Shares. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of PubCo, Merger Sub 3, the Company or the Company Shareholders, each Company Share issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than any Company Specially Designated Shares and Company Dissenting Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive, without interest, such number of PubCo Class B Ordinary Shares that is equal to the Exchange Ratio.

(b)   Conversion of Company Specially Designated Shares. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of PubCo, Merger Sub 3, the Company or the Company Shareholders, each Company Specially Designated Share issued and outstanding immediately prior to the Acquisition Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive, without interest, such number of PubCo Class A Ordinary Shares that is equal to the Exchange Ratio. For the avoidance of any doubt, from and after the Acquisition Merger Effective Time, any Person that was a holder of Company Shares (other than Company Dissenting Shares) shall thereafter cease to be a Company Shareholder and only have the right to receive the applicable Per Share Merger Consideration with respect to each Company Share held by it pursuant to Sections 4.3(a) and 4.3(b).

19

(c) Company Dissenting Shares. Each Company Share (the “Company Dissenting Shares”) owned by Company Shareholders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Acquisition Merger pursuant to the Cayman Companies Act (the “Company Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.5(a), unless and until such Company Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Acquisition Merger pursuant to the Cayman Companies Act with respect to any Company Dissenting Shares.

(d) Share Capital of Merger Sub 3. Each share of Merger Sub 3 that is issued and outstanding immediately prior to the Acquisition Merger Effective Time shall, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub 3, be converted into and become one issued and outstanding ordinary share of the Surviving Company, which shall constitute the only issued and outstanding shares of the Surviving Company immediately after the Acquisition Merger Effective Time, and shall be owned by PubCo.

(e) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Acquisition Merger Effective Time, any change in the outstanding securities of the Company, SPAC or PubCo shall occur (other than the issuance of additional shares of share capital of the Company, SPAC or PubCo as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in share, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit SPAC, the Company or PubCo to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.4 Payment of Merger Consideration.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to SPAC a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of Company Shares (by classes) issued and outstanding; (b) the aggregate number of Company Total Shares, (c) the Company’s calculation of the Per Share Equity Value; (d) the Company’s calculation of the Exchange Ratio, in each case, including reasonable supporting detail therefor; and (e) a list setting forth, with respect to each Company Shareholder, the name and address of such Company Shareholder, the number of Company Shares owned by such Company Shareholder as of immediately prior to the Acquisition Merger Effective Time, and the number of PubCo Class A Ordinary Shares or PubCo Class B Ordinary Shares, as applicable, to be issued to such Company Shareholder at the Acquisition Closing; and (f) an initial list (which may, for the avoidance of doubt, be amended by the Company in its sole discretion) setting forth, with respect to each Earnout Shareholder (as defined below), the name and address of such anticipated Earnout Shareholder, and the Pro Rata Portion (as defined below) of the Earnout Shares to be issued to such Earnout Shareholder after the Closing Date in accordance with Section 4.6(b) below, as applicable. From and after delivery of the Company Closing Statement until the Acquisition Closing, the Company shall (x) cooperate with and provide SPAC and its representatives all information reasonably requested by SPAC or any of its representatives and within the Company’s or its representatives’ possession or control in connection with SPAC’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by SPAC, and the Company shall revise such Company Closing Statement to incorporate any mutually agreeable changes given such comments.

20

(b) As a condition to receiving the PubCo Ordinary Shares, and at or as promptly as practicable following the Acquisition Merger Effective Time, PubCo shall send to each Company Shareholder a letter of transmittal for use in such exchange, in a form reasonably acceptable to the Company and SPAC, a letter of transmittal for use in such exchange (a “Company Letter of Transmittal”).

(c) Notwithstanding any other provision of this Section 4.4, any obligation on PubCo under this Agreement to issue PubCo Ordinary Shares to (i) SPAC Shareholders entitled to PubCo Ordinary Shares or (ii) Company Shareholders entitled to receive PubCo Ordinary Shares shall be satisfied by PubCo issuing such PubCo Ordinary Shares directly to the holders entitled thereto by entering such holders on the register of members maintained by PubCo (or its share registrar) for the PubCo Ordinary Shares.

(d) Each SPAC Shareholder shall be entitled to receive such number of PubCo Ordinary Shares as calculated pursuant to Section 4.1(c) as soon as reasonably practicable after the First SPAC Merger Effective Time.

(e) Each Company Shareholder shall be entitled to receive such number of PubCo Ordinary Shares, as the case may be, as calculated pursuant to Section 4.3(a) and Section 4.3(b), as soon as reasonably practicable after the Acquisition Merger Effective Time, but subject to the delivery to PubCo of the following items prior thereto: (i) the certificate(s), if any, representing such Company Shares (“Company Certificates” and together with the SPAC Certificates, the “Shareholder Certificates” (or a Lost Certificate Affidavit)) and (ii) a properly completed and duly executed Company Letter of Transmittal (if required) (the documents to be submitted to PubCo pursuant to this sentence may be referred to herein collectively as the “Transmittal Documents”). Until so surrendered, each such Company Certificate shall represent after the Acquisition Merger Effective Time for all purposes only the right to receive such number of PubCo Ordinary Shares, as the case may be, as calculated pursuant to Section 4.3(a) and Section 4.3(b) (as evidenced by the Company Certificate).

(f) If any PubCo Ordinary Share is to be delivered or issued to a Person other than the Person in whose name the surrendered Shareholder Certificate is registered immediately prior to the First SPAC Merger Effective Time or Acquisition Merger Effective Time, as applicable, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Organizational Documents of the Company and in case of SPAC Ordinary Shares, the transfer of such SPAC Ordinary Shares shall have been permitted in accordance with the Organizational Documents of SPAC, (ii) the recipient of such PubCo Ordinary Share, or the Person in whose name such PubCo Ordinary Share is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable Transmittal Documents as are reasonably deemed necessary by PubCo and (iii) the Person requesting such delivery shall have paid to PubCo any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Shareholder Certificate, or establish to the satisfaction of PubCo that such Tax has been paid or is not payable.

21

(g) Notwithstanding anything to the contrary contained herein, in the event that any Shareholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Shareholder Certificate to PubCo, the Company Shareholder may instead deliver to PubCo an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Shareholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo, SPAC or the Surviving Company with respect to the Company Shares or SPAC Ordinary Shares, as applicable, represented by the Shareholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly executed and delivered in accordance with this Section 4.4(g) shall, unless the context otherwise requires, be treated as a Shareholder Certificate for all purposes of this Agreement.

(h) After the Acquisition Merger Effective Time, the register of members of the Company shall be closed, and thereafter there shall be no further registration on the register of members of the Surviving Company of transfers of Company Shares that were issued and outstanding immediately prior to the Acquisition Merger Effective Time. After the First SPAC Merger Effective Time, the register of members of SPAC shall be closed, and thereafter there shall be no further registration on the register of members of SPAC of transfers of SPAC Ordinary Shares that were issued and outstanding immediately prior to the First SPAC Merger Effective Time. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Ordinary Shares with a record date after the Acquisition Merger Effective Time (in the case of Company Shares) or the First SPAC Merger Effective Time (in the case of SPAC Ordinary Shares) will be paid to the holders of any Company Shares that were issued and outstanding immediately prior to the Acquisition Merger Effective Time or SPAC Ordinary Shares that were issued and outstanding immediately prior to the First SPAC Merger Effective Time (as applicable) in either case until the holders of record of such Company Shares or SPAC Ordinary Shares (as applicable) shall have provided the applicable Transmittal Documents in accordance with Section 4.4(d) and Section 4.4(e). Subject to applicable Law, following the delivery of the applicable Transmittal Documents, PubCo shall promptly deliver to the record holders thereof, without interest, the applicable PubCo Ordinary Shares and the amount of any such dividends or other distributions with a record date after the Acquisition Merger Effective Time or the First SPAC Merger Effective Time, as applicable, theretofore paid with respect to such PubCo Ordinary Shares.

(i)  All securities issued upon the surrender of Shareholder Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to SPAC Ordinary Shares or Company Shares, as applicable, represented by such Shareholder Certificates, provided that any restrictions on the sale and transfer of such Company Shares or SPAC Ordinary Shares shall also apply to the applicable PubCo Ordinary Shares so issued in exchange, as applicable. Any portion of the PubCo Ordinary Shares made available to PubCo pursuant to Section 4.4(b) that remains unclaimed by SPAC Shareholders or Company Shareholders one year after the First SPAC Merger Effective Time shall be returned to PubCo, upon demand, and any such SPAC Shareholder or Company Shareholder, as applicable, who has not exchanged its SPAC Ordinary Shares or Company Shares, as applicable, for the applicable portion of the applicable PubCo Ordinary Shares in accordance with this Section 4.4 prior to that time shall thereafter look only to PubCo for payment of the applicable PubCo Ordinary Shares, without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding anything to the contrary in this Agreement, none of the Surviving Company, PubCo or any other party hereto or any representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

22

(j)  Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of this Agreement or the transactions contemplated hereby, and each holder of SPAC Ordinary Shares or Company Shares, as applicable who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all PubCo Ordinary Shares to which such holder otherwise would be entitled) shall instead have the number of PubCo Ordinary Shares issued to such holder rounded down to the nearest whole share, as applicable. Such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of PubCo.

4.5 Dissenter’s Rights.

(a) No person who has validly exercised their dissenters’ rights pursuant to the Cayman Companies Act shall be entitled to receive the Per Share Merger Consideration with respect to the Company Dissenting Shares owned by such Company Dissenting Shareholder unless and until such Company Dissenting Shareholder shall have effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Act. Each Company Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in the Cayman Companies Act with respect to the Company Dissenting Shares owned by such Company Dissenting Shareholder. The Company shall give SPAC (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Company Dissenting Shareholder’s rights of dissent under the Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of SPAC, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b) In the event that any written notices of objection to the Acquisition Merger are served by any Company Shareholders pursuant section 238(2) of the Cayman Companies Act, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Acquisition Merger and the Acquisition Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the Company Shareholder Approval, provided, that prior to serving any such notice, the Company shall consult with SPAC with respect to such notice and shall afford SPAC a reasonable opportunity to comment thereon.

23

(c) No person who has validly exercised their dissenters’ rights pursuant to the Cayman Companies Act shall be entitled to receive applicable PubCo Ordinary Shares under Section 4.1(c) with respect to the SPAC Dissenting Shares owned by such SPAC Dissenting Shareholder unless such SPAC Dissenting Shareholder shall have, prior to the First SPAC Merger Effective Time, effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Act. Each SPAC Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in the Cayman Companies Act with respect to the SPAC Dissenting Shares owned by such SPAC Dissenting Shareholder. SPAC shall give the Company (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by SPAC relating to any SPAC Dissenting Shareholder’s rights of dissent under the Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. SPAC shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(d) In the event that any written notices of objection to the First SPAC Merger pursuant section 238(2) of the Cayman Companies Act, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the First SPAC Merger on such shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the Required SPAC Shareholder Approval, provided, that prior to serving any such notice, SPAC shall consult with the Company with respect to such notice and shall afford the Company a reasonable opportunity to comment thereon.

4.6 Earnout.

(a) In addition to the PubCo Ordinary Shares issued pursuant to Section 4.2, 4.3 and 4.4 above, at the Closing, 6,000,000 additional PubCo Class B Ordinary Shares (the “Earnout Shares”), will be placed in an escrow account with Trustee (the “Earnout Escrow Account” and such Earnout Shares placed in the Earnout Escrow Account, the “Escrowed Earnout Shares”) for the benefit of certain Persons selected at the Company’s discretion (the “Earnout Shareholders”) pursuant to an Escrow Agreement between PubCo, Trustee and the Principal Shareholder, as the representative of the Earnout Shareholders (the “Earnout Escrow Agreement”) in form and substance reasonably satisfactory to the parties thereto; provided, that the Principal Shareholder shall only be a party to the Earnout Escrow Agreement in its capacity as the representative of the Earnout Shareholders if duly appointed by the Earnout Shareholders. Each Earnout Shareholder shall be shown as the registered owner of its, his, or her respective pro rata portion (as determined in the Company’s discretion) of the Escrowed Earnout Shares on the books and records of PubCo (in respect of each Earnout Shareholder, its, his, or her, “Pro Rata Portion”), and shall be entitled to exercise voting rights and all share rights with respect to such Escrowed Earnout Shares.

24

(b) Subject to adjustment pursuant to Section 4.6(d) below, the Earnout Shareholders shall have the right to receive their Pro Rata Portion of the Escrowed Earnout Shares after the Closing Date as follows:

(i) the Pro Rata Portion of 3,000,000 Earnout Shares (collectively, the “2024 Earnout Shares”) will be issued and delivered by PubCo to each Earnout Shareholder within five (5) Business Days following the date of filing of an annual report on Form 20-F or 10-K, whichever is applicable, by PubCo with the SEC containing an audited report issued by the independent auditor of PubCo for PubCo’s audited consolidated annual financial statements for the fiscal year ending September 30, 2024 prepared in accordance with U.S. GAAP (the “PubCo 2024 Audited Financials”), if and only if, such PubCo 2024 Audited Financials reflect consolidated revenue in excess of RMB 436,000,000.00 during fiscal year 2024;

(ii) subject to clause (iii) below, the Pro Rata Portion of 3,000,000 Earnout Shares (collectively, the “2025 Earnout Shares”) will be issued and delivered by PubCo to each Earnout Shareholder within five (5) Business Days following the date of filing of an annual report on Form 20-F or 10-K, whichever is applicable, by PubCo with the SEC containing an audited report issued by the independent auditor of PubCo for the PubCo’s audited consolidated annual financial statements for the fiscal year ending September 30, 2025 prepared in accordance with U.S. GAAP (the “PubCo 2025 Audited Financials”), if and only if, such PubCo 2025 Audited Financials reflect consolidated revenue in excess of RMB 583,000,000.00 during fiscal year 2025; and

(iii) if the PubCo 2024 Audited Financials do not reflect consolidated revenue in excess of RMB 436,000,000.00 during fiscal year 2024, but the total consolidated revenue reflected by the PubCo 2024 Audited Financials and the PubCo 2025 Audited Financials is in excess of RMB 1,019,000,000.00 during fiscal year 2025, the Pro Rata Portion of 6,000,000 Earnout Shares will be issued and delivered by PubCo to each Earnout Shareholder within five (5) Business Days following the date of filing of the PubCo 2025 Audited Financials. For the avoidance of doubt, and subject to adjustment pursuant to Section 4.6(d) below, the maximum aggregate number of Earnout Shares available to Company Shareholders pursuant to this Section 4.6 shall not exceed 6,000,000.

(c) Any Escrowed Earnout Shares remaining in the Earnout Escrow Account following the Final Earnout Release Date, will be surrendered back to PubCo without consideration by the Earnout Shareholders execution of an irrevocable surrender of shares. The Principal Shareholder, in its capacity as the representative of the Earnout Shareholders, on behalf of the Earnout Shareholders, shall instruct Trustee to unconditionally release the surrendered portion of such Escrowed Earnout Shares from the Earnout Escrow Account to PubCo, and PubCo shall cancel such surrendered portion of such Escrowed Earnout Shares in accordance with the Earnout Escrow Agreement.

(d) The applicable number of Earnout Shares, if any, shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the PubCo Ordinary Shares after the Closing and prior to the Earnout Release Date.

25

4.7 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, SPAC, PubCo, the Company, the Surviving Company and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if PubCo or any party acting on its behalf determines that any payment hereunder is subject to deduction and/or withholding, then PubCo shall (a) provide written notice to the recipient of such payment as soon as reasonably practicable after such determination and (b) consult and cooperate with the recipient of such payment reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld and paid over to the appropriate Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Authority.

4.8 Transfer Taxes. The Company shall bear and pay any transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes (“Transfer Taxes”). The parties shall file (or cause to be filed) all necessary Tax Returns with respect to all such Transfer Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

4.9 Discharge of Outstanding Promissory Notes. At the Closing, any outstanding balances of any promissory notes of PubCo or SPAC incurred in connection with the IPO or the transactions contemplated hereby shall be repaid by PubCo either, at Sponsor’s election, by (a) wire payment of immediately available funds or (b) conversion of all or a portion of such outstanding balances into PubCo Ordinary Shares based on a per share conversion price of US$10.00.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC and the Acquisition Entities, as of the date hereof, as follows:

5.1 Corporate Existence and Power. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company has all requisite power and authority, corporate and otherwise, to own and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of the Company has all requisite power and authority, corporate and otherwise to own and operate its properties and assets and to carry on its business as presently conducted, other than as would not be reasonably expected to individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

26

5.2 Authorization. The Company Group has the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company Group of this Agreement and the Additional Agreements to which it is a party, the consummation by the Company Group of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company Group (including the board of directors of the Company), subject to the authorization and approval of this Agreement, the Plan of Acquisition Merger, the adoption of the amended and restated memorandum and articles of association of the Surviving Company and the transactions contemplated hereby by way of a special resolution of the shareholders of the Company passed by (i) the affirmative vote of holders of Company Shares representing at least two-thirds of the votes of the Company Shares present and voting in person or by proxy at a meeting of the shareholders of the Company or (ii) in writing by all of the shareholders entitled to vote at general meeting of the Company in accordance with the memorandum and articles of association of the Company and the Cayman Companies Act (collectively, the “Company Shareholder Approval”) and the consent of each holder of a fixed or floating security interest of the Company. This Agreement has been, and each Additional Agreement (when executed and delivered by the Company Group) will be, duly and validly executed and delivered by the Company Group, and assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each Additional Agreement (when executed and delivered by the Company Group) will constitute, a valid and legally binding obligation of the Company Group, enforceable against the Company Group in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).

5.3 Governmental Authorization. Other than as required under applicable Laws or as set forth in this Agreement (including, without limitation, the authorization, execution and registration of the Plan of Acquisition Merger, the adoption of the amended and restated memorandum and articles of association of the Surviving Company, and the filing of the updated register of directors of the Surviving Company with the Registrar of Company and the Cayman Islands), neither the execution, delivery nor performance by the Company Group of this Agreement or any Additional Agreements to which it is a party requires any notice to, consent, approval, permit, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

5.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and any Additional Agreements to which it is a party does not and will not (a) contravene or conflict with the Organizational Documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the business to which the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Share, or any of the Company Group’s assets is or may be bound, (d) result in the creation or imposition of any Lien on any of the Company Shares, (e) cause a loss of any material benefit relating to the business to which the Company Group is entitled under any provision of any permit or Contract or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, except, in the cases of (b) to (d), for such conflict, violation, breach, default or failure to act that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

27

5.5 Capital Structure.

(a) Share Capital. The share capital of the Company is US$50,000.00 divided into 5,000,000 Company Shares. No Company Share is held in its treasury. All of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Shares are owned legally and beneficially by the Company Shareholders set forth on Section 5.5(a) of the Company Disclosure Schedule. The only Company Shares that will be issued and outstanding immediately after the Acquisition Merger Effective Time will be the Company Shares owned by PubCo. No other class in the share capital of the Company is authorized or issued or outstanding.

(b) There are no: (i) outstanding subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company, (ii) equity equivalents, or share appreciation rights, phantom stock or share ownership interests or similar rights in the Company, (iii) outstanding contractual obligations of the Company and/or the Company Shareholders to purchase, sell, repurchase, redeem or otherwise acquire or dispose any securities or equity interests of the Company, or (iv) outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote. Other than the Company Shareholder Support Agreement, the Company is not a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

5.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to SPAC, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary of the Company has taken any action in violation of its Organizational Documents.

5.7 Corporate Records. The register of members or the equivalent documents, minute book and all proceedings of the board of directors since September 6, 2021, including committees thereof, and shareholders of the Company Group have been made available to SPAC, and are true, correct and complete copies of the original register of members or the equivalent documents, minute book and such proceeding records of the Company Group.

28

5.8 Subsidiaries.

(a) Section 5.8(a) of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Each Subsidiary of the Company (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. (i) All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for equity interests of the Subsidiaries listed in Section 5.8(a) of the Company Disclosure Schedule, the Company Group does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth in Section 5.8(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The capital and organizational structure of each PRC Subsidiary is valid and in full compliance with the applicable PRC Laws. Except as set forth on Section 5.8(b), the registered capital of each PRC Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its Organizational Documents, approval documents, certificates of approval and business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws. The PRC Establishment Documents of each PRC Subsidiary have been duly approved and filed in accordance with the PRC Laws and are valid and enforceable. There are no disputes, controversies, demands or claims as to equity securities of each PRC Subsidiary. The business scope specified in the PRC Establishment Documents complies with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance with applicable PRC Laws (including those regulating the business of commercial factoring in the PRC).

29

5.9 Consents. No Contracts binding upon the Company Group or by which any of the Company Share, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group) as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby.

5.10 Financial Statements.

(a) Schedule 5.10 of the Company Disclosure Schedules contains true and correct copies of unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company Group consisting of the consolidated balance sheets (“Company Balance Sheet”) of the Company Group as of September 30, 2023 (the “Balance Sheet Date”) and September 30, 2022 and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended (the “Financial Statements”). The Financial Statements (i) were prepared from the books and records of the Company Group as of the times and for the periods referred to therein, (ii) were prepared in accordance with U.S. GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), and (iii) fairly present in all material respects the consolidated financial position of the Company Group as of the respective dates thereof and the consolidated results of the operations of the Company Group for the periods indicated. No member of the Company Group has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The PCAOB Audited Financial Statements when delivered by the Company in accordance with Section 9.1 will, when so delivered, (i) be prepared from the books and records of the Company Group as of the times and for the periods referred to therein, (ii) be prepared in accordance with U.S. GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto), (iii) fairly present in all material respects the consolidated financial position of the Company Group as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company Group for the periods indicated, and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

(c) No member of the Company Group is subject to any Liabilities except (i) as set forth on Company Balance Sheet as of the Balance Sheet Date, (ii) as set forth on Schedule 5.10(c) of the Company Disclosure Schedules, (iii) for Liabilities incurred after September 30, 2023 in the ordinary course of business, which Liabilities are not, individually or in the aggregate, material to the Company Group taken as a whole, and (iv) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreement, the performance of their respective covenants or agreements in this Agreement or any Additional Agreement or the consummation of the Transactions.

30

5.11 Internal Accounting Controls. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

5.12 Absence of Certain Changes. Since September 30, 2023, except as set forth on Section 5.12 of the Company Disclosure Schedule or contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company Group has conducted the business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; and (c) the Company Group has not taken any action set forth in Section 8.1, nor has any such event occurred.

5.13 Properties; Title to the Company Group’s Assets.

(a) The material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto; and all of the Tangible Personal Property is in the control of the Company or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not be material, individually or in the aggregate, to the Company Group. No such asset is subject to any Liens other than Permitted Liens. The Company Group’s assets constitute all of the material assets of any kind or description whatsoever, including goodwill, required for the Company Group to operate the business immediately after the Closings in the same manner as the business is currently being conducted.

5.14 Litigation. Except as set forth in Section 5.14 of the Company Disclosure Schedule, (i) there is no Action (or to the knowledge of the Company Group, any basis therefore) pending against, or to the knowledge of the Company Group threatened against or affecting, the Company Group, any of its officers or directors, the business currently conducted by the Company Group, or any Company Shares or any of the Company Group’s assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (ii) there are no outstanding judgments against the Company Group that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement; and (iii) each member of the Company Group is not, and has not been since September 30, 2023, subject to any Action with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

31

5.15 Contracts.

(a) Section 5.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Contracts, oral or written, to which the Company Group is a party or is bound by falling within the following categories (each Contract required to be listed on Section 5.15(a) of the Company Disclosure Schedule, a “Company Material Contract”), other than those entered into in the ordinary course of business of the Company consistent with past practice:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of US$3,700,000 or more (other than standard purchase and sale orders and agreements entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of US$500,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with (A) any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (1) has continuing obligations for payment of annual compensation of at least US$250,000 (other than oral arrangements for at-will employment), (2) has material severance or post termination obligations to such Person, or (3) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group and (B) any executive officers of the Company Group;

(iv) all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of US$2,000,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii) all Contracts (i) under which the Company Group is currently: (A) licensing or otherwise providing the right to use to any third party any Intellectual Property Rights owned by the Company Group, or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property Right, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company Group, with a dollar value individually not in excess of US$1,000,000, (2) any Contract related to open source software, or (3) any Contract under which the Company Group licenses any of its Intellectual Property Rights in the ordinary course of business, and (ii) under which the Company Group has entered into an agreement not to assert or sue with respect to any Intellectual Property Right;

32

(viii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements restricting the conduct of the Company Group or substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(ix) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company Group;

(x) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xi) all Contracts with the Company Group to which any 5% Company Shareholder or any director or officer of the Company Group (as set forth in Section 5.28 of the Company Disclosure Schedule) is a party (other than standard employment agreement or award agreements under the Company Plan with any director or officer of the Company Group);

(xii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of US$1,000,000 annually;

(xiii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding US$5,000,000;

(xiv) any Contract involving a loan or advance to, or investment in, any Person other than the Company Group or any Contract relating to the making of any such loan, advance or investment, in each case individually or in the aggregate in excess of US$1,000,000;

(xv) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

33

(xvi) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party;

(xvii) any Contract with any Authority;

(xviii) any Contract relating to or in connection with any resolution or settlement of any actual or threatened Action in excess of US$1,000,000; and

(xix) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(xx) any Contract that may potentially trigger the reporting obligations under section II(xi) of the Notice of the General Office of the CBIRC on Strengthening Supervision and Administration of Commercial Factoring Enterprises (中国银保监会办公厅关于加强商业保理企业监督管理的通知), including but not limited to Contracts involving: (A) a transaction which exceeds 5% of the net assets with an affiliate; (B) liabilities in excess of 10% of net assets; (C) contingent liabilities in excess of 20% of the net assets; (D) losses or compensation liabilities exceeding 10% of the net assets; and (E) material lawsuits or arbitration.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group or as set forth on Section 5.15(b) of the Company Disclosure Schedule, (i) each Company Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Company Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Company Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, and (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the business or require any payments by or with respect to SPAC or any of its Affiliates. The Company Group previously provided to SPAC true and correct fully executed copies of each written Company Material Contract.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group or as set forth on Section 5.15(c) of the Company Disclosure Schedule, none of the execution, delivery or performance by the Company Group of this Agreement or Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any benefit to which the Company Group is entitled under any provision of any Company Material Contract.

34

(d) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group or set forth in Section 5.15(d) of the Company Disclosure Schedule, the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

(e) Each of the transactions between the Company Group and any Company Shareholder holding more than 10% of the total number of Company Shares, officer, or director of the Company Group or any Affiliate of any such Person entered into or occurring prior to the Closings is duly approved by the board of directors to the extent such approval is required under the Organizational Documents of such Company Group.

5.16 Licenses and Permits. Section 5.16 of the Company Disclosure Schedule correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the business conducted by the Company Group, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect in material respects, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby. All of the Permits are in full force and effect and no suspension or cancellation of any of the Permits is pending or threatened in writing, no member of the Company Group is in violation of the terms of any Permits or has received any written notice or any Actions to the revocation or modification of any Permit. The Company Group has all material Permits, governmental licenses, franchises, authorizations, consents and approved necessary or required to own and operate its properties and assets and to carry on the business currently conducted.

5.17 Compliance with Laws.

(a) Except as set forth in Section 5.17(a) of the Company Disclosure Schedule, (i) the Company Group is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law (including the laws and regulations in relation to foreign investment, foreign exchange management, Tax and the commercial factoring business), or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign in any material respect, nor is there any basis for any such charge and since September 30, 2023 the Company Group has not received any subpoenas by any Authority; (ii) all material approvals, permits, licenses and registrations required under all applicable Laws for the due and proper establishment and operation of each Company Group have been duly obtained from the relevant Authorities or completed in accordance with the relevant Laws, and are in full force and effect; (iii) the Company Group has all approvals, permits, licenses and registrations necessary for the conduct of its business as currently conducted and is in compliance thereof in all material respects. In respect of the approvals, permits, licenses and registrations requisite for the conduct of any part of the business of the Company Group which are subject to periodic renewal, the Company Group has no reason to believe that such requisite renewals will not be timely granted by the relevant Authorities. The Company Group has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance in all material respects with all relevant legal requirements and with all requisite approvals, permits, licenses and registrations granted by the competent Authorities.

35

(b) In connection with its collection, storage, use, processing and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of any Company Group, the Company Group is and has been in compliance with (i) all applicable Laws (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which any Company Group is bound. The Company Group maintains and has maintained reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. The Company Group is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. To the knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify Authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets. No material Actions are pending or, to the knowledge of the Company, threatened in writing against the Company Group relating to the collection, use, dissemination, storage and protection of personal data. No member of the Company Group has been involved in any investigation on cybersecurity review initiated by the Cyberspace Administration of China or other Authority or received any written notice from any Authority identifying any member of the Company Group as an operator of critical information infrastructure.

(c) Except as set forth in Section 5.17(c) of the Company Disclosure Schedule, each holder or beneficial owner of equity security of any member of the Company Group has duly complied with all PRC Laws for holding equity security of the Company Group, including (i) each holder or beneficial owner of equity security of any member of the Company Group who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, has complied with all reporting, registration or other requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all written filings, registrations, reporting or any other communications required by SAFE or any of its local branches; and (ii) the ODI Shareholders have completed the ODI Filing and complied with all reporting, registration or other requirements (including filings of amendments to existing registrations) in accordance with PRC Laws for their investment in the Company Group. No member of the Company Group has received any oral or written inquiries, notifications, Orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations, and each member of the Company Group has obtained all certificates, approvals, Permits, licenses, registration receipts and other similar authorizations which are necessary for such Company Group to conduct foreign exchange transactions as now being conducted in compliance with PRC Laws.

36

5.18 Intellectual Property.

(a)  Section 5.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all material Intellectual Property Rights of the Company Group, including all material Intellectual Property Right owned (including partially owned) and in process of registration or application by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner or applicant of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Rights.

(b)  Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group owns free and clear of all Liens, or has the valid right or license to use, all products, materials, scripts, pictures, software, tools, software tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, software, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Intellectual Property Rights in or to all of the foregoing. None of the material Intellectual Property Rights owned by the Company Group is subject to any Contract or other material obligation as a result of any funding or support from, or any arrangement with, any Authority or agency or nonprofit organization. No material Intellectual Property Right owned by the Company Group is the subject of any current opposition, cancellation, or similar proceeding before any Authority other than proceedings involving the examination of applications for registration of Intellectual Property Right (e.g., patent prosecution proceedings, trademark prosecution proceedings, and copyright prosecution proceedings). The Company Group is not subject to (i) any injunction or other specific judicial, administrative, or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any material Intellectual Property Right owned by the Company Group, or (ii) any current proceeding that the Company reasonably expects would adversely affect the validity, use or enforceability of any material Intellectual Property Right owned by the Company Group.

(c)  To the knowledge of the Company Group, the use of any Intellectual Property Rights in connection with the operation of businesses or otherwise by the Company Group does not infringe upon, misappropriate, or otherwise violate and has not infringed upon, misappropriated or otherwise violated the Intellectual Property Rights of any Person or any applicable Law in any material respect and is in accordance, in all material respects, with any applicable license pursuant to which the Company Group acquired the right to use such Intellectual Property Rights. Since December 31, 2022, there has been no material Action or, to the knowledge of the Company Group, threatened, against the Company Group alleging that the conduct of the business or activities of the Company Group (including the commercialization and exploitation of their products and services) is infringing upon, misappropriating or otherwise violating or has infringed upon, misappropriated or otherwise violated any Intellectual Property Right of any person, nor are there any facts or circumstances that would form the basis for any such Action. To the knowledge of the Company Group, no Person (including current and former officers, employees, consultants and contractors of the Company Group) is currently infringing or misappropriating any material Intellectual Property Rights owned or purported to be owned by the Company Group.

37

(d)  All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e)  None of the execution, delivery or performance by the Company Group of this Agreement or any of the Additional Agreements to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closings to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closings in any material respect.

(f)  The Company Group has taken commercially reasonable measures, consistent with industry practices of companies offering similar services, to safeguard and maintain the confidentiality and value of all trade secrets and other items of Intellectual Property Rights owned by the Company Group that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the business. To the knowledge of the Company Group, (A) there has been no unauthorized disclosure or use of any Person’s trade secrets by any officer, employee, contractor, or consultant of the Company Group, and none of the Company Group’s trade secrets have been disclosed to any Person except pursuant to valid and appropriate written non-disclosure agreements or license agreements, and (B) there has been no material breach of the Company Group’s security measures wherein any trade secrets have been disclosed or may have reasonably been disclosed without authorization to any Person.

(g)  The Company Group has established and implemented, and, to the knowledge of the Company, is operating in material compliance with, policies, programs and procedures that are commercially reasonable, consistent with industry practices or companies offering similar services. The Company Group maintains security controls, consistent with industry practices or companies offering similar services, for all material information technology systems owned by the Company Group, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”). The Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the business operated by the Company Group and the use of such Computer Systems.

38

(h)  No material software within the Intellectual Property Rights owned by the Company Group is currently or was in the past distributed or used by the Company Group with any open source software in a manner that requires any such software to be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered.

5.19 Accounts Receivable and Payable; Loans.

(a)  To the Company’s knowledge, all accounts receivables and notes receivables of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)  There is no material contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account receivable or note. To the Company’s knowledge, except as set forth in Section 5.19(b) of the Company Disclosure Schedule, all account receivable or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Section 5.19(c) of the Company Disclosure Schedule separately identifies any and all accounts receivables or notes of the Company Group which are owed by any Affiliate of the Company Group as of the Balance Sheet Date. Except as set forth on Section 5.19(c) of the Company Disclosure Schedule, the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

5.20 Pre-payments. Except as set forth on Section 5.20 of the Company Disclosure Schedule, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closings except in the ordinary course of business.

5.21 Employees.

(a) Section 5.21(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”), setting forth the name, title for each such person.

(b) Except as set forth on Section 5.21(b) of the Company Disclosure Schedule, the Company Group is not a party to or subject to any, collective bargaining agreement, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

39

(c) There are no pending or, to the knowledge of the Company Group, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

5.22 Employment Matters.

(a)  Section 5.22(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) the form of employment agreement, confidentiality, non-competition and intellectual right agreement and if applicable, commission agreement to be signed with the employees (the “Labor Agreements” ), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to SPAC true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b)  Except as would not reasonably be expected to, individually or in aggregate, have a Material Adverse Effect, to the knowledge of the Company Group, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer.

(c)  Except as would not reasonably be expected to, individually or in aggregate, have a Material Adverse Effect, the Company Group is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, and unemployment insurance. The Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

40

5.23 Withholding. Except as disclosed on Section 5.23 of the Company Disclosure Schedule, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements in all material respects. Except as disclosed on Section 5.23 of the Company Disclosure Schedule, all reasonably anticipated material obligations of the Company Group with respect to such employees, whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business) in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

5.24 Real Property.

(a) The Company Group does not own and has not owned any Owned Real Property.

(b) Section 5.24(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property. The Company has made available to SPAC true and complete copies of all Leases under which the Company Group uses or occupies or has the right to use or occupy any Leased Real Property. Except as would not be material to the Company Group and to the knowledge of the Company Group, (i) the Company Group has a good and valid leasehold or subleasehold interest in each relevant parcel of the Leased Real Property, free and clear of all Liens; (ii) each Lease is legal, valid, binding, enforceable and in full force and effect; (iii) the Company Group has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (iv) the Company Group has not collaterally assigned or granted any other security interest in such Lease or any interest therein; (v) the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and there are no disputes with respect to such Lease; and (vi) the Company Group is not in breach or violation of, or default under any Lease and to the knowledge of the Company Group, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c)  As of the date hereof, no party to any Lease has given written notice to the Company Group of, or made a written claim against the Company Group with respect to, any breach or default thereunder. As of the date hereof, the Company Group has not received written notice of the existence of any outstanding Order, and, to the knowledge of the Company Group, there is no such Order threatened, relating to the ownership, lease, use, occupancy or operation by any Person of any Leased Real Property.

41

5.25 Tax Matters.

(a)  Except in each case as to matters that would not, individually or in the aggregate, be material to the Company Group, (i) each of the Company and its Subsidiaries has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Section 5.25(a) of the Company Disclosure Schedule, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the Company Group, threatened, with respect to Taxes of the Company or any Subsidiary or for which a Lien may be imposed upon any of the Company Group’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or any Subsidiary for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) the Company and each Subsidiary has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company or any Subsidiary; (vii) none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company or any Subsidiary; (x) except as set forth on Section 5.25(a) of the Company Disclosure Schedule, no claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary has not paid any tax or filed Tax Returns, asserting that the Company or a Subsidiary is or may be subject to Tax in such jurisdiction; (xi) there is no outstanding power of attorney from the Company or any Subsidiary authorizing anyone to act on behalf of the Company or a Subsidiary in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company or any Subsidiary; (xii) none of the Company or any Subsidiary is, or has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) none of the Company or any Subsidiary is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

(b)  The unpaid Taxes of the Company Group for the current fiscal year did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements.

(c)  The Company is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede any of the Mergers from qualifying for the Intended Tax Treatment. This Section 5.25(c) shall not apply to any fact or action specifically contemplated under this Agreement.

5.26 Environmental Laws.

(a) The Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not be material to the Company Group.

42

(b) The Company Group has been and is in compliance in all material respects with all Environmental Laws, including obtaining and complying with all Permits required pursuant to Environmental Laws. No Company Group is required by any Environmental Law (a) to perform an environmental audit or environmental assessment for Hazardous Materials, or (b) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(c) The Company Group (or any other Person to the extent giving rise to liability for the Company Group) has not manufactured, distributed, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, or owned or operated any property or facility which is or has been contaminated by, any Hazardous Materials, in each case, so as to give rise to any material liability (contingent or otherwise) to the Company Group, taken as a whole, under any Environmental Laws.

5.27 Powers of Attorney and Suretyships. Except as set forth on Section 5.27 of the Company Disclosure Schedule, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

5.28 Directors and Officers. Section 5.28 of the Company Disclosure Schedule sets forth a true, correct and complete list of all directors and officers of the Company Group.

5.29 Other Information. Neither this Agreement nor any of the documents or other information made available to SPAC or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with SPAC’s due diligence review of the business, assets, capitalization and other matters of the Company Group or the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The Company Group has provided SPAC with all requested material information regarding the business conducted by the Company Group.

5.30 Certain Business Practices. The Company Group, its officers, directors, employees, and to the knowledge of the Company Group, its agents, representatives or other persons acting on its behalf, have complied with and are in compliance in all respects with Anti-Corruption Laws. Neither the Company Group nor any of its officers, directors, employees, nor to the knowledge of the Company Group, any of its agents, representatives or other persons acting on its behalf, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. The Company Group has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

43

5.31 Sanctions; Anti-Money Laundering. Neither the Company Group nor, to the knowledge of the Company Group, any of the Company Group’s Affiliates or its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria). The operations of the Company Group are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company Group conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Anti-Money Laundering Laws”).

5.32 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.33 Insurance. Except as would not be material, individually or in the aggregate, to the Company Group: (a) all of the insurance policies held by, or for the benefit of, the Company Group with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Company Group has not received any written notice of cancellation of any of such policies or of any material changes that are required in the conduct of the business of the Company Group as a condition to the continuation of coverage under, or renewal of, any of such policies.

5.34 Finders’ Fees. Except as set forth on Section 5.34 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any member of the Company Group who might be entitled to any fee or commission from any Company Group, or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

44

5.35 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Additional Agreements; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the signing press release, the signing filing, the Closing press release and the Closing filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

5.36 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and the Acquisition Entities and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC and the Acquisition Entities for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC and the Acquisition Entities set forth in this Agreement and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC and the Acquisition Entities for the Registration Statement; and (b) none of SPAC, the Acquisition Entities or their respective representatives have made any representation or warranty as to SPAC or any of the Acquisition Entities or this Agreement, except as expressly set forth in this Agreement or in any certificate delivered to Company pursuant hereto.

5.37 Transactions with Related Persons. Except as set forth on Section 5.37 of the Company Disclosure Schedules, there are no material Contracts between any Company Group member, on the one hand, and any Affiliate of any Company Group member, present director of any Company Group member, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Shares constituting, as of the date of this Agreement, more than 10% of the total number of Company Shares on a fully diluted basis, calculated on the date of this Agreement (each of the foregoing, a “Related Person”), on the other hand, other than for (a) Contracts and arrangements related or incidental to any Related Person’s employment or retention as a director or other service provider by a Company Group member (including compensation, benefits and advancement or reimbursement of expenses), and (b) Contracts relating to a Related Person’s status as a holder of Company Shares.

45

5.38 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, THE ACQUISITION ENTITIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF THE ACQUISITION ENTITIES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC OR ANY ACQUISITION ENTITY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA. ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY OR ANY OF ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC OR ANY ACQUISITION ENTITY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as disclosed in the registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC that are available on the SEC’s website through EDGAR at least two (2) Business Days prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits, amendments, restatements or supplements thereto, the “SPAC SEC Documents”), SPAC represents and warrants to the Company that:

6.1 Corporate Existence and Power. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority, corporate and otherwise, to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

46

6.2 Authorization. SPAC has the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by SPAC of this Agreement and the Additional Agreements to which it is a party and the consummation by SPAC of the transactions contemplated hereby and thereby are within the corporate powers of SPAC and have been duly authorized by all necessary corporate action on the part of SPAC, subject to the receipt of the Required SPAC Shareholder Approval. This Agreement has been, and each Additional Agreement (when executed and delivered by SPAC) to which SPAC a party and the consummation of the transactions contemplated hereby and thereby: (a) have been duly and validly authorized by the board of directors of SPAC, and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement (including, without limitation, the authorization, execution and registration of the First Plan of Merger and Second Plan of Merger, and the adoption of the amended and restated memorandum and articles of association of Initial SPAC Surviving Sub and the Subsequent SPAC Surviving Sub), on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Additional Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Additional Agreement to which SPAC is a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Additional Agreements by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by the Bankruptcy and Equity Exception.

6.3 Governmental Authorization. Other than as required under applicable Laws or as otherwise set forth in this Agreement (including, without limitation, the registration of the First Plan of Merger and Second Plan of Merger, the amended and restated memorandum and articles of association of Initial SPAC Surviving Sub and Subsequent SPAC Surviving Sub, and filing of the updated register of directors of the Initial SPAC Surviving Sub and Subsequent SPAC Surviving Sub with the Registrar of Company and the Cayman Islands), neither the execution, delivery nor performance by SPAC of this Agreement or any Additional Agreements requires any consent, approval, permit, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4  Non-Contravention. The execution, delivery and performance by SPAC of this Agreement and any Additional Agreements to which it is a party do not and will not (a) contravene or conflict with the Organizational Documents of SPAC, or (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to SPAC, except, in cases of (b), for such contravention or conflict that would not reasonably be expected to have a material adverse effect on the ability of SPAC to consummate the transactions contemplated by this Agreement or any of the Additional Agreements.

47

6.5  Finders’ Fees. Other than Skyey Group Limited, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of SPAC or other Affiliates who might, subject to compliance with applicable Laws, be entitled to any fee or commission from the SPAC, the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6  Capitalization.  As of the date hereof, SPAC is authorized to issue a maximum of 202,000,000 shares with a par value of $0.0001 per share divided into two classes of shares, namely, (i) 200,000,000 SPAC Ordinary Shares with a par value of $0.0001 per share of which 7,732,500 are issued and outstanding (ii) 2,000,000 preferred shares with a par value of $0.0001 per share, of which none are issued or outstanding. No other shares or other voting securities of SPAC are issued, reserved for issuance or outstanding. All issued and outstanding SPAC Securities are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Laws of Cayman Islands, SPAC’s Organizational Documents or any contract to which SPAC is a party or by which SPAC is bound. Except as set forth in SPAC’s Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares or any equity capital of SPAC. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.7 Trust Fund. As of the date of this Agreement, SPAC has at least $61,421,923.71 in the trust fund established by SPAC for the benefit of its public shareholders in a United States-based account located in the United States, maintained by the Trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closings, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of SPAC and the Trust Agreement. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of SPAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since the consummation of the IPO, SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, SPAC shall have no further obligation under either the Trust Agreement or the Organizational Documents of SPAC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

48

6.8  Listing. As of the date hereof, SPAC Units, SPAC Ordinary Shares, and SPAC Rights are listed on the Nasdaq Stock Market LLC, with trading symbols “BAYAU”, “BAYA”, and “BAYAR”.

6.9 Reporting Company. SPAC is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the SPAC Ordinary Shares and SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act.

6.10 Board Approval. The board of directors of SPAC (including any required committee or subgroup of such board) has (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of SPAC, and (iii) determined that the transactions contemplated hereby constitute a “Business Combination” as such term is defined in SPAC’s Organizational Documents.

6.11 SPAC SEC Documents and Financial Statements.

(a)  SPAC has filed in a timely manner all required SPAC SEC Documents. None of the SPAC SEC Documents, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As used herein, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the Effective Date, (i) the SPAC Ordinary Shares, the SPAC Units, and the SPAC Rights are listed on Nasdaq, (ii) SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Securities, (iii) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on Nasdaq and (iv) such SPAC Securities are in compliance in all material respects with all of the applicable corporate governance rules of Nasdaq.

(c) The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SPAC SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto (“SPAC Financials”), were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

49

(d) Except as and to the extent reflected or reserved against in the SPAC Financials, the SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with U.S. GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with U.S. GAAP that have been incurred since the SPAC’s formation in the ordinary course of business.

6.12 Litigation. There is no Action (or any basis therefore) pending against SPAC, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not, individually or in the aggregate, have a material adverse effect on the ability of SPAC to consummate the transactions contemplated by this Agreement or any of the Additional Agreements.

6.13 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business, and SPAC is not under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign in any material respect, nor is there any basis for any such charge and SPAC has not previously received any subpoenas by any Authority.

6.14 Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to consummate the transactions contemplated by this Agreement or any Additional Agreement: (i) SPAC has duly and timely filed all Tax Returns which are required to be filed by or with respect to it and such Tax Returns are accurate and complete in all material respects, and SPAC has paid or caused to be paid all material Taxes required to be paid by SPAC, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with U.S. GAAP; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) there is no Action, pending or proposed in writing or, to the knowledge of SPAC, threatened, with respect to Taxes of SPAC or for which a Lien may be imposed upon SPAC’s assets; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of SPAC for which a Lien may be imposed on any of SPAC’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) SPAC has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by SPAC; (vi) none of the assets of SPAC are required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (vii) there are no Liens (other than Permitted Liens) for Taxes upon any of the assets of SPAC; (viii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to SPAC; (ix) no claim has been made by a Taxing Authority in a jurisdiction where SPAC has not paid any tax or filed Tax Returns, asserting that SPAC is or may be subject to Tax in such jurisdiction; (x) there is no outstanding power of attorney from SPAC authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xi) SPAC is not, nor has it ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xii) SPAC is not currently nor has it ever been included in any consolidated, combined or unitary Tax Return.

50

(b)  The unpaid Taxes of SPAC for the current fiscal year did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements.

(c)  SPAC is not aware of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede any of the Mergers from qualifying for the Intended Tax Treatment. This Section 6.14(c) shall not apply to any fact or action specifically contemplated under this Agreement.

6.15 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

6.16 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or material Personal Property.

6.17 Acquisition Entities Activities. Since formation, none of the Acquisition Entities have engaged in any business activities other than as contemplated by this Agreement, own directly or indirectly any ownership, equity, profits or voting interest in any Person or have any assets or Liabilities except those incurred in connection with this Agreement and the Additional Documents to which such Acquired Entity is a party and the Transactions, and, other than this Agreement and the Additional Documents to which it is a party, none of the Acquisition Entities are party to or bound by any Contract.

6.18 Investment Company Act. The SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

6.19 Certain Business Practices.

(a) Neither SPAC, nor, to the Knowledge of SPAC, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

51

(b) The operations of the SPAC are and have been conducted at all times in material compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of the SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of the SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the SPAC has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

6.20 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Additional Agreements; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or PubCo’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the signing press release, the signing filing, the Closing press release and the Closing filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company Group.

6.21 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. SPAC acknowledges and agrees that: in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement.

52

6.22 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, OR ANY OF ITS RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VI, NEITHER SPAC NOR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE. EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC AND ITS SUBSIDIARIES BY THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF ACQUISITION ENTITIES

The Acquisition Entities, jointly and severally, represent and warrant to the Company and SPAC that:

7.1  Corporate Existence and Power. Each Acquisition Entity is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority, corporate and otherwise, to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

7.2  Authorization. Each Acquisition Entity has the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Acquisition Entity of this Agreement and the Additional Agreements to which it is a party and the consummation by the Acquisition Entities of the transactions contemplated hereby and thereby are within the corporate powers of the Acquisition Entities and, other than as set forth elsewhere in this Agreement (including, without limitation, the required shareholder approval of each Acquisition Entity and the authorization, execution and registration of the First Plan of Merger, Second Plan of Merger, and Plan of Acquisition Merger, and the adoption of the amended and restated memorandum and articles of association of Initial SPAC Surviving Sub, the Subsequent SPAC Surviving Sub, and Surviving Company) have been duly authorized by all necessary corporate action on the part of the Acquisition Entities. This Agreement has been, and each Additional Agreement (when executed and delivered by relevant Acquisition Entity) will be, duly and validly executed and delivered by relevant Acquisition Entity, and assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each the Additional Agreement (when executed and delivered by applicable Acquisition Entity) will constitute, a valid and legally binding obligation of the relevant Acquisition Entity, enforceable against the relevant Acquisition Entity in accordance with their representative terms subject to the Bankruptcy and Equity Exception.

53

7.3  Governmental Authorization. Other than as required under applicable Laws or as otherwise set forth in this Agreement (including, without limitation, the authorization, execution and registration of the First Plan of Merger, Second Plan of Merger and Plan of Acquisition Merger, the adoption of the amended and restated memorandum and articles of association of the Initial SPAC Surviving Sub, Subsequent SPAC Surviving Sub and Surviving Company, respectively, and the filing of the updated register of directors of the Initial SPAC Surviving Sub and Subsequent SPAC Surviving Sub with the Registrar of Company and the Cayman Islands), neither the execution, delivery nor performance by the Acquisition Entities of this Agreement or any Additional Agreements requires any consent, approval, permit, license or other action by or in respect of, or registration, declaration or filing with any Authority.

7.4  Non-Contravention. The execution, delivery and performance by any Acquisition Entity of this Agreement and any Additional Agreements to which it is a party do not and will not (a) contravene or conflict with the Organizational Documents of relevant Acquisition Entity, or (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to relevant Acquisition Entity, except, in cases of (b), for such contravention or conflict that would not reasonably be expected to have a material adverse effect on the ability of the Acquisition Entities to consummate the transactions contemplated by this Agreement or any of the Additional Agreements.

7.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Acquisition Entity or any of its Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

7.6 Issuance of Shares. The Per Share Merger Consideration and the PubCo Ordinary Shares issuable to SPAC Shareholders, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which PubCo is bound, applicable Law or PubCo’ Organizational Documents.

54

7.7  Capitalization.

(a)  As of the date of this Agreement, the authorized share capital of PubCo is US$10,600 divided into (i) 100,000,000 PubCo Class A Ordinary Shares of US$0.0001 par value each and 6,000,000 PubCo Class B Ordinary Shares of US$0.0001 par value each, of which one PubCo Class B Share (the “PubCo Share”) is issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub 1 is US$50,000 divided into 50,000 ordinary shares of US$1.00 par value each, of which one share (the “Merger Sub 1 Share”) is issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub 2 is US$50,000 divided into 50,000 ordinary shares of US$1.00 par value each, of which one share (the “Merger Sub 2 Share”) is issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub 3 is US$50,000 divided into 50,000 ordinary shares of US$1.00 par value each, of which one share (the “Merger Sub 3 Share”) which is issued and outstanding as of the date of this Agreement. The PubCo Ordinary Share, the Merger Sub 1 Share, the Merger Sub 2 Share and the Merger Sub 3 Share, and any PubCo Ordinary Shares and shares of Merger Sub 1, Merger Sub 2 and Merger Sub 3 that will be issued pursuant to the transactions contemplated under this Agreement, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid and non-assessable, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b)  Except as set forth in Section 7.7(a), (i) no Acquisition Entity has authorized, outstanding or issued any equity securities; (ii) no Acquisition Entity is obligated to issue, sell or transfer any equity securities; (iii) no Acquisition Entity is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity security of such Acquisition Entity; (iv) no Acquisition Entity has granted any registration rights or information rights to any other Person; (v) there are no phantom shares and there are no voting or similar agreements entered into by any Acquisition Entity which relate to the share capital, registered capital or charter capital of such Acquisition Entity; and (vi) no Acquisition Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of such Acquisition Entity on any matter or any agreements to issue such bonds, debentures, notes or other obligations.

(c)  PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, (i) as of the date of this Agreement, Merger Sub 1, Merger Sub 2 and Merger Sub 3, (ii) immediately after the First Closing, Initial SPAC Surviving Sub, Merger Sub 2 and Merger Sub 3, (iii) immediately after the Second Closing, Subsequent SPAC Surviving Sub and Merger Sub 3 and (iv) immediately after the Acquisition Closing, Subsequent SPAC Surviving Sub and the Surviving Company. None of Merger Sub 1, Merger Sub 2 or Merger Sub 3 owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

55

7.8 Board Approval. The sole director of each of the Acquisition Entities has (a) declared the advisability of the transactions contemplated by this Agreement, and (b) determined that the transactions contemplated hereby are in the best interests of the shareholders of the Acquisition Entities, as applicable.

7.9 Litigation. There is no Action (or any basis therefore) pending against any Acquisition Entities, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not, individually or in the aggregate, have a material adverse effect on the ability of the Acquisition Entities to consummate the transactions contemplated by this Agreement or any of the Additional Agreements.

7.10 Compliance with Laws. No Acquisition Entity is in violation of, has violated, under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign in any material respect, nor is there any basis for any such charge and no Acquisition Entity has previously received any subpoenas by any Authority.

7.11 Not an Investment Company. No Acquisition Entity is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

7.12 Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the transactions contemplated under this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated under this Agreement and has no, and at all times prior to the Acquisition Closing except as expressly contemplated by the Additional Agreements and the transactions contemplated under this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

7.13 U.S. Entity Classification Elections. Merger Sub 2 will elect to be disregarded as an entity separate from PubCo for U.S. federal income tax purposes effective as of the day of its formation and will not subsequently change such classification. Merger Sub 3 will elect to be treated as disregarded as an entity separate from its owner for U.S. federal income tax purposes effective as of the day of its formation. On the Closing Date, Merger Sub 3 will elect to be treated as a corporation for U.S. federal income tax purposes, effective as of the start of the day on the Closing Date and prior to the Acquisition Merger.

7.14 Intended Tax Treatment. No Acquisition Entity has taken any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment of any of the Mergers.

7.15 Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy Statement and Registration Statements with the SEC through the Acquisition Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

56

7.16 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, OR ANY OF ITS RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE VII, NONE OF THE ACQUISITION ENTITIES NOR ANY OTHER PERSON MAKES, AND THE ACQUISITION ENTITIES EXPRESSLY DISCLAIM, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE. EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE ACQUISITION ENTITIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE ACQUISITION ENTITIES BY THE MANAGEMENT THEREOF OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VII, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE ACQUISITION ENTITIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE ACQUISITION ENTITIES.

ARTICLE VIII
COVENANTS OF THE RELEVANT PARTIES PENDING CLOSING

During the period from the Effective Date and continuing until the earlier of the termination of this Agreement in accordance with Article XIII or the Closing (the “Interim Period”), each of the Company, SPAC, and the Acquisition Entities covenants and agrees that:

8.1  Conduct of the Business. (a) From the date hereof until the Acquisition Merger Effective Time, except as expressly contemplated or permitted by this Agreement or Additional Agreements or as required by applicable Law, each party shall, and shall cause its Subsidiaries to, (A) conduct their respective business only in the ordinary course consistent with past practice in all material respects, and (B) use its reasonable best efforts to preserve intact its assets, keep available the services of its current officers and key employees and maintain in all material respects its current relationships with suppliers, customers and other third parties with which it has material business relations. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement or Additional Agreements or as required by applicable Law, from the date hereof until the Acquisition Merger Effective Time, without the prior written consent of the Company and SPAC (provided that (y) such written consent shall not be unreasonably withheld, and (z) such other party shall respond to such request for written consent as soon as practicable and such written consent shall be deemed given if such other party does not respond to such request with three (3) Business Days after the receipt of the request), each of the parties hereto shall not, and shall cause its Subsidiaries not to:

(i)  amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

57

(ii) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares or other equity or voting securities of the Company other than pursuant to this Agreement;

(iii) modify, amend, enter into, consent to the termination of, or waive any material rights under, any Company Material Contract (or any Contract that would be a Company Material Contract if such Contract has been entered into prior to the date hereof), except for in ordinary course of business consistent with past practice;

(iv) make any capital expenditures in excess of US$500,000 (individually or in the aggregate), except for in ordinary course of business consistent with past practice;

(v) sell, transfer, lease, license, grant or incur any Lien on, or otherwise dispose of any of the Company Group’s assets or Intellectual Property Rights, except sales of products to customers in the ordinary course of business consistent with past practice and not exceeding US$250,000;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its share capital, or pay, declare or promise to pay any other payments to any shareholder (other than, in the case of any shareholder that is an employee, payments of salary accrued in said period at the current salary rate), except for in connection with the Restructuring (defined in Section 9.3) in which case no written consent would be required;

(vii) (A) grant, accelerate or amend the terms of any equity awards to any employee of the Company Group or to any person, or (B) establish, adopt, amend or terminate the Company Plan or any other equity incentive plan except the termination of the Company Plan and the adoption of the 2024 Equity Incentive Plan of PubCo as contemplated by this Agreement;

(viii) obtain or incur any loan or other Indebtedness in excess of US$10,000,000, or assume, guarantee or otherwise become responsible for the obligations of any Person for Indebtedness, except for in ordinary course of business consistent with past practice;

(ix) commence, settle, release, waive or compromise any Action of or against any member of the Company Group (A) for an amount in excess of US$1,000,000, (B) that would impose any material restrictions on the business or operations of any member of the Company Group, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or other securities of any member of the Company Group relating to the Acquisition Merger; adopt or enter into a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group;

58

(x)  acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of shares or assets, any assets, securities or properties, in aggregate, with a value or purchase price in excess of US$10,000,000 in any transaction or related series of transactions;

(xi) fail to maintain in full force and effect material insurance policies covering the Company Group and its properties, assets and businesses in a form and amount consistent with past practices;

(xii) make any change in its accounting principles or methods of accounting, other than as may be required by the applicable accounting principles or applicable Law;

(xiii) issue, sell, transfer, pledge, dispose of, place any Lien, redeem or repurchase any shares or other equity or voting securities of any member of the Company Group, or issue or grant any securities exchangeable for or convertible into any shares or other equity or voting securities of any member of the Company Group;

(xiv) make, change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Authority, or incur any material amount of Taxes outside of the ordinary course of business; or

(xv) undertake any legally binding obligation to do any of the foregoing.

(b)  From the date hereof through the Closing Date, SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the Company’s prior written consent (which shall not be unreasonably withheld), SPAC shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to SPAC.

(c)  Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

59

(d)  From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XIII and (y) the Acquisition Closing, other than in connection with the transactions contemplated hereby, none of the Company Group, SPAC or the Acquisition Entities, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group, SPAC or the Acquisition Entities (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group, SPAC or the Acquisition Entities in a single transaction or series of transactions.

8.2 Access to Information. From the date hereof until and including the Closing Date, the Company Group, SPAC and the Acquisition Entities shall, to the best of their abilities, (a) continue to give the other parties, their legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other parties, their legal counsel and other representatives such information relating to the business of the Company Group, SPAC or the Acquisition Entities as such Persons may reasonably request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other parties in such other parties’ investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group, SPAC or the Acquisition Entities and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group, SPAC or the Acquisition Entities. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other parties that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

8.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of SPAC or the Acquisition Entities or any of the Company Group’s, SPAC’s or the Acquisition Entities’ assets;

60

(b)  any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)  any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)  the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Effect; and

(e)  the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

8.4 SEC Filings.

(a)  The Company Group acknowledges that:

(i)  SPAC’s shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, SPAC must call a special meeting of its shareholders requiring SPAC to prepare and file with the SEC a Proxy Statement and Registration Statement;

(ii)  SPAC will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) SPAC will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing SPAC may make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company Group will, and will use its best efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with SPAC, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information reasonably requested by SPAC in connection with any filing with the SEC.

61

(c) Company Group Cooperation. The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each shareholder of SPAC with respect to the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company Group agrees to as promptly as reasonably practical provide PubCo and SPAC with such information as shall be reasonably requested by PubCo and SPAC for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company Group understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company Group shall cause their managers, directors, officers and employees to be reasonably available to PubCo and SPAC and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

8.5 The Registration Statement.

(a) As promptly as practicable after the date hereof, SPAC, PubCo and the Company shall jointly prepare, and PubCo and SPAC shall jointly file with the SEC, (i) in preliminary form, a proxy statement in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Proxy Statement”) to be filed as part of the Registration Statement and to be sent to the shareholders of SPAC in advance of the an extraordinary general meeting of SPAC shareholders, as adjourned (the “SPAC Special Meeting”), for the purpose of, among other things, (A) providing the public shareholders of SPAC an opportunity to redeem their SPAC Shares in accordance with SPAC’s Organizational Documents and the IPO Prospectus, and (B) soliciting proxies from SPAC shareholders to vote at the SPAC Special Meeting, as adjourned or postponed, on the SPAC Shareholder Approval Matters (as defined below), and (ii) the Registration Statement, in which the Proxy Statement will be included as a prospectus.

(b) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at the SPAC Special Meeting, in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, (ii) the approval of the First Plan of Merger; (iii) the adoption of the memorandum and articles of association of PubCo by PubCo in substantially the form set forth in Exhibit C (the “Amended PubCo Charter”), (iv) the approval of an equity incentive plan of PubCo in form and substance reasonably satisfactory to SPAC and the Company (the “2024 Equity Incentive Plan of PubCo”) which will provide that the total pool of awards under the 2024 Equity Incentive Plan of PubCo will be a number of PubCo Ordinary Shares equal to five percent (5%) of the aggregate number of PubCo Ordinary Shares issued and outstanding immediately after the Closing and shall include a customary evergreen provision, (v) the issuance of the Earnout Shares, (vi) any other proposals that the parties hereto agree are necessary or desirable to consummate the transactions contemplated by this Agreement (including, without limitation, the adoption and approval of the memorandum and articles of association of the Merger Sub 1, as in effect immediately prior to the First SPAC Merger Effective Time, as the memorandum and articles of the association of the Initial SPAC Surviving Sub at the First SPAC Merger Effective Time), and (vii) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of SPAC (collectively, the “SPAC Shareholder Approval Matters”). If on the date for which SPAC Special Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval (as defined below), whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of SPAC Special Meeting.

62

(c) In connection with the Registration Statement, SPAC and PubCo will jointly file, with the Company’s reasonable cooperation, with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents and applicable Laws of the Cayman Islands, and the rules and regulations of the SEC and Nasdaq. SPAC (and its counsel), PubCo (and its counsel) and the Company (and its counsel) shall provide each other party with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide PubCo and SPAC with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. SPAC shall provide such information concerning SPAC and its equity holders, officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by SPAC shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. Each Acquisition Entity shall provide such information concerning the relevant Acquisition Entity and its equity holders, officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations, as applicable, that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the relevant Acquisition Entity shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. SPAC and PubCo will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger and the transactions contemplated hereby.

(d) Each of SPAC, PubCo and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Proxy Statement. Each of SPAC, PubCo and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, as applicable, upon reasonable advance notice, available at a reasonable time and location to the Company, PubCo, SPAC and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and PubCo shall jointly amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and SPAC shall cause the Proxy Statement to be disseminated to SPAC’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents.

63

(e) SPAC, PubCo and the Company shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their respective commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Each Party shall provide the other Party with copies of any written comments, and shall inform the other Party of any material oral comments, that such Party or its representatives receive from the SEC or its staff with respect to the Registration Statement and the Proxy Statement promptly after the receipt of such comments and shall give the other Party a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(f) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, SPAC shall distribute the Proxy Statement to SPAC’s shareholders, and, pursuant thereto, shall call SPAC Special Meeting in accordance with applicable Laws of the Cayman Islands as promptly as practicable. SPAC shall take reasonable actions to enforce Section 1 of the Letter Agreement, dated as of December 14, 2023, by and among SPAC, the Sponsor and certain directors and officers of SPAC, in order to obtain the Required SPAC Shareholder Approval.

8.6 Trust Account. The Company Group and the Acquisition Entities acknowledge that SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (i) all amounts payable to shareholders of SPAC holding SPAC Units or SPAC Ordinary Shares who shall have validly redeemed their SPAC Units or SPAC Ordinary Shares upon acceptance by the SPAC of such SPAC Units or SPAC Ordinary Shares, (ii) the expenses of SPAC to the third parties to which they are owed (including, without limitation, extension deposits made by Sponsor, SPAC’s legal fees, accounting fees, audit fees, SEC filing and registration fees, proxy solicitation fees, transfer agent fees, charter extension fees or payments, accrued but unpaid transaction expenses, deferred IPO fees and deferred advisor fees), (iii) the Deferred Underwriting Amount to the underwriter in the IPO, and (iv) the remaining monies in the Trust Account to SPAC. Except as otherwise expressly provided in the Investment Management Trust Agreement, SPAC shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

64

8.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC (the “D&O Indemnified Persons”) as provided under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC in effect on the date hereof, shall survive the Acquisition Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Acquisition Merger Effective Time, PubCo shall cause the Organizational Documents of PubCo and Merger Sub 2 to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC to the extent permitted by applicable Law. The provisions of this Section 8.7 shall survive the Acquisition Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) PubCo and Merger Sub 2 shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; with respect to the current or former directors and officers of SPAC, provided that in no event shall the PubCo be required to expend for such policies pursuant to this Section 8.7(b) an annual premium amount in excess of 300% of the amount per annum payable by SPAC under its currently effective D&O insurance policies as of the date of this Agreement. PubCo shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause its Subsidiaries to honor all obligations thereunder. If any claim is asserted or made within such six-year period, the provisions of this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c) PubCo shall enter into indemnification agreements, dated on or prior to the Closing Date, with each member of the board of directors of PubCo.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the Acquisition Merger Effective Time indefinitely and shall be binding, jointly and severally, on all successors and assigns of the Surviving Company. In the event that the Surviving Company or any of its successors or assigns consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company shall succeed to the obligations set forth in this Section 8.7.

8.8 Post-Closing Board of Directors and Executive Officers of PubCo.

(a) The parties shall take all necessary action, including causing the directors of PubCo to resign, so that immediately after the Acquisition Merger Effective Time, PubCo’s board of directors shall consist of five (5) directors, including four (4) directors designated by the Company prior to the Closing, at least two (2) of whom shall be independent directors, and one (1) independent director designated by SPAC.

65

(b) The parties shall take all action necessary, including causing the executive officers of PubCo to resign, so that the Key Personnel shall be the officers of PubCo, each to hold office in accordance with the Amended PubCo Charter until the earlier of his or her resignation or removal or he or she otherwise ceases to be an officer or until his or her respective successor is duly elected and qualified, as the case may be.

8.9 Reporting and Compliance with Laws. From the date hereof through the Closing Date, SPAC, the Acquisition Entities and the Company Group shall duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.10 Fairness Opinion. As soon as reasonably practicable after the execution of this Agreement, SPAC shall obtain the opinion of a reputable financial advisory or valuation firm that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be paid by PubCo pursuant to this Agreement is fair from a financial point of view to SPAC, and shall deliver a copy of such opinion to the Company.

8.11 Transaction Financing. During the Interim Period, (a) the Company shall use its reasonable best efforts to obtain transaction financing in the aggregate amount of at least US$15,000,000, in the form of firm written commitments from investors reasonably acceptable to SPAC or in the form of good faith deposits made by investors for a private placement of equity, debt or other alternative financing, in each case, to the Company or PubCo, on terms and conditions to be agreed by SPAC and the Company (a “Transaction Financing Procured by Company”), and (b) as long as the Company obtains the Transaction Financing Procured by Company, the SPAC shall use its reasonable best efforts to obtain additional transaction financing to SPAC or PubCo on terms reasonably satisfactory to SPAC and the Company (a “Transaction Financing Procured by SPAC” and together with the Transaction Financing Procured by Company, the “Transaction Financings”).

8.12 Organizational Documents. PubCo shall take all necessary actions under applicable Law to approve and adopt (a) the Amended PubCo Charter, which shall become effective at the First SPAC Merger Effective Time, and (b) the 2024 Equity Incentive Plan of PubCo, which shall become effective at the Acquisition Merger Effective Time.

8.13 Sale of Insider Shares. PubCo shall have the option to purchase from Sponsor at the Closing up to an aggregate of 490,000 PubCo Class B Ordinary Shares held by Sponsor (the “Insider Shares”), free and clear of all Encumbrances (as defined below), at a price of $10.00 per Insider Share for an aggregate purchase price of up to $4,900,000, which purchase price shall be paid pro rata to Sponsor, based on the number of Insider Shares being transferred hereunder to PubCo by each entity included in the definition of “Sponsor”. If PubCo exercises the option to purchase set forth in this Section 8.13, then PubCo and Sponsor shall execute such further documents and take such further actions as are reasonably necessary to effectuate the sale and transfer contemplated hereby. The term “Encumbrances,” for the purpose of this Agreement, means any liens, pledges, claims, charges, demands, security interests, mortgage, restriction of any kind or other encumbrances, except for obligations set forth in the Share Escrow Agreement, by and among SPAC, Sponsor, and Trustee, dated as of December 14, 2023, as may be amended from time to time.

66

ARTICLE IX
COVENANTS OF THE COMPANY

The Company agrees that:

9.1 PCAOB Audited Financial Statements. As soon as reasonably practicable after the date of this Agreement, and in any case on or prior to June 30, 2024, except to the extent such failure is due to SPAC’s failure to comply with its obligations pursuant to Section 8.5, the Company shall use its reasonable best effort to deliver to SPAC the PCAOB Audited Financial Statements and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of the Company that are required to be included in the Registration Statement. The Company and SPAC shall each use its reasonable best efforts (i) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of the Company Group or SPAC, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by SPAC with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

9.2 Company Shareholder Approval. The Company shall take, in accordance with the Cayman Companies Act, the Company’s Organizational Documents and other applicable Law, all action necessary to obtain the Company Shareholder Approval as promptly as reasonably practicable (but in no event later than five (5) Business Days after the effectiveness of the Registration Statement), including convening an extraordinary general meeting of its shareholders or obtaining written consent from all of its shareholders.

9.3 CSRC Filing. The Company shall file with the China Securities Regulatory Commission (the “CSRC”) for the Merger in accordance with the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (境内企业境外发行证券和上市管理试行办法) (the “CSRC Filing”) as promptly as practicable and no later than three (3) Business Days following SPAC’s filing of a Form 8-K announcing the transactions contemplated hereby and complete the CSRC Filing prior to the Closings.

ARTICLE X
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

10.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

67

10.2 Tax Matters.

(a) PubCo shall retain (or cause the Company Group to retain) all books and records with respect to Tax matters of the Company Group for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.

(b) PubCo, SPAC, Acquisition Entities and the Company shall use their respective commercially reasonable efforts to cause the transactions contemplated herein to qualify for the Intended Tax Treatment and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that such party reasonably expects would prevent, impair or impede the Intended Tax Treatment (other than actions contemplated under this Agreement).

(c) SPAC, Acquisition Entities or the Company, as applicable, shall promptly notify the other party in writing if, before the Initial Closing Date or Closing Date, as applicable, it determines that it is not reasonable for the Initial Mergers or Acquisition Merger to qualify for the Intended Tax Treatment, as applicable. Following such notice, the notifying party may propose amendments to the terms of this Agreement that such person believes could reasonably facilitate such qualification without adversely affecting the rights and commercial position of SPAC, Acquisition Entities, the Company, and their respective shareholders and warrant or option holders. In that case, each other party shall consider in good faith the proposed amendments and, if it determines in good faith that they would not result in unreasonable delay to Initial Closing and/or Acquisition Closing and would not adversely affect the rights or commercial position of SPAC, the Company, and their respective shareholders and warrant or option holders, the parties shall use commercially reasonable efforts to effect any such amendments.

(d) In the event that PubCo determines after Acquisition Closing that PubCo is a PFIC for any taxable year, PubCo shall provide sufficient information to PubCo’s shareholders to make a timely “qualified electing fund” election within the meaning of Section 1295 of the Code with respect to PubCo.

(e) In the event that the SEC requests or requires a tax opinion regarding any aspect of the Intended Tax Treatment, each party shall use reasonable best efforts to execute and deliver customary tax representation letters to each other party’s tax advisors, as applicable, in form and substance reasonably satisfactory to such advisors for the purpose of issuing such opinions. If the SEC requests or requires any opinion on the Intended Tax Treatment of the Initial Mergers or other tax consequences to SPAC Shareholders, SPAC shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by its tax advisor. If the SEC requests or requires any opinion on the Intended Tax Treatment of the Acquisition Merger or other tax consequences to Company Shareholders, the Company shall use reasonable best efforts to cause such opinion (as so required or requested) to be provided by its tax advisor. For the avoidance of doubt, a tax opinion regarding the Intended Tax Treatment is not a condition to closing.

(f) For two (2) years following the Closing Date, PubCo’s “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)) shall use the lower of (i) fifty percent (50%) of the cash and cash equivalents held by or on behalf of the SPAC immediately prior to the Closing Date (and prior to any redemptions in respect of SPAC Shareholders) and (ii) the amount of cash actually held by the Subsequent SPAC Surviving Sub immediately after the Closings, in PubCo and its qualified group’s business within the meaning of Treasury Regulations Section 1.368-1(d) (such business, “PubCo’s Business”). For the avoidance of doubt, permissible use of such cash in PubCo’s Business shall include the use of cash by members of PubCo’s qualified group for general corporate purposes, retention for future use in the business operations of members of PubCo’s qualified group, and loans from PubCo or the Subsequent SPAC Surviving Sub to other members of PubCo’s qualified group for current or future use in the business operations of such members.

68

(g) In the event of any investment (including any Transaction Financings) in shares or stock rights of any Person that have the effect of entitling the holder thereof to receive shares in PubCo in connection with any of the Mergers (other than, for the avoidance of doubt, open market purchases of SPAC Units, SPAC Ordinary Shares or SPAC Rights), the parties shall use reasonable best efforts to structure such investment in a manner that would not reasonably be expected to result in any of the Mergers failing to qualify for the Intended Tax Treatment.

10.3 Settlement of the SPAC’s Liabilities. Concurrently with the Acquisition Closing, all outstanding Liabilities of SPAC shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by SPAC’s or SPAC’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination, provided however that all such out of pocket expenses shall be aggregated with and subject to the cap set forth in Section 8.6.

10.4 Acquisition Entities Shareholder Approval. Prior to the Acquisition Merger Effective Time, each of the Acquisition Entity agrees it shall take, in accordance with the Cayman Companies Act, its memorandum and articles of association and other applicable Law, all action necessary to obtain its shareholders’ approval as promptly as reasonably practicable (but in no event later than five (5) Business Days after the effectiveness of the Registration Statement), including convening an extraordinary general meeting of its shareholders or obtaining written consent from all of its shareholders.

10.5 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group and Acquisition Entities, on the one hand, and SPAC, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

69

ARTICLE XI
CONDITIONS TO CLOSING

11.1 Condition to the Obligations of the Parties. The obligations of all of the parties hereto to consummate the Closings are subject to the satisfaction of all the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) There shall not be in force any applicable Law or Order enjoining, prohibiting, making illegal or preventing the consummation of the Closings, whether temporary, preliminary or permanent, which is then in effect or is pending or threatened.

(b) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no Action seeking such stop order shall have been threatened or initiated by the SEC and not withdrawn.

(c) The PubCo Ordinary Shares to be issued in connection with the Closings shall be conditionally approved for listing upon the Closings on Nasdaq, subject only to official notice of issuance thereof.

(d) To the extent applicable, all consents, authorizations, approvals, filings, clearances, registrations, exemptions or permits (including the CSRC Filing) required to be obtained from or made with any Authority in order to consummate the Transactions shall have been obtained or made.

(e) The approval of the SPAC Shareholder Approval Matters shall have been duly obtained in accordance with the Laws of the Cayman Islands, SPAC’s Organizational Documents and the rules and regulations of Nasdaq (the “Required SPAC Shareholder Approval”).

(f) The Company Shareholder Approval shall have been obtained.

(g) SPAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Closings.

(h) PubCo will qualify as a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

11.2 Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate the Acquisition Closing are subject to the satisfaction of all the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

70

(b) Each of the representations and warranties of the Company contained in Article V shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(e) SPAC shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that the conditions set forth in this Section 11.2 have been fulfilled.

(f) SPAC shall have received a copy of each of the Additional Agreements duly executed by all parties thereto (other than SPAC) and such Additional Agreements shall be in full force and effect.

(g) The Transaction Financing Procured by Company shall have been obtained.

11.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Acquisition Closing are subject to the satisfaction of all of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) SPAC and the Acquisition Entities shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) Each of the representations and warranties of SPAC contained in Article VI shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on the ability of the SPAC to consummate the transactions contemplated hereby.

71

(c) SPAC and the Acquisition Entities shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by such party on or prior to the Closing Date

(d) The Company shall have received a certificate signed by an authorized officer of SPAC to the effect set forth in clauses (a) and (b) of this Section 11.3.

(e) SPAC shall have executed and delivered to the Company each Additional Agreement to which it is a party.

11.4 Frustration of Conditions. None of SPAC or the Company may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the transactions contemplated hereby.

ARTICLE XII
DISPUTE RESOLUTION

12.1 Jurisdiction.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the City of New York, Borough of Manhattan, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.

(b) Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.1.

12.2 Waiver of Jury Trial; No Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

72

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII
TERMINATION

13.1 Termination. This Agreement may be terminated at any time prior to the Acquisition Closing:

(a) by mutual consent of the Company and SPAC;

(b) by either SPAC or the Company if the Acquisition Closing shall not have occurred on or before June 15, 2025 (the “Outside Closing Date”); provided that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to any party whose breach of or failure to perform any provision of this Agreement has been the primary cause of the failure of the Acquisition Closing to be consummated before the Outside Closing Date;

(c) by either SPAC or the Company if the consummation of the Acquisition Closing is permanently enjoined or prohibited by a final, non-appealable Order; provided that the right to terminate this Agreement pursuant to this Section 13.1(c) shall not be available to any party whose breach of or failure to perform any provision of this Agreement has been the primary cause of such Order;

(d) by either the Company or SPAC if the Required SPAC Shareholder Approval shall have not been obtained at the SPAC Special Meeting or at any adjournment thereof, in each case, at which a vote on the approval of the SPAC Shareholder Approval Matters was taken;

(e) by SPAC or Company if the Company Shareholder Approval shall not have been obtained within five (5) Business Days after the effectiveness date of the Registration Statement;

(f) by SPAC if the Company shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement such that the conditions set forth in Section 11.1 or Section 11.2 would not be satisfied and, such breach is not curable or, if curable, is not cured prior to the earlier of 15 days following receipt by the Company of a written notice describing in reasonable detail the nature of such breach and the Outside Closing Date; provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 13.1(f) if SPAC is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 11.1 or Section 11.3 not to be satisfied; or

73

(g) by the Company if SPAC or any Acquisition Entity shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement such that the conditions set forth in Section 11.1 or Section 11.3. would not be satisfied and, such breach is not curable or, if curable, is not cured prior to the earlier of 15 days following receipt by SPAC of a written notice describing in reasonable detail the nature of such breach and the Outside Closing Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 13.1(g) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would cause a condition set forth in Section 11.1 or Section 11.2 not to be satisfied.

13.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 13.1, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of any party hereto, except the provisions of Section 10.4 (Confidentiality), Article XII, Article XIII and Article XV shall survive such valid termination in accordance with its terms and conditions.

ARTICLE XIV
INDEMNIFICATION; SURVIVAL

14.1 Indemnification. Subject to the terms and conditions of this Article XIV and from and after the Closing Date, and as a material inducement to SPAC entering into this Agreement, the Principal Shareholder (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless the Indemnified Party against and in respect of, and to pay, compensate and reimburse the Indemnified Party for, any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by the Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company contained herein and/or any matters described in Section 14.1 of the Company Disclosure Schedules, whether or not involving a Third-Party Claim (as defined below). Notwithstanding the foregoing, any liability incurred pursuant to the terms of this Article XIV shall be paid exclusively from the Indemnity Escrow Shares (valued at the then market value per share), in accordance with the terms of the Indemnity Escrow Agreement.

14.2 Indemnity Escrow Agreement. At the Closing, 1,500,000 PubCo Ordinary Shares issued to the Principal Shareholder (the “Indemnity Escrow Shares”), will be deposited into an escrow account (the “Indemnity Escrow Account”) with an escrow agent reasonably acceptable to SPAC and the Principal Shareholder (the “Indemnity Escrow Agent”) for the benefit of SPAC’s Shareholders immediately prior to the Closing, pursuant to the terms of an escrow agreement among the Indemnity Escrow Agent, PubCo and the Company Shareholder Representative (the “Indemnity Escrow Agreement”).

74

14.3 Indemnification Procedures. The following shall apply with respect to all claims by the Indemnified Party for indemnification:

(a) the Indemnified Party shall give the Indemnifying Party prompt written notice (an “Indemnification Notice”) of any direct claim or third-party action with respect to which the Indemnified Party seeks indemnification pursuant to Section 14.1 or Section 14.3 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 14.1 or Section 14.3, except to the extent such failure materially and adversely affects the ability of the Indemnifying Party to defend such claim or increases the amount of such liability;

(b) in the case of any Third-Party Claims as to which indemnification is sought by the Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within 10 days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 14.1 or Section 14.3 are applicable to such action and the Indemnifying Party will indemnify such Indemnified Party in respect of such action pursuant to the terms of Section 14.1 or Section 14.3 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Party liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Third-Party Claim;

(c) if the Indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 14.3(b), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and his legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party;

75

(d) if the Indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 14.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. Notwithstanding anything to the contrary, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Party) shall be entitled to have sole control over, the defense or settlement of (i) that part of any Third-Party Claim (A) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (B) to the extent such Third-Party Claim involves criminal allegations against the Indemnified Party or (ii) the entire Third-Party Claim if such Third-Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed;

(e) if the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 14.1 or Section 14.3 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against the Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to the Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts; and

(f) following the Closing, the Sponsor shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Indemnified Party to enforce the terms of this Agreement.

14.4 Escrow of Indemnity Escrow Shares by the Principal Shareholder. The Company, the Principal Shareholders and the Principal Shareholders’ Representative hereby authorize PubCo to deposit the Indemnity Escrow Shares, as applicable, in the Indemnity Escrow Account pursuant to the Escrow Agreement. If the Indemnity Escrow Shares are issued and deposited in the Indemnity Escrow Account, such Indemnity Escrow Shares will solely reduce the PubCo Shares payable to the Principal Shareholder under this Agreement.

(a) Any dividends, interest payments, or other distributions of any kind made in respect of the Indemnity Escrow Shares, if any, will be delivered promptly to the Indemnity Escrow Agent to be held in escrow. The Principal Shareholder shall be entitled to vote the Indemnity Escrow Shares on any matters to come before the shareholders of PubCo;

76

(b) At the times provided for in Section 14.4(d), the Indemnity Escrow Shares shall be released and transferred by the Indemnity Escrow Agent to the Principal Shareholder. PubCo will take such action as may be necessary to cause such securities to be issued in the names of the appropriate persons. Certificates representing Indemnity Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Indemnity Escrow Account to the Principal Shareholder and all fractional shares shall be rounded down to the nearest whole share;

(c) no Indemnity Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Principal Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Principal Shareholder, prior to the transfer and delivery from the Escrow Agent to the Principal Shareholder; and

(d) within five business days following expiration of the Survival Period (the “Release Date”), the Indemnity Escrow Shares will be released from escrow to the Principal Shareholder less the number or amount of Indemnity Escrow Shares (valued at the then market value per share) equal to the amount of any potential Losses set forth in any Indemnification Notice from Sponsor with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Principal Shareholder shall deliver to the Indemnity Escrow Agent a certificate executed by him (which shall not be unreasonably withheld) instructing the Indemnity Escrow Agent to release such number of Indemnity Escrow Shares determined in accordance with this Section 14.4(d). Any Indemnity Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released and transferred to the Principal Shareholder promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article XIV. Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Sponsor or its successors.

14.5 Payment of Indemnification. In the event the Indemnified Party is entitled to any indemnification pursuant to this Article XIV, the Indemnified Party shall be paid exclusively from the Indemnity Escrow Shares, as applicable.

14.6 Survival. All representations, warranties and covenants contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive for a period of 12 months following the Closing; provided, that the (a) Company Fundamental Representations shall survive indefinitely, and (b) representations and warranties contained in Section 5.25 shall survive the Closing until 90 days after the expiration of the applicable statute of limitations (the “Survival Period”). After the expiration of the Survival Period, the Indemnifying Party shall have no further liability for indemnification pursuant to this Article XIV other than with respect to the claims already made pursuant to this Article XIV or in the case of fraud.

77

14.7 Limitations on Indemnification.

(a) No Indemnifying Party shall be liable to any Indemnified Party under Article XIV (except with respect to breaches of Company Fundamental Representations) unless and until the aggregate amount of all Losses in respect thereof exceeds $3,000,000, in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar.

(b) Notwithstanding anything herein to the contrary, except in the case of fraud, the aggregate amount of all Losses for which the Indemnifying Party shall be liable under this Agreement shall not exceed US$10,000,000.

14.8 Sole and Exclusive Remedy. The remedies provided in this Article XIV shall be deemed the sole and exclusive remedies of the Indemnified Party, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby, other than in respect of fraud.

ARTICLE XV
MISCELLANEOUS

15.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 5:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 5:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Acquisition Closing), to:

Oabay Inc

Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion

Hibiscus Way, 802 West Bay Road,

Grand Cayman, KY1-1205, Cayman Islands
Attn: Li Xiaoling
Email: benson.lee@oabay.com

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Email: yli@htflawyers.com

Attention: Ying Li

78

if to SPAC or any Acquisition Entity, to:

Bayview Acquisition Corp
500 5th Avenue, Suite 938
New York, New York 10110
Email: tzhang@ascendantga.com
Attention: Taylor Zhang

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, Texas 77002
Attn: Michael J. Blankenship
Email: mblankenship@winston.com

15.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the SPAC (prior to the Acquisition Merger Effective Time) and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

15.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

79

15.4 Publicity. Except as required by law and except with respect to the SPAC SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

15.5 Expenses. Each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein; provided that, in the event the Acquisition Closing occurs all expense of PubCo and the Company shall be paid from the proceeds of the Trust Account and, if necessary, proceeds from any Transaction Financing.

15.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

15.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

15.8 Counterparts. This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein. For the avoidance of any doubt, the Original Merger Agreement shall be amended and restated in its entirety by this Agreement on the date of this Agreement.

15.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

80

15.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time; provided that with respect to any agreement or contract listed in the Company Disclosure Schedule, all such amendments, modifications or supplements must also be listed in the Company Disclosure Schedule. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge of the Company Group” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

15.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

81

15.13 Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) in the event the Acquisition Closing occurs, the present and former officers and directors of SPAC (and its successors, heirs and representatives) and each of their respective Affiliates are intended third-party beneficiaries of, and may enforce, Section 8.7 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives any party, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 15.16.

15.14 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Acquisition Entities hereby represent and warrant that they understand that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of SPAC Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with a shareholder vote to amend SPAC’s Organizational Documents to modify the substance or timing of SPAC’s obligation to provide holders of SPAC Ordinary Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the SPAC Ordinary Shares if SPAC does not complete a Business Combination by the expiration of the Combination Period (as defined in the IPO Prospectus)) (assuming exercise of all available extensions pursuant to SPAC’s Organizational Documents) or with respect to any other provision relating to the rights of holders of SPAC Ordinary Shares, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination by the Combination Period (assuming exercise of all available extensions pursuant to SPAC’s Organizational Documents), and (c) to SPAC after the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither of the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its representatives, on the one hand, and the Company or any of its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. Notwithstanding anything herein to the contrary, (x) the Company and its Affiliates may commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC, the Acquisition Entities or their respective representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC, the Acquisition Entities or their respective representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds); provided, that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein, and (y) nothing herein shall limit or prohibit the Company or any of its Affiliates from pursuing a claim against SPAC or the Acquisition Entities for specific performance or other equitable relief. This Section 15.14 shall survive termination of this Agreement for any reason.

82

15.15 Enforcement.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be inadequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement or any Additional Agreement in accordance with their respective specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and any Additional Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages or inadequacy of any remedy at applicable Law, prior to the valid termination of this Agreement in accordance with Section 13.1, this being in addition to any other remedy to which they are entitled under this Agreement or any Additional Agreement or applicable Law.

(b) Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement or any Additional Agreement and to enforce specifically the terms and provisions of this Agreement or any Additional Agreement in accordance with this Section 15.15(b) shall not be required to provide any bond or other security in connection with any such injunction. The parties hereto acknowledge and agree that nothing contained in this Section 15.15 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section15.15 before exercising any termination right under Section 13.1 or pursuing damages.

15.16 Non-Recourse. Except as otherwise set forth in this Agreement (including in Article XIV, this Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties to this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

83

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SPAC:

BAYVIEW ACQUISITION CORP

By:	/s/ Xin Wang
Name:	Xin Wang
Title:	CEO

SPONSOR:

BAYVIEW HOLDING LP

By:	/s/ Taylor Zhang
Name:	Taylor Zhang
Title:	CEO

PEACE INVESTMENT HOLDINGS LIMITED

By:	/s/ Pengfei Zheng
Name:	Pengfei Zheng
Title:	Manager

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PubCo:

OABAY HOLDING COMPANY

By:	/s/ Yuk Man Lau
Name:	Yuk Man Lau
Title:	Director

Merger Sub 1:

BAYVIEW MERGER SUB 1 LIMITED

By:	/s/ Yuk Man Lau
Name:	Yuk Man Lau
Title:	Director

Merger Sub 2:

BAYVIEW MERGER SUB 2 LIMITED

By:	/s/ Yuk Man Lau
Name:	Yuk Man Lau
Title:	Director

Merger Sub 3:

OABAY MERGER SUB LIMITED

By:	/s/ Yuk Man Lau
Name:	Yuk Man Lau
Title:	Director

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

OABAY INC

By:	/s/ Xiaoling Li
Name:	Xiaoling Li
Title:	Director

Principal Shareholder:

BLAFC LIMITED

By:	/s/ Xiaoling Li
Name:	Xiaoling Li
Title:	Director

Signature Page to Agreement and Plan of Merger

EXHIBT A

Form of

registration RIGHTS AGREEEMENT

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [__], 2024 by and among (i) Oabay Holding Company, an exempted company incorporated with limited liability in the Cayman Islands (including any successor entity thereto, “PubCo”), and (ii) the undersigned parties listed as “Investors” on the signature page hereto (each, an “Investor” and collectively, the “Investors”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, on June 6, 2024, (i) Bayview Acquisition Corp, a Cayman Islands exempted company (“SPAC”), (ii) Bayview Holding LP and Peace Investment Holdings Limited, each a Delaware limited partnership, in the capacity under the Merger Agreement (defined below) as the Sponsor (the “Sponsor”), (iii) PubCo, (iv) Bayview Merger Sub 1 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 1”), (v) Bayview Merger Sub 2 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 2”), (vi) Oabay Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 3”), (vii) Oabay Inc, a Cayman Islands exempted company ( the “Company”), and (viii) BLAFC Limited, a business company limited by shares in the British Virgin Islands, in the capacity under the Merger Agreement (defined below) as the Principal Shareholder, entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, subject to the terms and conditions thereof, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (i) Merger Sub 1 will merge with and into SPAC, with SPAC being the surviving entity (the “First SPAC Merger”), (ii) promptly following the First SPAC Merger (and in any case, no later than one Business Day thereafter), SPAC will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second SPAC Merger”), (iii) Merger Sub 3 will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of PubCo (the “Acquisition Merger”), (iv) each Company Share (except for each any Company Specially Designated Shares and Company Dissenting Shares) issued and outstanding immediately prior to the effective time of the Acquisition Merger will automatically be cancelled, in exchange for the right of the holder thereof to receive PubCo Class B Ordinary Shares, and (v) each Company Specially Designated Share issued and outstanding immediately prior to the effective time of the Acquisition Merger will automatically be cancelled, in exchange for the right of the holder thereof to receive PubCo Class A Ordinary Shares (such PubCo Class A Ordinary Shares and PubCo Class B Ordinary Shares, collectively, the “Company Share Consideration”) one business day following, and as part of the same overall transaction as the Acquisition Merger, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law; and

WHEREAS, the parties desire to enter into this Agreement to provide the Investors with certain rights relating to the registration of the Company Share Consideration received by the Investors under the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Acquisition Merger” is defined in the recitals to this Agreement.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the recitals to this Agreement.

2

“Company Share Consideration” is defined in the recitals to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“First SPAC Merger” is defined in the recitals to this Agreement.

“Founder Registration Rights Agreement” means that certain Registration Rights Agreement dated as of December 14, 2023, by and among SPAC and the holders of “Registrable Securities” thereunder, as it is to be amended at or prior to the Closing, and as it may further be amended in accordance with the terms thereof.

“Founder Securities” means those securities included in the definition of “Registrable Securities” specified in the Founder Registration Rights Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor(s)” is defined in the preamble to this Agreement, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Merger Agreement” is defined in the recitals to this Agreement.

“Merger Sub 1” is defined in the recitals to this Agreement.

“Merger Sub 2” is defined in the recitals to this Agreement.

“Merger Sub 3” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.2.1.

“PIPE Documents” is defined in Section 2.5.

“PIPE Investor” means an investor purchasing securities in a PIPE Investment as contemplated by the Merger Agreement.

“PIPE Securities” means those securities sold, or may be sold, to PIPE Investors in a PIPE Investment as contemplated by the Merger Agreement.

“Pro Rata” is defined in Section 2.1.4.

“Proceeding” is defined in Section 6.9.

“PubCo” is defined in the preamble to this Agreement, and shall include PubCo’s successors by merger, acquisition, reorganization or otherwise.

“SPAC” is defined in the recitals to this Agreement.

3

“Sponsor” is defined in the recitals to this Agreement.

“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means the Company Share Consideration, including any PubCo Class B Ordinary Shares issuable upon the conversion of the PubCo Class A Ordinary Shares. Registrable Securities include any warrants, capital shares or other securities of PubCo issued as a dividend or other distribution with respect to or in exchange for or in replacement of the foregoing securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by PubCo and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) such securities are freely saleable under Rule 144 without volume limitations. Notwithstanding anything to the contrary contained herein, a Person shall be deemed to be an “Investor holding Registrable Securities” (or words to that effect) under this Agreement only if they are an Investor or a transferee of the applicable Registrable Securities (so long as they remain Registrable Securities) of any Investor permitted under this Agreement.

“Registration Statement” means a registration statement filed by PubCo with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, including all amendments thereto, including post-effective amendments (other than a registration statement on Form S-4, F-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Second SPAC Merger” is defined in the recitals to this Agreement.

“Short Form Registration” is defined in Section 2.3.

“Specified Courts” is defined in Section 6.9.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. At any time and from time to time after the Closing, Investors holding a majority-in-interest of the Registrable Securities then issued and outstanding (for the avoidance of any doubt, throughout this Agreement, such determination is based on the number of Registrable Securities held by the Investors and not the voting rights of those Registrable Securities), may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. Within fifteen (15) calendar days following receipt of any request for a Demand Registration, PubCo will notify, in writing, all other Investors holding Registrable Securities of the demand, and each Investor holding Registrable Securities who wishes to include all or a portion of such Investor’s Registrable Securities in the Demand Registration (each such Investor including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify PubCo, in writing, within fifteen (15) calendar days after the receipt by the Investor of the notice from PubCo. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. PubCo shall not be obligated to effect more than an aggregate of three (3) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities. Notwithstanding anything in this Section 2.1 to the contrary, PubCo shall not be obligated to effect a Demand Registration, (i) if a Piggy-Back Registration had been available to the Demanding Holder(s) within the one hundred twenty (120) calendar days preceding the date of request for the Demand Registration, (ii) within sixty (60) calendar days after the effective date of a previous registration effected with respect to the Registrable Securities pursuant this Section 2.1, or (iii) during any period (not to exceed one hundred eighty (180) calendar days) following the closing of the completion of an offering of securities by PubCo if such Demand Registration would cause PubCo to breach a “lock-up” or similar provision contained in the underwriting agreement for such offering.

4

2.1.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the SEC with respect to such Demand Registration has been declared effective by the SEC and PubCo has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the SEC or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that PubCo shall not be obligated to file another Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and advise PubCo as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Demanding Holder to include its Registrable Securities in such registration shall be conditioned upon such Demanding Holder’s participation in such underwritten offering and the inclusion of such Demanding Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwritten offering by a majority-in-interest of the Investors initiating the Demand Registration and reasonably acceptable to PubCo.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises PubCo and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, taken together with all other PubCo Ordinary Shares or other securities which PubCo desires to sell and the PubCo Ordinary Shares or other securities, if any, as to which Registration by PubCo has been requested pursuant to written contractual piggy-back registration rights held by other security holders of PubCo who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing (all pro rata in accordance with the number of securities that each applicable Person has requested be included in such registration, regardless of the number of securities held by each such Person, as long as they do not request to include more securities than they own (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the PubCo Ordinary Shares or other securities that PubCo desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), and (iii), the PubCo Ordinary Shares or other securities for the account of other Persons that PubCo is obligated to register pursuant to written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities. In the event that PubCo securities that are convertible into PubCo Ordinary Shares are included in the offering, the calculations under this Section 2.1.4 shall include such PubCo securities on an as-converted to PubCo Ordinary Share basis.

5

2.1.5 Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to PubCo and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If at any time after the Closing PubCo proposes to file a Registration Statement under the Securities Act with respect to a Registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by PubCo for its own account or for security holders of PubCo for their account (or by PubCo and by security holders of PubCo including pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of PubCo, (iv) for a dividend reinvestment plan, or (v) an exchange offer or offering of securities in connection with a merger or other form of acquisition of a business entity to the equity owners thereof, then PubCo shall (x) give written notice of such proposed filing to Investors holding Registrable Securities as soon as practicable but in no event less than ten (10) calendar days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering or registration, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investors holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five (5) calendar days following receipt of such notice (a “Piggy-Back Registration”). To the extent permitted by applicable securities laws with respect to such registration by PubCo or another demanding security holder, PubCo shall cause such Registrable Securities to be included in such registration and use commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of PubCo and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Investors holding Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises PubCo and Investors holding Registrable Securities proposing to distribute their Registrable Securities through such Piggy-Back Registration in writing that the dollar amount or number of PubCo Ordinary Shares or other PubCo securities which PubCo desires to sell, taken together with the PubCo Ordinary Shares or other PubCo securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Investors holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the PubCo Ordinary Shares or other PubCo securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of PubCo, exceeds the Maximum Number of Securities, then PubCo shall include in any such registration:

(a) If the registration is undertaken for PubCo’s account: (i) first, the PubCo Ordinary Shares or other securities that PubCo desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the PubCo Ordinary Shares or other equity securities for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

6

(b) If the registration is a “demand” registration undertaken at the demand of Demanding Holders pursuant to Section 2.1: (i) first, the PubCo Ordinary Shares or other securities for the account of the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the PubCo Ordinary Shares or other securities that PubCo desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the PubCo Ordinary Shares or other equity securities for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities;

(c) If the registration is a “demand” registration undertaken at the demand of holders of Founder Securities under the Founder Registration Rights Agreement: (i) first, the Founder Securities for the account of the demanding holders and the Registrable Securities for the account of Demanding Holders who have exercised demand registration rights pursuant to Section 2.1 during the period under which the demand registration under the Founder Registration Rights Agreement is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the PubCo Ordinary Shares or other securities that PubCo desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the PubCo Ordinary Shares or other equity securities for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities; and

(d) If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1 or the holders of Founder Securities exercising demand registration rights under the Founder Registration Rights Agreement: (i) first, the PubCo Ordinary Shares or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the PubCo Ordinary Shares or other securities that PubCo desires to sell that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the PubCo Ordinary Shares or other equity securities for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual arrangements with such Persons that can be sold without exceeding the Maximum Number of Securities.

7

In the event that PubCo securities that are convertible into PubCo Ordinary Shares are included in the offering, the calculations under this Section 2.2.2 shall include such PubCo securities on an as-converted to PubCo Ordinary Share basis. Notwithstanding anything to the contrary above, to the extent that the registration of an Investor’s Registrable Securities would prevent PubCo or the demanding shareholders from effecting such registration and offering, such Investor shall not be permitted to exercise Piggy-Back Registration rights with respect to such registration and offering.

2.2.3 Withdrawal. Any Investor holding Registrable Securities may elect to withdraw such Investor’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to PubCo of such request to withdraw prior to the effectiveness of the Registration Statement. PubCo (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Investor, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, PubCo shall pay all expenses incurred in connection with such Piggy-Back Registration as provided in Section 3.3 (subject to the limitations set forth therein) by Investors holding Registrable Securities that requested to have their Registrable Securities included in such Piggy-Back Registration.

2.3 Short Form Registrations. After the Closing, Investors holding Registrable Securities may at any time and from time to time, request in writing that PubCo register the resale of any or all of such Registrable Securities on Form S-3 or F-3 or any similar short-form registration which may be available at such time (“Short Form Registration”); provided, however, that PubCo shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, PubCo will promptly give written notice of the proposed registration to all other Investors holding Registrable Securities, and, as soon as practicable thereafter, use its reasonable best efforts to effect the registration of all or such portion of such Investors’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities, if any, of any other Investors joining in such request as are specified in a written request given within fifteen (15) calendar days after receipt of such written notice from PubCo; provided, however, that PubCo shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Short Form Registration is not available to PubCo for such offering; or (ii) if Investors holding Registrable Securities, together with the holders of any other securities of PubCo entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $1,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.4 PIPE Securities. The Investors hereby acknowledge that SPAC, the Company, and/or PubCo has granted, or may prior to the Closing grant, registration rights to PIPE Investors with respect to the PIPE Securities issuable pursuant to the PIPE Subscription Agreements entered into for the PIPE Investment or a registration rights agreement to be entered into between SPAC, the Company, and/or PubCo (as applicable) and PIPE Investors in connection therewith (collectively, the “PIPE Documents”). The Investors hereby acknowledge and agree that nothing in this Agreement shall restrict or impair, or would reasonably be expected to restrict or impair, the ability of SPAC, the Company, or PubCo to fulfill its registration obligations under the PIPE Documents with respect to the PIPE Securities, and the SPAC, the Company, and/or Pubco shall be entitled without violation or breach of, or liability under, this Agreement to refuse to register any Registrable Securities or withdraw any Registration Statement for any Registrable Securities if such Registration has restricted or impaired the ability of the SPAC, the Company, and/or Pubco to fulfill its registration obligations under the PIPE Documents with respect to the PIPE Securities.

8

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever PubCo is required to effect the registration of any Registrable Securities pursuant to Section 2, PubCo shall use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. PubCo shall use its reasonable best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the SEC a Registration Statement on any form for which PubCo then qualifies or which counsel for PubCo shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable best efforts to cause such Registration Statement to become effective and use its reasonable efforts to keep it effective for the period required by Section 3.1.3; provided, however, that PubCo shall have the right to defer any Demand Registration for up to sixty (60) calendar days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if PubCo shall furnish the Investors requesting to include their Registrable Securities in such registration a certificate signed by the Chief Executive Officer, Chief Financial Officer or Chairman of PubCo stating that, in the good faith judgment of the Board of Directors of PubCo, it would be materially detrimental to PubCo and its shareholders for such Registration Statement to be effected at such time or the filing would require premature disclosure of material information which is not in the interests of PubCo to disclose at such time; provided further, however, that PubCo shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a Demand Registration hereunder.

3.1.2 Copies. PubCo shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investors holding Registrable Securities included in such registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors holding Registrable Securities included in such registration or legal counsel for any such Investors may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investors.

3.1.3 Amendments and Supplements. PubCo shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4 Notification. After the filing of a Registration Statement pursuant to this Agreement, any prospectus related thereto or any amendment or supplement to such Registration Statement or prospectus, PubCo shall promptly, and in no event more than three (3) Business Days after such filing, notify Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within three (3) Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order (and PubCo shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made), not misleading, and promptly make available to Investors holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the SEC a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, PubCo shall furnish to Investors holding Registrable Securities included in such Registration Statement and to the legal counsel for any such Investors, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Investors and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided that such Investors and their legal counsel must provide any comments promptly (and in any event within three (3) Business Days) after receipt of such documents.

9

3.1.5 State Securities Laws Compliance. PubCo shall use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investors holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable Investors holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action as a result of which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.6 Agreements for Disposition. To the extent required by the underwriting agreement or similar agreements, PubCo shall enter into reasonable customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of PubCo in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Investors holding Registrable Securities included in such Registration Statement. No Investor holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Investor’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Investor’s material agreements and organizational documents, and with respect to written information relating to such Investor that such Investor has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of PubCo, the principal financial officer of PubCo, the principal accounting officer of PubCo and all other officers and members of the management of PubCo shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8 Records. PubCo shall make available for inspection by Investors holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Investor holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of PubCo, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided that PubCo may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.9 Opinions and Comfort Letters. PubCo shall request its counsel and accountants to provide customary legal opinions and customary comfort letters, to the extent so reasonably required by any underwriting agreement.

3.1.10 Earnings Statement. PubCo shall comply with all applicable rules and regulations of the SEC and the Securities Act, and make available to its shareholders if reasonably required, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

10

3.1.11 Listing. PubCo shall use its reasonable best efforts to cause all Registrable Securities that are PubCo Ordinary Shares included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by PubCo are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to Investors holding a majority-in-interest of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $15,000,000, PubCo shall use its reasonable efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from PubCo of the happening of any event of the kind described in Section 3.1.4(iv), or in the event that the financial statements contained in the Registration Statement become stale, or in the event that the Registration Statement or prospectus included therein contains a misstatement of material fact or omits to state a material fact due to a bona fide business purpose, or, in the case of a resale registration on Short Form Registration pursuant to Section 2.3 hereof, upon any suspension by PubCo, pursuant to a written insider trading compliance program adopted by PubCo’s Board of Directors, of the ability of all “insiders” covered by such program to transact in PubCo’s securities because of the existence of material non-public information, each Investor holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the Registration Statement is updated so that the financial statements are no longer stale, or the restriction on the ability of “insiders” to transact in PubCo’s securities is removed, as applicable, and, if so directed by PubCo, each such Investor will deliver to PubCo all copies, other than permanent file copies then in such Investor’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. Subject to Section 4, PubCo shall bear all reasonable costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Short Form Registration effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) PubCo’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for PubCo and fees and expenses for independent certified public accountants retained by PubCo (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by PubCo in connection with such registration; and (ix) the reasonable fees and expenses (up to a maximum of $15,000 in the aggregate in connection with such registration) of one legal counsel selected by Investors holding a majority-in-interest of the Registrable Securities included in such registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. PubCo shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders in proportion to the number of Registrable Securities included in such offering for each such holder. Additionally, in an underwritten offering, all selling security holders and PubCo shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4 Information. Investors holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by PubCo, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Investors selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by PubCo or the managing Underwriter.

11

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by PubCo. Subject to the provisions of this Section 4.1 and Section 4.4.3 hereof, PubCo agrees to indemnify and hold harmless each Investor, and each Investor’s officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls an Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by PubCo of the Securities Act or any rule or regulation promulgated thereunder applicable to PubCo and relating to action or inaction required of PubCo in connection with any such registration (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of PubCo, such consent not to be unreasonably withheld, delayed or conditioned); and PubCo shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action, whether or not any such person is a party to any such claim or action and including any and all legal and other expenses incurred in giving testimony or furnishing documents in response to a subpoena or otherwise; provided, however, that PubCo will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to PubCo, in writing, by such Investor Indemnified Party expressly for use therein. PubCo also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Investors Holding Registrable Securities. Subject to the provisions of this Section 4.2 and Section 4.4.3 hereof, each Investor will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such Investor, indemnify and hold harmless PubCo, each of its directors and officers and each Underwriter (if any), and each other Investor and each other Person, if any, who controls another Investor or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to PubCo by such Investor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Investor, such consent not to be unreasonably withheld, delayed or conditioned), and shall reimburse PubCo, its directors and officers, each Underwriter and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Investor.

12

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in the defense of such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution. 4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable to an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Investor holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Investor from the sale of Registrable Securities which gave rise to such contribution obligation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5. RULE 144.

5.1 Rule 144. PubCo covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Investors holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

13

6. MISCELLANEOUS.

6.1 Other Registration Rights. PubCo represents and warrants that as of the date of this Agreement, no Person, other than the holders of (i) Registrable Securities, (ii) Founder Securities, and (iii) PIPE Securities has any right to require PubCo to register any of PubCo’s share capital for sale or to include PubCo’s share capital in any registration filed by PubCo for the sale of share capital for its own account or for the account of any other Person.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of PubCo hereunder may not be assigned or delegated by PubCo in whole or in part. This Agreement and the rights, duties and obligations of Investors holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor; provided that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate PubCo unless and until PubCo shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or of any assignee of the Investors. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2.

6.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to PubCo, to: Oabay Inc Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands Attn: Li Xiaoling Email: benson.lee@oabay.com	With copies to (which shall not constitute notice): Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Attn: Ying Li, Esq. Email: yli@htflawyers.com

If to an Investor, to: the address set forth underneath such Investor’s name on the signature page.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. Notwithstanding anything to the contrary contained in this Agreement, in the event that a duly executed copy of this Agreement is not delivered to PubCo by a Person receiving Company Share Consideration in connection with the Closing, such Person failing to provide such signature shall not be a party to this Agreement or have any rights or obligations hereunder, but such failure shall not affect the rights and obligations of the other parties to this Agreement as amongst such other parties.

6.5 Entire Agreement. This Agreement (together with the Merger Agreement including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any other Ancillary Document or the rights or obligations of the parties under the Founder Registration Rights Agreement.

14

6.6 Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.7 Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of PubCo and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8 Remedies Cumulative. In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.9 Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 6.3. Nothing in this Section 6.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law.

15

6.10 WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

6.11 Termination of Merger Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

6.12 Counterparts; Electronic Signatures. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

16

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

PubCo:

Oabay Holding Company

By:
Name:
Title:

{Signature Page to Registration Rights Agreement}

17

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

[INVESTOR]

By:
Name:
Title:

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

{Signature Page to Registration Rights Agreement}

18

EXHIBIT B

FORM OF

COMPANY LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [__], 2024, by and among (i) Oabay Inc, a Cayman Islands exempted company (the “Company”), (ii) Oabay Holding Company, a Cayman Islands exempted company (“PubCo”), (iii) Bayview Acquisition Corp, a Cayman Islands exempted company (“SPAC”), and (iv) the undersigned shareholders of the Company (each, a “Holder”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A. SPAC, the Company, PubCo, Bayview Holding LP and Peace Investment Holdings Limited, each a Delaware limited partnership, BLAFC Limited, a business company limited by shares in the British Virgin Islands, Bayview Merger Sub 1 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo, Bayview Merger Sub 2 Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo, and Oabay Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of PubCo (“Merger Sub 3”), have entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), dated as of June 6, 2024, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub 3 will merge with and into the Company, with the Company continuing as the surviving entity (the “Transaction” or “Merger”), and as a result of which (i) the Company will become a wholly owned subsidiary of PubCo, and (ii) all of the issued and outstanding Company Shares shall be converted automatically into PubCo Ordinary Shares, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of applicable law.

B. As of the date hereof, each Holder is a holder of Company Shares, in such amounts as set forth underneath such Holder’s name on such Holder’s signature page hereto. Such Holder does not beneficially own any securities exercisable for or convertible into Company Shares except as indicated on the signature page hereto.

C. Pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce PubCo to enter into the Merger Agreement and to proceed with the Merger, the parties desire to enter into this Agreement, pursuant to which the PubCo Ordinary Shares to be received by each Holder as consideration in the Merger, and further including any other securities held by each Holder immediately following the Merger which are convertible into, or exercisable, or exchangeable for, PubCo Ordinary Shares (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

D. As a condition of, and as a material inducement for the Company to enter into and consummate the Transaction, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period (as defined below), each Holder irrevocably agrees that, without the prior written consent of PubCo, it, he or she will not offer, sell, contract to sell, pledge, assign, lend, offer, donate, hypothecate or otherwise transfer or dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any such transaction is to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any of the Lock-Up Shares.

(b) In furtherance of the foregoing, PubCo will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify its transfer agent (or its successor) in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct its transfer agent (or its successor) not to process any attempts by any Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

(d) For purpose of this Agreement, the “Lock-up Period” means the period commencing on the Closing Date and ending on the earlier of (i) the 180-day anniversary of the date of the Closing, (ii) the date on which the closing price of the PubCo Ordinary Shares has equaled or exceeded $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Closing, and (iii) subsequent to the Closing, the date on which PubCo consummates a Change of Control (as defined below).

(e) The restrictions set forth herein shall not apply to: (i) transfers or distributions to any Holder’s current or former general or limited partners, managers or members, stockholders, other equityholders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act) or to the estates of any of the foregoing; (ii) transfers by bona fide gift to a member of a Holder’s immediate family or to a trust, the beneficiary of which is such Holder or a member of such Holder’s immediate family for estate planning purposes; (iii) by virtue of the laws of descent and distribution upon death of a Holder; or (iv) pursuant to a qualified domestic relations order, in each case where such transferee enters into a written agreement in form and substance reasonably satisfactory to PubCo, agreeing to be bound by the terms of this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of a Holder, and lineal descendant (including by adoption) of such Holder or of any of the foregoing persons.

In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of PubCo and PubCo’s subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of PubCo being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of PubCo with or into a third-party purchaser that results in the inability of the pre-transaction equity holders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

2. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other, severally and not jointly, that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3. Beneficial Ownership. Each Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of the Company, or any economic interest in or derivative of such stock, other than those securities specified on such Holder’s signature page hereto. For purposes of this Agreement, the the Company Shares beneficially owned by a Holder as specified on such Holder’s signature page hereto, together with the Restricted Securities to be received by such Holder in connection with and subject to the consummation of the Transaction, are collectively referred to as the “Lock-up Shares”.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5. Notice. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile or other electronic means, with confirmation of receipt, (c) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) 3 Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to PubCo after the Closing, to:

Bayview Acquisition Corp
500 5th Avenue, Suite 938
New York, New York 10110
Email: tzhang@ascendantga.com
Attention: Taylor Zhang

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, Texas 77002
Attn: Michael J. Blankenship
Email: mblankenship@winston.com

(ii)	If to the Company at or prior to the Closing, or SPAC or the Company after the Closing, to:

Oabay Inc

Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion

Hibiscus Way, 802 West Bay Road,

Grand Cayman, KY1-1205, Cayman Islands
Attn: Li Xiaoling
Email: benson.lee@oabay.com

with a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li

Email: yli@htflawyers.com

(iii)	If to any Holder, to the address set forth on such Holder’s signature page hereto;

or to such other address as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and permitted assigns of the parties hereto. Each Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by PubCo and its successors and assigns.

9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

12. Dispute Resolution. Article XII of the Merger Agreement regarding jurisdiction and waiver of jury trial are incorporated by reference herein to apply with full force to any dispute arising under this Agreement.

13. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of New York.

14. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflict with a provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

OABAY INC

By:
Name:
Title:

OABAY HOLDING COMPANY

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BAYVIEW ACQUISITION CORP

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY SHAREHOLDER

By:
Name:
Title:

Address:

NUMBER OF Lock-up Shares:

[Signature Page to Lock-Up Agreement]

EXHIBIT C

FORM OF

AMENDED PUBCO CHARTER

Companies Act (Revised)

Exempted Company Limited By Shares

Amended and restated

memorandum of association

OF

oabay holding company

(Adopted by special resolution passed on [●])

Companies Act (Revised)

Exempted Company Limited By Shares

Amended and Restated

Memorandum of Association

of

Oabay Holding Company

(Adopted by special resolution passed on [●])

1	The name of the Company is Oabay Holding Company.

2	The Company’s registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3	The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

6	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

7	The share capital of the Company is US$[10.600] divided into (i) [100,000,000] class A ordinary shares of a par value of US$[0.0001] each and [6,000,000] class B ordinary shares of a par value of US$[0.0001] each. Subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

8	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

1

Companies Act (Revised)

Exempted Company Limited By Shares

AMENDED AND RESTATED

articles of association

of

oabay holding company

(Adopted by special resolution passed on [●])

Contents

1	Definitions, interpretation and exclusion of Table A	1
	Definitions	1
	Interpretation	4
	Exclusion of Table A Articles	6

2	Shares	6
	Power to issue Shares and options, with or without special rights	6
	Power to issue fractions of a Share	6
	Power to pay commissions and brokerage fees	6
	Trusts not recognised	7
	Security interests	7
	Rights of Shares	7
	Power to vary class rights	8
	Effect of new Share issue on existing class rights	9
	Capital contributions without issue of further Shares	9
	No bearer Shares or warrants	9
	Treasury Shares	10
	Rights attaching to Treasury Shares and related matters	10
	Register of Members	10
	Annual Return	11

3	Share certificates	11
	Issue of share certificates	11
	Renewal of lost or damaged share certificates	11

4	Lien on Shares	12
	Nature and scope of lien	12
	Company may sell Shares to satisfy lien	12
	Authority to execute instrument of transfer	13
	Consequences of sale of Shares to satisfy lien	13
	Application of proceeds of sale	13

5	Calls on Shares and forfeiture	14
	Power to make calls and effect of calls	14
	Time when call made	14
	Liability of joint holders	14
	Interest on unpaid calls	14
	Deemed calls	14
	Power to accept early payment	14
	Power to make different arrangements at time of issue of Shares	15
	Notice of default	15
	Forfeiture or surrender of Shares	15
	Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender	15
	Effect of forfeiture or surrender on former Member	16
	Evidence of forfeiture or surrender	16
	Sale of forfeited or surrendered Shares	16

6	Transfer of Shares	17
	Form of Transfer	17
	Power to refuse registration for Shares not listed on a Designated Stock Exchange	17
	Suspension of transfers	17
	Company may retain instrument of transfer	18
	Notice of refusal to register	18

7	Transmission of Shares	18
	Persons entitled on death of a Member	18
	Registration of transfer of a Share following death or bankruptcy	18
	Indemnity	19
	Rights of person entitled to a Share following death or bankruptcy	19

8	Alteration of capital	19
	Increasing, consolidating, converting, dividing and cancelling share capital	19
	Dealing with fractions resulting from consolidation of Shares	20
	Reducing share capital	20

9	Redemption and purchase of own Shares	20
	Power to issue redeemable Shares and to purchase own Shares	20
	Power to pay for redemption or purchase in cash or in specie	21
	Effect of redemption or purchase of a Share	21

10	Meetings of Members	21
	Annual and extraordinary general meetings	21
	Power to call meetings	22
	Content of notice	22
	Period of notice	23
	Persons entitled to receive notice	23
	Accidental omission to give notice or non-receipt of notice	23

11	Proceedings at meetings of Members	24
	Quorum	24
	Lack of quorum	24
	Chairman	24
	Right of a Director to attend and speak	25
	Accommodation of Members at meeting and Virtual Meeting	25
	Security	25
	Adjournment	25
	Method of voting	26
	Outcome of vote by show of hands	26
	Withdrawal of demand for a poll	26
	Taking of a poll	26
	Chairman’s casting vote	27
	Written resolutions	27
	Sole-Member Company	27

12	Voting rights of Members	28
	Right to vote	28
	Rights of joint holders	28
	Representation of corporate Members	28
	Member with mental disorder	29
	Objections to admissibility of votes	29
	Form of proxy	29
	How and when proxy is to be delivered	30
	Voting by proxy	31

13	Number of Directors	32

14	Appointment, disqualification and removal of Directors	32
	First Directors	32
	No age limit	32

	Corporate Directors	32
	No shareholding qualification	32
	Appointment of Directors	32
	Board’s power to appoint Directors	33
	Removal of Directors	33
	Resignation of Directors	33
	Termination of the office of Director	33

15	Alternate Directors	34
	Appointment and removal	34
	Notices	35
	Rights of alternate Director	35
	Appointment ceases when the appointor ceases to be a Director	35
	Status of alternate Director	35
	Status of the Director making the appointment	35

16	Powers of Directors	36
	Powers of Directors	36
	Directors below the minimum number	36
	Appointments to office	36
	Provisions for employees	37
	Exercise of voting rights	37
	Remuneration	37
	Disclosure of information	38

17	Delegation of powers	38
	Power to delegate any of the Directors’ powers to a committee	38
	Local boards	39
	Power to appoint an agent of the Company	39
	Power to appoint an attorney or authorised signatory of the Company	39
	Borrowing Powers	40
	Corporate Governance	40

18	Meetings of Directors	40
	Regulation of Directors’ meetings	40
	Calling meetings	40
	Notice of meetings	40
	Use of technology	41
	Quorum	41
	Chairman or deputy to preside	41
	Voting	41
	Recording of dissent	41
	Written resolutions	42
	Validity of acts of Directors in spite of formal defect	42

19	Permissible Directors’ interests and disclosure	42

20	Minutes	43

21	Accounts and audit	43
	Auditors	43

22	Record dates	44

23	Dividends	44
	Source of dividends	44
	Declaration of dividends by Members	44

	Payment of interim dividends and declaration of final dividends by Directors	44
	Apportionment of dividends	45
	Right of set off	45
	Power to pay other than in cash	46
	How payments may be made	46
	Dividends or other monies not to bear interest in absence of special rights	46
	Dividends unable to be paid or unclaimed	47

24	Capitalisation of profits	47
	Capitalisation of profits or of any share premium account or capital redemption reserve;	47
	Applying an amount for the benefit of Members	47

25	Share Premium Account	48
	Directors to maintain share premium account	48
	Debits to share premium account	48

26	Seal	48
	Company seal	48
	Duplicate seal	48
	When and how seal is to be used	48
	If no seal is adopted or used	48
	Power to allow non-manual signatures and facsimile printing of seal	49
	Validity of execution	49

27	Indemnity	49
	Release	50
	Insurance	50

28	Notices	50
	Form of notices	50
	Electronic communications	51
	Persons entitled to notices	52
	Persons authorised to give notices	52
	Delivery of written notices	52
	Joint holders	52
	Signatures	52
	Giving notice to a deceased or bankrupt Member	53
	Date of giving notices	53
	Saving provision	53

29	Authentication of Electronic Records	54
	Application of Articles	54
	Authentication of documents sent by Members by Electronic means	54
	Authentication of document sent by the Secretary or Officers of the Company by Electronic means	54
	Manner of signing	55
	Saving provision	55

30	Transfer by way of continuation	55

31	Winding up	56
	Distribution of assets in specie	56
	No obligation to accept liability	56

32	Amendment of Memorandum and Articles	56
	Power to change name or amend Memorandum	56
	Power to amend these Articles	56

Companies Act (Revised)

Exempted Company Limited By Shares

Amended and Restated

Articles of Association

of

Oabay Holding Company

(Adopted by special resolution passed on [●])

1	Definitions, interpretation and exclusion of Table A

Definitions

1.1	In these Articles, the following definitions apply:

Act means the Companies Act (Revised) of the Cayman Islands, including any statutory modification or re-enactment thereof for the time being in force;

Articles means, as appropriate:

(a)	these articles of association as amended from time to time: or

(b)	two or more particular articles of these Articles;

and Article refers to a particular article of these Articles;

Auditors means the auditor or auditors for the time being of the Company;

Board means the board of Directors from time to time;

Business Day means a day when banks in Grand Cayman, the Cayman Islands are open for the transaction of normal banking business and for the avoidance of doubt, shall not include a Saturday, Sunday or public holiday in the Cayman Islands;

Cayman Islands means the British Overseas Territory of the Cayman Islands;

Class A Ordinary Share means the class A ordinary shares of a par value of US$[0.0001] each of the Company, which have the rights set forth in these Articles;

Class B Ordinary Share means the class B ordinary shares of a par value of US$[0.0001] each of the Company, which have the rights set forth in these Articles;

Clear Days, in relation to a period of notice, means that period excluding:

(a)	the day when the notice is given or deemed to be given; and

1

(b)	the day for which it is given or on which it is to take effect;

Commission means Securities and Exchange Commission of the United States of America or other federal agency for the time being administering the U.S. Securities Act;

Company means the above-named company;

Conversion Date means in respect of a Conversion Notice means the day on which that Conversion Notice is delivered;

Conversion Notice means a written notice delivered to the Company at its office (and as otherwise stated therein) stating that a holder of Class A Ordinary Shares elects to convert the number of Class A Ordinary Shares specified therein pursuant to Article 2.9(a);

Conversion Number in relation to any Class A Ordinary Shares, such number of Class B Ordinary Shares as may, upon exercise of the Conversion Right, be issued at the Conversion Rate;

Conversion Rate in relation to the conversion of Class A Ordinary Shares to Class B Ordinary Shares means, at any time, on a [one-to-one] basis. The foregoing Conversion Rate shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class B Ordinary Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class A Ordinary Shares in issue;

Conversion Right in respect of a holder of Class A Ordinary Shares, subject to the provisions of these Articles and to any applicable fiscal or other laws or regulations including the Act, to convert all or any of its Class A Ordinary Shares, into the Conversion Number of Class B Ordinary Shares in its discretion;

Default Rate means ten per cent per annum;

Designated Stock Exchanges means Nasdaq Global Market or Nasdaq Capital Market in the United States of America for so long as any class of the Company’s Shares are there listed and any other stock exchange on which any class of the Company’s Shares are listed for trading;

Designated Stock Exchange Rules means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchanges;

2

Directors means the directors for the time being of the Company and the expression Director shall be construed accordingly;

Electronic has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Communication Facilities means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all persons participating in a meeting are capable of hearing and being heard by each other;

Electronic Record has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Electronic Signature has the meaning given to that term in the Electronic Transactions Act (Revised) of the Cayman Islands;

Fully Paid Up means:

(a)	in relation to a Share with par value, means that the par value for that Share and any premium payable in respect of the issue of that Share, has been fully paid or credited as paid in money or money’s worth; and

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has been fully paid or credited as paid in money or money’s worth;

Independent Director means a Director who is an independent director as defined in the Designated Stock Exchange Rules as determined by the Board;

Member means any person or persons entered on the register of Members from time to time as the holder of a Share;

Memorandum means the memorandum of association of the Company as amended from time to time;

Month means a calendar month;

Officer means a person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary;

Ordinary Resolution means a resolution of the Members passed by a simple majority of Members who (being entitled to do so) vote in person or by proxy at a general meeting of the Company. The expression includes a unanimous written resolution;

3

Partly Paid Up means:

(a)	in relation to a Share with par value, that the par value for that Share and any premium payable in respect of the issue of that Share, has not been fully paid or credited as paid in money or money’s worth; and

(b)	in relation to a Share without par value, means that the agreed issue price for that Share has not been fully paid or credited as paid in money or money’s worth;

Secretary means a person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Share means a Class A Ordinary Share or Class B Ordinary Share in the share capital of the Company and the expression:

(a)	includes stock (except where a distinction between shares and stock is expressed or implied); and

(b)	where the context permits, also includes a fraction of a Share;

Special Resolution means a resolution of the Members in a general meeting of the Company or a resolution of a meeting of the holders of any class of Shares in a class meeting duly constituted in accordance with the Articles in each case passed by a majority of not less than two-thirds of Members who (being entitled to do so) vote in person or by proxy at that meeting. The expression includes a unanimous written resolution;

Treasury Shares means Shares held in treasury pursuant to the Act and Article 2.12;

U.S. Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time; and

Virtual Meeting means any general meeting of the Members at which the Members (and any other permitted participants of such meeting, including without limitation the chairman of the meeting and any Directors) are permitted to attend and participate solely by means of Electronic Communication Facilities.

Interpretation

1.2	In the interpretation of these Articles, the following provisions apply unless the context otherwise requires:

(a)	A reference in these Articles to a statute is a reference to a statute of the Cayman Islands as known by its short title, and includes:

(i)	any statutory modification, amendment or re-enactment; and

(ii)	any subordinate legislation or regulations issued under that statute.

4

Without limitation to the preceding sentence, a reference to a revised Act of the Cayman Islands is taken to be a reference to the revision of that Act in force from time to time as amended from time to time.

(b)	Headings are inserted for convenience only and do not affect the interpretation of these Articles, unless there is ambiguity.

(c)	If a day on which any act, matter or thing is to be done under these Articles is not a Business Day, the act, matter or thing must be done on the next Business Day.

(d)	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular, and a reference to any gender also denotes the other genders.

(e)	A reference to a person includes, as appropriate, a company, trust, partnership, joint venture, association, body corporate or government agency.

(f)	Where a word or phrase is given a defined meaning another part of speech or grammatical form in respect to that word or phrase has a corresponding meaning.

(g)	All references to time are to be calculated by reference to time in the place where the Company’s registered office is located.

(h)	The words written and in writing include all modes of representing or reproducing words in a visible form, but do not include an Electronic Record where the distinction between a document in writing and an Electronic Record is expressed or implied.

(i)	The words including, include and in particular or any similar expression are to be construed without limitation.

(j)	The term “present” means, in respect of any person attending a meeting, such person’s presence at a general meeting of Members (or any meeting of the holders of any class of Shares), which may be satisfied by means of such person or, if a corporation or other non-natural person, its duly authorized representative (or, in the case of any Member, a proxy which has been validly appointed by such Member in accordance with these Articles), being: (a) physically present at the meeting; or (b) in the case of any meeting at which Electronic Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Electronic Communication Facilities.

1.3	The headings in these Articles are intended for convenience only and shall not affect the interpretation of these Articles.

5

Exclusion of Table A Articles

1.4	The regulations contained in Table A in the First Schedule of the Act and any other regulations contained in any statute or subordinate legislation are expressly excluded and do not apply to the Company.

2	Shares

Power to issue Shares and options, with or without special rights

2.1	Subject to the provisions of the Act and these Articles about the redemption and purchase of the Shares, the Directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued Shares to such persons, at such times and on such terms and conditions as they may decide. No Share may be issued at a discount except in accordance with the provisions of the Act.

2.2	Without limitation to the preceding Article, the Directors may so deal with the unissued Shares:

(a)	either at a premium or at par; or

(b)	with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise.

2.3	Without limitation to the two preceding Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

Power to issue fractions of a Share

2.4	Subject to the Act, the Company may issue fractions of a Share of any class. A fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a Share of that class of Shares.

Power to pay commissions and brokerage fees

2.5	The Company may pay a commission to any person in consideration of that person:

(a)	subscribing or agreeing to subscribe, whether absolutely or conditionally; or

(b)	procuring or agreeing to procure subscriptions, whether absolute or conditional,

for any Shares. That commission may be satisfied by the payment of cash or the allotment of Fully Paid Up or Partly Paid Up Shares or partly in one way and partly in another.

2.6	The Company may employ a broker in the issue of its capital and pay him any proper commission or brokerage.

6

Trusts not recognised

2.7	Except as required by law:

(a)	no person shall be recognised by the Company as holding any Share on any trust; and

(b)	no person other than the Member shall be recognised by the Company as having any right in a Share.

Security interests

2.8	Notwithstanding the preceding Article, the Company may (but shall not be obliged to) recognise a security interest of which it has actual notice over shares. The Company shall not be treated as having recognised any such security interest unless it has so agreed in writing with the secured party.

Rights of Shares

2.9	Subject to Article 2.1, the Memorandum and any Special Resolution to the contrary and without prejudice to any special rights conferred thereby on the holders of any other Shares or class of Shares, Class A Ordinary Shares and Class B Ordinary Shares shall carry equal rights and rank pari passu with one another in all respects other than as set out below:

(a)	Conversion Rights:

(i)	Subject to the provisions hereof and to compliance with all fiscal and other laws and regulations applicable thereto, including the Act, a holder of Class A Ordinary Shares shall have the Conversion Right in respect of each Class A Ordinary Share in its holding. For the avoidance of doubt, a holder of Class B Ordinary Shares shall have no rights to convert Class B Ordinary Shares into Class A Ordinary Shares under any circumstances.

(ii)	Each Class A Ordinary Share shall be converted at the option of the holder, at any time after issue, into such Conversion Number of fully paid Class B Ordinary Shares calculated at the Conversion Rate. Such conversion shall take effect on the Conversion Date. A Conversion Notice shall not be effective if it is not accompanied by the share certificates in respect of the relevant Class A Ordinary Shares and/or such other evidence (if any) as the Directors may reasonably require to prove the title of the person exercising such right (or, if such certificates have been lost or destroyed, such evidence of title and such indemnity as the Directors may reasonably require). Any and all taxes and stamp, issue and registration duties (if any) arising on conversion shall be borne by the holder of Class A Ordinary Shares requesting conversion.

7

(iii)	On the Conversion Date, every Class A Ordinary Share converted shall automatically be re-designated and re-classified (or in such other manner as the Directors may direct that is not in contravention of applicable laws) as the applicable Conversion Number of Class B Ordinary Shares with such rights and restrictions attached thereto and shall rank pari passu in all respects with the Class B Ordinary Shares then in issue and the Company shall enter or procure the entry of the name of the relevant holder of converted Class A Ordinary Shares as the holder of the corresponding number of Class B Ordinary Shares resulting from the conversion of the Class A Ordinary Shares in, and make any other necessary and consequential changes to, the register of members and shall procure that, if required, certificates in respect of the relevant Class B Ordinary Shares, together with a new certificate for any unconverted Class A Ordinary Shares comprised in the certificate(s) surrendered by the holder of the Class A Ordinary Shares, are issued to the holders thereof.

(iv)	Until such time as the Class A Ordinary Shares have been converted into Class B Ordinary Shares, the Company shall: (A) at all times keep available for issue and free of all liens, charges, options, mortgages, pledges, claims, equities, encumbrances and other third-party rights of any nature, and not subject to any pre-emptive rights out of its authorised but unissued share capital, such number of authorised but unissued Class B Ordinary Shares as would enable all Class A Ordinary Shares to be converted into Class B Ordinary Shares and any other rights of conversion into, subscription for or exchange into Class B Ordinary Shares to be satisfied in full; and (B) not make any issue, grant or distribution or take any other action if the effect would be that on the conversion of the Class A Ordinary Shares to Class B Ordinary Shares it would be required to issue Class B Ordinary Shares at a price lower than the par value thereof.

(b)	Voting Rights:

(i)	Holders of Class A Ordinary Shares and Class B Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Holders of shares of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as a single class on all matters submitted to a vote for Members’ consent.

(ii)	Each Class A Ordinary Share shall be entitled to twenty (20) votes on all matters subject to the vote at general meetings of the Company; whereas, each Class B Ordinary Share shall be entitled to one (1) vote on all matters subject to the vote at general meetings of the Company.

Power to vary class rights

2.10	If the share capital is divided into different classes of Shares then, unless the terms on which a class of Shares was issued state otherwise, the rights attaching to a class of Shares may only be varied if one of the following applies:

(a)	the Members holding not less than two-thirds of the issued Shares of that class consent in writing to the variation; or

8

(b)	the variation is made with the sanction of a Special Resolution passed at a separate general meeting of the Members holding the issued Shares of that class.

2.11	For the purpose of Article 2.10(b), all the provisions of these Articles relating to general meetings apply, mutatis mutandis, to every such separate meeting except that:

(a)	the necessary quorum shall be one or more persons holding, or representing by proxy, not less than one third of the issued Shares of the class; and

(b)	any Member holding issued Shares of the class, present in person or by proxy or, in the case of a corporate Member, by its duly authorised representative, at the meeting may demand a poll.

Effect of new Share issue on existing class rights

2.12	Unless the terms on which a class of Shares was issued state otherwise, the rights conferred on the Member holding Shares of any class shall not be deemed to be varied by the creation or issue of further Shares ranking pari passu with the existing Shares of that class.

Capital contributions without issue of further Shares

2.13	With the consent of a Member, the directors may accept a voluntary contribution to the capital of the Company from that Member without issuing Shares in consideration for that contribution. In that event, the contribution shall be dealt with in the following manner:

(a)	It shall be treated as if it were a share premium.

(b)	Unless the Member agrees otherwise:

(i)	if the Member holds Shares in a single class of Shares - it shall be credited to the share premium account for that class of Shares;

(ii)	if the Member holds Shares of more than one class - it shall be credited rateably to the share premium accounts for those classes of Shares (in the proportion that the sum of the issue prices for each class of Shares that the Member holds bears to the total issue prices for all classes of Shares that the Member holds).

(c)	It shall be subject to the provisions of the Act and these Articles applicable to share premiums.

No bearer Shares or warrants

2.14	The Company shall not issue Shares or warrants to bearers.

9

Treasury Shares

2.15	Shares that the Company purchases, redeems or acquires by way of surrender in accordance with the Act shall be held as Treasury Shares and not treated as cancelled if:

(a)	the Directors so determine prior to the purchase, redemption or surrender of those shares; and

(b)	the relevant provisions of the Memorandum and Articles and the Act are otherwise complied with.

Rights attaching to Treasury Shares and related matters

2.16	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Members on a winding up) may be made to the Company in respect of a Treasury Share.

2.17	The Company shall be entered in the register of Members as the holder of the Treasury Shares. However:

(a)	the Company shall not be treated as a Member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act.

2.18	Nothing in Article 2.17 prevents an allotment of Shares as Fully Paid Up bonus shares in respect of a Treasury Share and Shares allotted as Fully Paid Up bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

2.19	Treasury Shares may be disposed of by the Company in accordance with the Act and otherwise on such terms and conditions as the Directors determine.

Register of Members

2.20	The Directors shall keep or cause to be kept a register of Members as required by the Act and may cause the Company to maintain one or more branch registers as contemplated by the Act, provided that where the Company is maintaining one or more branch registers, the Directors shall ensure that a duplicate of each branch register is kept with the Company’s principal register of Members and updated within such number of days of any amendment having been made to such branch register as may be required by the Act.

2.21	The title to Shares listed on a Designated Stock Exchange may be evidenced and transferred in accordance with the laws applicable to the rules and regulations of the Designated Stock Exchange and, for these purposes, the register of Members may be maintained in accordance with Section 40B of the Act.

10

Annual Return

2.22	The Directors in each calendar year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Act and shall deliver a copy thereof to the registrar of companies for the Cayman Islands.

3	Share certificates

Issue of share certificates

3.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. If the Directors resolve that share certificates shall be issued, upon being entered in the register of Members as the holder of a Share, the Directors may issue to any Member:

(a)	without payment, one certificate for all the Shares of each class held by that Member (and, upon transferring a part of the Member’s holding of Shares of any class, to a certificate for the balance of that holding); and

(b)	upon payment of such reasonable sum as the Directors may determine for every certificate after the first, several certificates each for one or more of that Member’s Shares.

3.2	Every certificate shall specify the number, class and distinguishing numbers (if any) of the Shares to which it relates and whether they are Fully Paid Up or Partly Paid Up. A certificate may be executed under seal or executed in such other manner as the Directors determine.

3.3	Every certificate shall bear legends required under the applicable laws, including the U.S. Securities Act (to the extent applicable).

3.4	The Company shall not be bound to issue more than one certificate for Shares held jointly by several persons and delivery of a certificate for a Share to one joint holder shall be a sufficient delivery to all of them.

Renewal of lost or damaged share certificates

3.5	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to:

(a)	evidence;

(b)	indemnity;

11

(c)	payment of the expenses reasonably incurred by the Company in investigating the evidence; and

(d)	payment of a reasonable fee, if any for issuing a replacement share certificate,

as the Directors may determine, and (in the case of defacement or wearing-out) on delivery to the Company of the old certificate.

4	Lien on Shares

Nature and scope of lien

4.1	The Company has a first and paramount lien on all Shares (whether Fully Paid Up or not) registered in the name of a Member (whether solely or jointly with others). The lien is for all monies payable to the Company by the Member or the Member’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a Member; and

(b)	whether or not those monies are presently payable.

4.2	At any time the Board may declare any Share to be wholly or partly exempt from the provisions of this Article.

Company may sell Shares to satisfy lien

4.3	The Company may sell any Shares over which it has a lien if all of the following conditions are met:

(a)	the sum in respect of which the lien exists is presently payable;

(b)	the Company gives notice to the Member holding the Share (or to the person entitled to it in consequence of the death or bankruptcy of that Member) demanding payment and stating that if the notice is not complied with the Shares may be sold; and

(c)	that sum is not paid within fourteen Clear Days after that notice is deemed to be given under these Articles,

and Shares to which this Article 4.3 applies shall be referred to as Lien Default Shares.

4.4	The Lien Default Shares may be sold in such manner as the Board determines.

4.5	To the maximum extent permitted by law, the Directors shall incur no personal liability to the Member concerned in respect of the sale.

12

Authority to execute instrument of transfer

4.6	To give effect to a sale, the Directors may authorise any person to execute an instrument of transfer of the Lien Default Shares sold to, or in accordance with the directions of, the purchaser.

4.7	The title of the transferee of the Lien Default Shares shall not be affected by any irregularity or invalidity in the proceedings in respect of the sale.

Consequences of sale of Shares to satisfy lien

4.8	On a sale pursuant to the preceding Articles:

(a)	the name of the Member concerned shall be removed from the register of Members as the holder of those Lien Default Shares; and

(b)	that person shall deliver to the Company for cancellation the certificate (if any) for those Lien Default Shares.

4.9	Notwithstanding the provisions of Article 4.8, such person shall remain liable to the Company for all monies which, at the date of sale, were presently payable by him to the Company in respect of those Lien Default Shares. That person shall also be liable to pay interest on those monies from the date of sale until payment at the rate at which interest was payable before that sale or, failing that, at the Default Rate. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the Lien Default Shares at the time of sale or for any consideration received on their disposal.

Application of proceeds of sale

4.10	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable. Any residue shall be paid to the person whose Lien Default Shares have been sold:

(a)	if no certificate for the Lien Default Shares was issued, at the date of the sale; or

(b)	if a certificate for the Lien Default Shares was issued, upon surrender to the Company of that certificate for cancellation but, in either case, subject to the Company retaining a like lien for all sums not presently payable as existed on the Lien Default Shares before the sale.

13

5	Calls on Shares and forfeiture

Power to make calls and effect of calls

5.1	Subject to the terms of allotment, the Board may make calls on the Members in respect of any monies unpaid on their Shares including any premium. The call may provide for payment to be by instalments. Subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made, each Member shall pay to the Company the amount called on his Shares as required by the notice.

5.2	Before receipt by the Company of any sum due under a call, that call may be revoked in whole or in part and payment of a call may be postponed in whole or in part. Where a call is to be paid in instalments, the Company may revoke the call in respect of all or any remaining instalments in whole or in part and may postpone payment of all or any of the remaining instalments in whole or in part.

5.3	A Member on whom a call is made shall remain liable for that call notwithstanding the subsequent transfer of the Shares in respect of which the call was made. He shall not be liable for calls made after he is no longer registered as Member in respect of those Shares.

Time when call made

5.4	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

Liability of joint holders

5.5	Members registered as the joint holders of a Share shall be jointly and severally liable to pay all calls in respect of the Share.

Interest on unpaid calls

5.6	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid:

(a)	at the rate fixed by the terms of allotment of the Share or in the notice of the call; or

(b)	if no rate is fixed, at the Default Rate.

The Directors may waive payment of the interest wholly or in part.

Deemed calls

5.7	Any amount payable in respect of a Share, whether on allotment or on a fixed date or otherwise, shall be deemed to be payable as a call. If the amount is not paid when due the provisions of these Articles shall apply as if the amount had become due and payable by virtue of a call.

Power to accept early payment

5.8	The Company may accept from a Member the whole or a part of the amount remaining unpaid on Shares held by him although no part of that amount has been called up.

14

Power to make different arrangements at time of issue of Shares

5.9	Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares to distinguish between Members in the amounts and times of payment of calls on their Shares.

Notice of default

5.10	If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 Clear Days’ notice requiring payment of:

(a)	the amount unpaid;

(b)	any interest which may have accrued;

(c)	any expenses which have been incurred by the Company due to that person’s default.

5.11	The notice shall state the following:

(a)	the place where payment is to be made; and

(b)	a warning that if the notice is not complied with the Shares in respect of which the call is made will be liable to be forfeited.

Forfeiture or surrender of Shares

5.12	If the notice given pursuant to Article 5.10 is not complied with, the Directors may, before the payment required by the notice has been received, resolve that any Share the subject of that notice be forfeited. The forfeiture shall include all dividends or other monies payable in respect of the forfeited Share and not paid before the forfeiture. Despite the foregoing, the Board may determine that any Share the subject of that notice be accepted by the Company as surrendered by the Member holding that Share in lieu of forfeiture.

Disposal of forfeited or surrendered Share and power to cancel forfeiture or surrender

5.13	A forfeited or surrendered Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determine either to the former Member who held that Share or to any other person. The forfeiture or surrender may be cancelled on such terms as the Directors think fit at any time before a sale, re-allotment or other disposition. Where, for the purposes of its disposal, a forfeited or surrendered Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to the transferee.

15

Effect of forfeiture or surrender on former Member

5.14	On forfeiture or surrender:

(a)	the name of the Member concerned shall be removed from the register of Members as the holder of those Shares and that person shall cease to be a Member in respect of those Shares; and

(b)	that person shall surrender to the Company for cancellation the certificate (if any) for the forfeited or surrendered Shares.

5.15	Despite the forfeiture or surrender of his Shares, that person shall remain liable to the Company for all monies which at the date of forfeiture or surrender were presently payable by him to the Company in respect of those Shares together with:

(a)	all expenses; and

(b)	interest from the date of forfeiture or surrender until payment:

(i)	at the rate of which interest was payable on those monies before forfeiture; or

(ii)	if no interest was so payable, at the Default Rate.

The Directors, however, may waive payment wholly or in part.

Evidence of forfeiture or surrender

5.16	A declaration, whether statutory or under oath, made by a Director or the Secretary shall be conclusive evidence of the following matters stated in it as against all persons claiming to be entitled to forfeited Shares:

(a)	that the person making the declaration is a Director or Secretary of the Company, and

(b)	that the particular Shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the Shares.

Sale of forfeited or surrendered Shares

5.17	Any person to whom the forfeited or surrendered Shares are disposed of shall not be bound to see to the application of the consideration, if any, of those Shares nor shall his title to the Shares be affected by any irregularity in, or invalidity of the proceedings in respect of, the forfeiture, surrender or disposal of those Shares.

16

6	Transfer of Shares

Form of Transfer

6.1	Subject to the following Articles about the transfer of Shares, and provided that such transfer complies with applicable rules of the Designated Stock Exchange, a Member may freely transfer Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors, executed:

(a)	where the Shares are Fully Paid, by or on behalf of that Member; and

(b)	where the Shares are partly paid, by or on behalf of that Member and the transferee.

6.2	The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered into the register of Members.

Power to refuse registration for Shares not listed on a Designated Stock Exchange

6.3	Where the Shares of any class in question are not listed on or subject to the rules of any Designated Stock Exchange, the Directors may in their absolute discretion decline to register any transfer of such Shares which are not Fully Paid Up or on which the Company has a lien. The Directors may also, but are not required to, decline to register any transfer of any such Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate (if any) for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four;

(e)	the Shares transferred are Fully Paid Up and free of any lien in favour of the Company; and

(f)	any applicable fee of such maximum sum as the Designated Stock Exchanges may determine to be payable, or such lesser sum as the Board may from time to time require, related to the transfer is paid to the Company.

Suspension of transfers

6.4	The registration of transfers may, on 14 Clear Days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of Members closed at such times and for such periods as the Directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register of Members closed for more than 30 Clear Days in any year.

17

Company may retain instrument of transfer

6.5	All instruments of transfer that are registered shall be retained by the Company.

Notice of refusal to register

6.6	If the Directors refuse to register a transfer of any Shares of any class not listed on a Designated Stock Exchange, they shall within one Month after the date on which the instrument of transfer was lodged with the Company send to each of the transferor and the transferee notice of the refusal.

7	Transmission of Shares

Persons entitled on death of a Member

7.1	If a Member dies, the only persons recognised by the Company as having any title to the deceased Members’ interest are the following:

(a)	where the deceased Member was a joint holder, the survivor or survivors; and

(b)	where the deceased Member was a sole holder, that Member’s personal representative or representatives.

7.2	Nothing in these Articles shall release the deceased Member’s estate from any liability in respect of any Share, whether the deceased was a sole holder or a joint holder.

Registration of transfer of a Share following death or bankruptcy

7.3	A person becoming entitled to a Share in consequence of the death or bankruptcy of a Member may elect to do either of the following:

(a)	to become the holder of the Share; or

(b)	to transfer the Share to another person.

7.4	That person must produce such evidence of his entitlement as the Directors may properly require.

7.5	If the person elects to become the holder of the Share, he must give notice to the Company to that effect. For the purposes of these Articles, that notice shall be treated as though it were an executed instrument of transfer.

7.6	If the person elects to transfer the Share to another person then:

(a)	if the Share is Fully Paid Up, the transferor must execute an instrument of transfer; and

(b)	if the Share is nil or Partly Paid Up, the transferor and the transferee must execute an instrument of transfer.

18

7.7	All the Articles relating to the transfer of Shares shall apply to the notice or, as appropriate, the instrument of transfer.

Indemnity

7.8	A person registered as a Member by reason of the death or bankruptcy of another Member shall indemnify the Company and the Directors against any loss or damage suffered by the Company or the Directors as a result of that registration.

Rights of person entitled to a Share following death or bankruptcy

7.9	A person becoming entitled to a Share by reason of the death or bankruptcy of a Member shall have the rights to which he would be entitled if he were registered as the holder of the Share. But, until he is registered as Member in respect of the Share, he shall not be entitled to attend or vote at any meeting of the Company or at any separate meeting of the holders of that class of Shares.

8	Alteration of capital

Increasing, consolidating, converting, dividing and cancelling share capital

8.1	To the fullest extent permitted by the Act, the Company may by Ordinary Resolution do any of the following and amend its Memorandum for that purpose:

(a)	increase its share capital by new Shares of the amount fixed by that Ordinary Resolution and with the attached rights, priorities and privileges set out in that Ordinary Resolution;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its Paid Up Shares into stock, and reconvert that stock into Paid Up Shares of any denomination;

(d)	sub-divide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(e)	cancel Shares which, at the date of the passing of that Ordinary Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled or, in the case of Shares without nominal par value, diminish the number of Shares into which its capital is divided.

19

Dealing with fractions resulting from consolidation of Shares

8.2	Whenever, as a result of a consolidation of Shares, any Members would become entitled to fractions of a Share the Directors may on behalf of those Members deal with the fractions as it thinks fit, including (without limitation):

(a)	either round up or down the fraction to the nearest whole number, such rounding to be determined by the Directors acting in their sole discretion; or

(b)	sell the Shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company); and

(c)	distribute the net proceeds in due proportion among those Members.

8.3	For the purposes of Article 8.2, the Directors may authorise some person to execute an instrument of transfer of the Shares to, in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall the transferee’s title to the Shares be affected by any irregularity in, or invalidity of, the proceedings in respect of the sale.

Reducing share capital

8.4	Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may, by Special Resolution, reduce its share capital in any way.

9	Redemption and purchase of own Shares

Power to issue redeemable Shares and to purchase own Shares

9.1	Subject to the Act and to any rights for the time being conferred on the Members holding a particular class of Shares, the Company may by its Directors:

(a)	issue Shares that are to be redeemed or liable to be redeemed, at the option of the Company or the Member holding those redeemable Shares, on the terms and in the manner its Directors determine before the issue of those Shares;

(b)	with the consent by Special Resolution of the Members holding Shares of a particular class, vary the rights attaching to that class of Shares so as to provide that those Shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the Directors determine at the time of such variation; and

(c)	purchase all or any of its own Shares of any class including any redeemable Shares on the terms and in the manner which the Directors determine at the time of such purchase.

20

The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of any combination of the following: capital, its profits and the proceeds of a fresh issue of Shares.

Power to pay for redemption or purchase in cash or in specie

9.2	When making a payment in respect of the redemption or purchase of Shares, the Directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorised by the terms of the allotment of those Shares or by the terms applying to those Shares in accordance with Article 9.1, or otherwise by agreement with the Member holding those Shares.

Effect of redemption or purchase of a Share

9.3	Upon the date of redemption or purchase of a Share:

(a)	the Member holding that Share shall cease to be entitled to any rights in respect of the Share other than the right to receive:

(i)	the price for the Share; and

(ii)	any dividend declared in respect of the Share prior to the date of redemption or purchase;

(b)	the Member’s name shall be removed from the register of Members with respect to the Share; and

(c)	the Share shall be cancelled or held as a Treasury Share, as the Directors may determine.

9.4	For the purpose of Article 9.3, the date of redemption or purchase is the date when the Member’s name is removed from the register of Members with respect to the Shares the subject of the redemption or purchase.

10	Meetings of Members

Annual and extraordinary general meetings

10.1	The Company may, but shall not (unless required by the applicable Designated Stock Exchange Rules) be obligated to, in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the Board, in accordance with these Articles.

10.2	All general meetings other than annual general meetings shall be called extraordinary general meetings.

21

Power to call meetings

10.3	The Directors may call a general meeting at any time.

10.4	If there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, the Directors must call a general meeting for the purpose of appointing additional Directors.

10.5	The Directors must also call a general meeting if requisitioned in the manner set out in the next two Articles.

10.6	The requisition must be in writing and given by one or more Members who together hold at least ten (10) per cent of the rights to vote at such general meeting.

10.7	The requisition must also:

(a)	specify the purpose of the meeting.

(b)	be signed by or on behalf of each requisitioner (and for this purpose each joint holder shall be obliged to sign). The requisition may consist of several documents in like form signed by one or more of the requisitioners; and

(c)	be delivered in accordance with the notice provisions.

10.8	Should the Directors fail to call a general meeting within 21 Clear Days’ from the date of receipt of a requisition, the requisitioners or any of them may call a general meeting within three Months after the end of that period.

10.9	Without limitation to the foregoing, if there are insufficient Directors to constitute a quorum and the remaining Directors are unable to agree on the appointment of additional Directors, any one or more Members who together hold at least five per cent of the rights to vote at a general meeting may call a general meeting for the purpose of considering the business specified in the notice of meeting which shall include as an item of business the appointment of additional Directors.

10.10	If the Members call a meeting under the above provisions, the Company shall reimburse their reasonable expenses.

Content of notice

10.11	Notice of a general meeting shall specify each of the following:

(a)	the place, the date and the hour of the meeting;

(b)	if the meeting is to be held in two or more places, or any meeting at which Electronic Communication Facilities will be utilized (including any Virtual Meeting), the Electronic Communication Facilities that will be used to facilitate the meeting, including the procedures to be followed by any Member or other participant of the meeting who wishes to utilise such Electronic Communication Facilities for the purposes of attending and participating in such meeting;

22

(c)	subject to paragraph (d) and (to the extent applicable) the requirements of the Designated Stock Exchange Rules, the general nature of the business to be transacted; and

(d)	if a resolution is proposed as a Special Resolution, the text of that resolution.

10.12	In each notice there shall appear with reasonable prominence the following statements:

(a)	that a Member who is entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of that Member; and

(b)	that a proxyholder need not be a Member.

Period of notice

10.13	At least twenty-one Clear Days’ notice of an annual general meeting must be given to Members. For any other general meeting, at least fourteen Clear Days’ notice must be given to Members.

10.14	Subject to the Act, a meeting may be convened on shorter notice, subject to the Act with the consent of the Member or Members who, individually or collectively, hold at least ninety per cent of the voting rights of all those who have a right to vote at that meeting.

Persons entitled to receive notice

10.15	Subject to the provisions of these Articles and to any restrictions imposed on any Shares, the notice shall be given to the following people:

(a)	the Members

(b)	persons entitled to a Share in consequence of the death or bankruptcy of a Member;

(c)	the Directors; and

(d)	the Auditors (if appointed).

10.16	The Board may determine that the Members entitled to receive notice of a meeting are those persons entered on the register of Members at the close of business on a day determined by the Board.

Accidental omission to give notice or non-receipt of notice

10.17	Proceedings at a meeting shall not be invalidated by the following:

(a)	an accidental failure to give notice of the meeting to any person entitled to notice; or

23

(b)	non-receipt of notice of the meeting by any person entitled to notice.

10.18	In addition, where a notice of meeting is published on a website proceedings at the meeting shall not be invalidated merely because it is accidentally published:

(a)	in a different place on the website; or

(b)	for part only of the period from the date of the notification until the conclusion of the meeting to which the notice relates.

11	Proceedings at meetings of Members

Quorum

11.1	Save as provided in the following Article, no business shall be transacted at any meeting unless a quorum is present in person or by proxy. A quorum is as follows:

(a)	if the Company has only one Member: that Member;

(b)	if the Company has more than one Member: one or more Members holding Shares that represent not less than one-third of the outstanding Shares carrying the right to vote at such general meeting.

Lack of quorum

11.2	If a quorum is not present within fifteen minutes of the time appointed for the meeting, or if at any time during the meeting it becomes inquorate, then the following provisions apply:

(a)	If the meeting was requisitioned by Members, it shall be cancelled.

(b)	In any other case, the meeting shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the Directors. If a quorum is not present within fifteen minutes of the time appointed for the adjourned meeting, then the Members present in person or by proxy shall constitute a quorum.

Chairman

11.3	The chairman of a general meeting (including any Virtual Meeting) shall be the chairman of the Board or such other Director as the Directors have nominated to chair Board meetings in the absence of the chairman of the Board. Absent any such person being present within fifteen minutes of the time appointed for the meeting, the Directors present shall elect one of their number to chair the meeting. The chairman of the meeting shall be entitled to attend and participate at any such general meeting by means of Electronic Communication Facilities, and to act as the chairman of such general meeting, in which event the chairman of the meeting shall be deemed to be present at the meeting.

24

11.4	If no Director is present within fifteen minutes of the time appointed for the meeting, or if no Director is willing to act as chairman, the Members present in person or by proxy and entitled to vote shall choose one of their number to chair the meeting.

Right of a Director to attend and speak

11.5	Even if a Director is not a Member, he shall be entitled to attend and speak at any general meeting and at any separate meeting of Members holding a particular class of Shares.

Accommodation of Members at meeting and Virtual Meeting

11.6	lf it appears to the chairman of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all Members entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a Member who is unable to be accommodated is able (whether at the meeting place or elsewhere):

(a)	to participate in the business for which the meeting has been convened;

(b)	to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(c)	to be heard and seen by all other persons present in the same way.

Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting.

Security

11.7	In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

Adjournment

11.8	The chairman may at any time adjourn a meeting with the consent of the Members constituting a quorum. The chairman must adjourn the meeting if so directed by the meeting. No business, however, can be transacted at an adjourned meeting other than business which might properly have been transacted at the original meeting.

11.9	Should a meeting be adjourned for more than 7 Clear Days, whether because of a lack of quorum or otherwise, Members shall be given at least seven Clear Days’ notice of the date, time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any notice of the adjournment.

25

Method of voting

11.10	A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on, the declaration of the result of the show of hands, a poll is duly demanded. Subject to the Act, a poll may be demanded:

(a)	by the chairman of the meeting;

(b)	by at least two Members having the right to vote on the resolutions;

(c)	by any Member or Members present who, individually or collectively, hold at least ten per cent of the voting rights of all those who have a right to vote on the resolution.

Outcome of vote by show of hands

11.11	Unless a poll is duly demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the outcome of a show of hands without proof of the number or proportion of the votes recorded in favour of or against the resolution.

Withdrawal of demand for a poll

11.12	The demand for a poll may be withdrawn before the poll is taken, but only with the consent of the chairman. The chairman shall announce any such withdrawal to the meeting and, unless another person forthwith demands a poll, any earlier show of hands on that resolution shall be treated as the vote on that resolution; if there has been no earlier show of hands, then the resolution shall be put to the vote of the meeting.

Taking of a poll

11.13	A poll demanded on the question of adjournment shall be taken immediately.

11.14	A poll demanded on any other question shall be taken either immediately or at an adjourned meeting at such time and place as the chairman directs, not being more than thirty Clear Days after the poll was demanded.

11.15	The demand for a poll shall not prevent the meeting continuing to transact any business other than the question on which the poll was demanded.

11.16	A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be Members) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held in more than place, the chairman may appoint scrutineers in more than place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

26

Chairman’s casting vote

11.17	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a second or casting vote.

Written resolutions

11.18	Members may pass a resolution in writing without holding a meeting if the following conditions are met:

(a)	all Members entitled to vote are given notice of the resolution as if the same were being proposed at a meeting of Members;

(b)	all Members entitled so to vote;

(i)	sign a document; or

(ii)	sign several documents in the like form each signed by one or more of those Members; and

(c)	the signed document or documents is or are delivered to the Company, including, if the Company so nominates, by delivery of an Electronic Record by Electronic means to the address specified for that purpose.

Such written resolution shall be as effective as if it had been passed at a meeting of the Members entitled to vote duly convened and held.

11.19	The Directors may determine the manner in which written resolutions shall be put to Members. In particular, they may provide, in the form of any written resolution, for each Member to indicate, out of the number of votes the Member would have been entitled to cast at a meeting to consider the resolution, how many votes he wishes to cast in favour of the resolution and how many against the resolution or to be treated as abstentions. The result of any such written resolution shall be determined on the same basis as on a poll.

11.20	If a written resolution is described as a Special Resolution or as an Ordinary Resolution, it has effect accordingly.

Sole-Member Company

11.21	If the Company has only one Member, and the Member records in writing his decision on a question, that record shall constitute both the passing of a resolution and the minute of it.

27

12	Voting rights of Members

Right to vote

12.1	Unless their Shares carry no right to vote, or unless a call or other amount presently payable has not been paid, all Members are entitled to vote at a general meeting, whether on a show of hands or on a poll, and all Members holding Shares of a particular class of Shares are entitled to vote at a meeting of the holders of that class of Shares. Unless otherwise required under the Act or by these Articles, holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members.

12.2	Members may vote in person or by proxy.

12.3	On a show of hands, every Member shall have one vote. For the avoidance of doubt, an individual who represents two or more Members, including a Member in that individual’s own right, that individual shall be entitled to a separate vote for each Member.

12.4	On a poll, each Class A Ordinary Share shall be entitled to twenty (20) votes on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

12.5	A fraction of a Class A Ordinary Share shall entitle its holder to an equivalent fraction of twenty (20) votes, and a fraction of a Class B Ordinary Share shall entitle its holder to an equivalent fraction of one (1) vote.

12.6	No Member is bound to vote on his Shares or any of them; nor is he bound to vote each of his Shares in the same way.

Rights of joint holders

12.7	If Shares are held jointly, only one of the joint holders may vote. If more than one of the joint holders tenders a vote, the vote of the holder whose name in respect of those Shares appears first in the register of Members shall be accepted to the exclusion of the votes of the other joint holder.

Representation of corporate Members

12.8	Save where otherwise provided, a corporate Member must act by a duly authorised representative.

12.9	A corporate Member wishing to act by a duly authorised representative must identify that person to the Company by notice in writing.

12.10	The authorisation may be for any period of time, and must be delivered to the Company before the commencement of the meeting at which it is first used.

28

12.11	The Directors of the Company may require the production of any evidence which they consider necessary to determine the validity of the notice.

12.12	Where a duly authorised representative is present at a meeting that Member is deemed to be present in person; and the acts of the duly authorised representative are personal acts of that Member.

12.13	A corporate Member may revoke the appointment of a duly authorised representative at any time by notice to the Company; but such revocation will not affect the validity of any acts carried out by the duly authorised representative before the Directors of the Company had actual notice of the revocation.

Member with mental disorder

12.14	A Member in respect of whom an order has been made by any court having jurisdiction (whether in the Cayman Islands or elsewhere) in matters concerning mental disorder may vote, whether on a show of hands or on a poll, by that Member’s receiver, curator bonis or other person authorised in that behalf appointed by that court.

12.15	For the purpose of the preceding Article, evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote must be received not less than 24 hours before holding the relevant meeting or the adjourned meeting in any manner specified for the delivery of forms of appointment of a proxy, whether in writing or by Electronic means. In default, the right to vote shall not be exercisable.

Objections to admissibility of votes

12.16	An objection to the validity of a person’s vote may only be raised at the meeting or at the adjourned meeting at which the vote is sought to be tendered. Any objection duly made shall be referred to the chairman whose decision shall be final and conclusive.

Form of proxy

12.17	An instrument appointing a proxy shall be in any common form or in any other form approved by the Directors.

12.18	The instrument must be in writing and signed in one of the following ways:

(a)	by the Member; or

(b)	by the Member’s authorised attorney; or

(c)	if the Member is a corporation or other body corporate, under seal or signed by an authorised officer, secretary or attorney.

29

If the Directors so resolve, the Company may accept an Electronic Record of that instrument delivered in the manner specified below and otherwise satisfying the Articles about authentication of Electronic Records.

12.19	The Directors may require the production of any evidence which they consider necessary to determine the validity of any appointment of a proxy.

12.20	A Member may revoke the appointment of a proxy at any time by notice to the Company duly signed in accordance with Article 12.17.

12.21	No revocation by a Member of the appointment of a proxy made in accordance with Article 12.19 will affect the validity of any acts carried out by the relevant proxy before the Directors of the Company had actual notice of the revocation.

How and when proxy is to be delivered

12.22	Subject to the following Articles, the Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the form of appointment of a proxy and any authority under which it is signed (or a copy of the authority certified notarially or in any other way approved by the Directors) must be delivered so that it is received by the Company before the time for holding the meeting or adjourned meeting at which the person named in the form of appointment of proxy proposes to vote. They must be delivered in either of the following ways:

(a)	In the case of an instrument in writing, it must be left at or sent by post:

(i)	to the registered office of the Company; or

(ii)	to such other place within the Cayman Islands specified in the notice convening the meeting or in any form of appointment of proxy sent out by the Company in relation to the meeting.

(b)	If, pursuant to the notice provisions, a notice may be given to the Company in an Electronic Record, an Electronic Record of an appointment of a proxy must be sent to the address specified pursuant to those provisions unless another address for that purpose is specified:

(i)	in the notice convening the meeting; or

(ii)	in any form of appointment of a proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting.

30

(c)	Notwithstanding Article 12.21(a) and Article 12.21(b), the chairman of the Company may, in any event at his discretion, direct that an instrument of proxy shall be deemed to have been duly deposited.

12.23	Where a poll is taken:

(a)	if it is taken more than seven Clear Days after it is demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 12.21 before the time appointed for the taking of the poll;

(b)	if it to be taken within seven Clear Days after it was demanded, the form of appointment of a proxy and any accompanying authority (or an Electronic Record of the same) must be delivered in accordance with Article 12.21 before the time appointed for the taking of the poll.

12.24	If the form of appointment of proxy is not delivered on time, it is invalid.

12.25	When two or more valid but differing appointments of proxy are delivered or received in respect of the same Share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that Share. lf the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that Share.

12.26	The Board may at the expense of the Company send forms of appointment of proxy to the Members by post (that is to say, pre-paying and posting a letter), or by Electronic communication or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of Shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person. lf for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the Members entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any Member entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting

Voting by proxy

12.27	A proxy shall have the same voting rights at a meeting or adjourned meeting as the Member would have had except to the extent that the instrument appointing him limits those rights. Notwithstanding the appointment of a proxy, a Member may attend and vote at a meeting or adjourned meeting. If a Member votes on any resolution a vote by his proxy on the same resolution, unless in respect of different Shares, shall be invalid.

31

12.28	The instrument appointing a proxy to vote at a meeting shall be deemed also to confer authority to demand or join in demanding a poll and, for the purposes of Article 11.11, a demand by a person as proxy for a Member shall be the same as a demand by a Member. Such appointment shall not confer any further right to speak at the meeting, except with the permission of the chairman of the meeting.

13	Number of Directors

13.1	There shall be a Board consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. Unless fixed by Ordinary Resolution, the maximum number of Directors shall be unlimited.

13.2	For so long as any class of Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange Rules require as determined by the Board.

14	Appointment, disqualification and removal of Directors

First Directors

14.1	The first Directors shall be appointed in writing by the subscriber or subscribers to the Memorandum, or a majority of them.

No age limit

14.2	There is no age limit for Directors save that they must be at least eighteen years of age.

Corporate Directors

14.3	Unless prohibited by law, a body corporate may be a Director. If a body corporate is a Director, the Articles about representation of corporate Members at general meetings apply, mutatis mutandis, to the Articles about Directors’ meetings.

No shareholding qualification

14.4	Unless a shareholding qualification for Directors is fixed by Ordinary Resolution, no Director shall be required to own Shares as a condition of his appointment.

Appointment of Directors

14.5	A Director may be appointed by Ordinary Resolution or by the Directors. Any appointment may be to fill a vacancy or as an additional Director.

14.6	A remaining Director may appoint a Director even though there is not a quorum of Directors.

32

14.7	No appointment can cause the number of Directors to exceed the maximum (if one is set); and any such appointment shall be invalid.

Board’s power to appoint Directors

14.8	Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

14.9	An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Each Director whose term of office expires shall be eligible for re-election at a meeting of the Members or re-appointment by the Board.

Removal of Directors

14.10	A Director may be removed by Ordinary Resolution.

Resignation of Directors

14.11	A Director may at any time resign office by giving to the Company notice in writing or, if permitted pursuant to the notice provisions, in an Electronic Record delivered in either case in accordance with those provisions.

14.12	Unless the notice specifies a different date, the Director shall be deemed to have resigned on the date that the notice is delivered to the Company.

Termination of the office of Director

14.13	A Director may retire from office as a Director by giving notice in writing to that effect to the Company at the registered office, which notice shall be effective upon such date as may be specified in the notice, failing which upon delivery to the registered office.

14.14	Without prejudice to the provisions in these Articles for retirement (by rotation or otherwise), a Director’s office shall be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a Director; or

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally; or

(c)	he resigns his office by notice to the Company; or

33

(d)	he only held office as a Director for a fixed term and such term expires; or

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a Director; or

(f)	he is given notice by the majority of the other Directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such Director); or

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other Directors, he is absent from meetings of Directors for a continuous period of six Months.

15	Alternate Directors

Appointment and removal

15.1	Any Director may appoint any other person, including another Director, to act in his place as an alternate Director. No appointment shall take effect until the Director has given notice of the appointment to the Board.

15.2	A Director may revoke his appointment of an alternate at any time. No revocation shall take effect until the Director has given notice of the revocation to the Board.

15.3	A notice of appointment or removal of an alternate Director shall be effective only if given to the Company by one or more of the following methods:

(a)	by notice in writing in accordance with the notice provisions contained in these Articles;

(b)	if the Company has a facsimile address for the time being, by sending by facsimile transmission to that facsimile address a facsimile copy or, otherwise, by sending by facsimile transmission to the facsimile address of the Company’s registered office a facsimile copy (in either case, the facsimile copy being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of an error-free transmission report from the sender’s fax machine;

(c)	if the Company has an email address for the time being, by emailing to that email address a scanned copy of the notice as a PDF attachment or, otherwise, by emailing to the email address provided by the Company’s registered office a scanned copy of the notice as a PDF attachment (in either case, the PDF version being deemed to be the notice unless Article 29.7 applies), in which event notice shall be taken to be given on the date of receipt by the Company or the Company’s registered office (as appropriate) in readable form; or

(d)	if permitted pursuant to the notice provisions, in some other form of approved Electronic Record delivered in accordance with those provisions in writing.

34

Notices

15.4	All notices of meetings of Directors shall continue to be given to the appointing Director and not to the alternate.

Rights of alternate Director

15.5	An alternate Director shall be entitled to attend and vote at any Board meeting or meeting of a committee of the Directors at which the appointing Director is not personally present, and generally to perform all the functions of the appointing Director in his absence. An alternate Director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate Director.

Appointment ceases when the appointor ceases to be a Director

15.6	An alternate Director shall cease to be an alternate Director if:

(a)	the Director who appointed him ceases to be a Director; or

(b)	the Director who appointed him revokes his appointment by notice delivered to the Board or to the registered office of the Company or in any other manner approved by the Board; or

(c)	in any event happens in relation to him which, if he were a Director of the Company, would cause his office as Director to be vacated.

Status of alternate Director

15.7	An alternate Director shall carry out all functions of the Director who made the appointment.

15.8	Save where otherwise expressed, an alternate Director shall be treated as a Director under these Articles.

15.9	An alternate Director is not the agent of the Director appointing him.

15.10	An alternate Director is not entitled to any remuneration for acting as alternate Director.

Status of the Director making the appointment

15.11	A Director who has appointed an alternate is not thereby relieved from the duties which he owes the Company.

35

16	Powers of Directors

Powers of Directors

16.1	Subject to the provisions of the Act, the Memorandum and these Articles the business of the Company shall be managed by the Directors who may for that purpose exercise all the powers of the Company.

16.2	No prior act of the Directors shall be invalidated by any subsequent alteration of the Memorandum or these Articles. However, to the extent allowed by the Act, Members may, by Special Resolution, validate any prior or future act of the Directors which would otherwise be in breach of their duties.

Directors below the minimum number

16.3	lf the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. lf there are no Director or Directors able or willing to act, any two Members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he is re-elected during such meeting.

Appointments to office

16.4	The Directors may appoint a Director:

(a)	as chairman of the Board;

(b)	as managing Director;

(c)	to any other executive office,

for such period, and on such terms, including as to remuneration as they think fit.

16.5	The appointee must consent in writing to holding that office.

16.6	Where a chairman is appointed he shall, unless unable to do so, preside at every meeting of Directors.

16.7	If there is no chairman, or if the chairman is unable to preside at a meeting, that meeting may select its own chairman; or the Directors may nominate one of their number to act in place of the chairman should he ever not be available.

36

16.8	Subject to the provisions of the Act, the Directors may also appoint and remove any person, who need not be a Director:

(a)	as Secretary; and

(b)	to any office that may be required

for such period and on such terms, including as to remuneration, as they think fit. In the case of an Officer, that Officer may be given any title the Directors decide.

16.9	The Secretary or Officer must consent in writing to holding that office.

16.10	A Director, Secretary or other Officer of the Company may not the hold the office, or perform the services, of auditor.

Provisions for employees

16.11	The Board may make provision for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family or any person who is dependent on him) in connection with the cessation or the transfer to any person of the whole or part of the undertaking of the Company or any of its subsidiary undertakings.

Exercise of voting rights

16.12	The Board may exercise the voting power conferred by the Shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including, without limitation, the exercise of that power in favour of any resolution appointing any Director as a Director of such body corporate, or voting or providing for the payment of remuneration to the Directors of such body corporate).

Remuneration

16.13	Every Director may be remunerated by the Company for the services he provides for the benefit of the Company, whether as Director, employee or otherwise, and shall be entitled to be paid for the expenses incurred in the Company’s business including attendance at Directors’ meetings.

16.14	Until otherwise determined by the Company by Ordinary Resolution, the Directors (other than alternate Directors) shall be entitled to such remuneration by way of fees for their services in the office of Director as the Directors may determine.

16.15	Remuneration may take any form and may include arrangements to pay pensions, health insurance, death or sickness benefits, whether to the Director or to any other person connected to or related to him.

16.16	Unless his fellow Directors determine otherwise, a Director is not accountable to the Company for remuneration or other benefits received from any other company which is in the same group as the Company or which has common shareholdings.

37

Disclosure of information

16.17	The Directors may release or disclose to a third party any information regarding the affairs of the Company, including any information contained in the register of Members relating to a Member, (and they may authorise any Director, Officer or other authorised agent of the Company to release or disclose to a third party any such information in his possession) if:

(a)	the Company or that person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject; or

(b)	such disclosure is in compliance with the Designated Stock Exchange Rules (to the extent applicable); or

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

17	Delegation of powers

Power to delegate any of the Directors’ powers to a committee

17.1	The Directors may delegate any of their powers to any committee consisting of one or more persons who need not be Members. Persons on the committee may include non-Directors so long as the majority of those persons are Directors. Any such committee shall be made up of such number of Independent Directors as required from time to time by the applicable Designated Stock Exchange Rules or otherwise required by applicable law.

17.2	The delegation may be collateral with, or to the exclusion of, the Directors’ own powers.

17.3	The delegation may be on such terms as the Directors think fit, including provision for the committee itself to delegate to a sub-committee; save that any delegation must be capable of being revoked or altered by the Directors at will.

17.4	Unless otherwise permitted by the Directors, a committee must follow the procedures prescribed for the taking of decisions by Directors.

17.5	For so long as any class of Shares are listed on a Designated Stock Exchange and to the extent required by the Designated Stock Exchange Rules, the Board shall establish an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in these Articles. Each of the audit committee, compensation committee and nominating and corporate governance committee shall consist of at least such number of Directors as may be required from time to time by the applicable Designated Stock Exchange Rules). The majority of the committee members on each of the compensation committee and nominating and corporate governance committee shall be Independent Directors. The audit committee shall be made up of such number of Independent Directors as required from time to time by the applicable Designated Stock Exchange Rules or otherwise required by applicable law.

38

Local boards

17.6	The Board may establish any local or divisional board or agency for managing any of the affairs of the Company whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional Board, or to be managers or agents, and may fix their remuneration.

17.7	The Board may delegate to any local or divisional board, manager or agent any of its powers and authorities (with power to sub-delegate) and may authorise the members of any local or divisional board or any of them to fill any vacancies and to act notwithstanding vacancies.

17.8	Any appointment or delegation under this Article 17.8 may be made on such terms and subject to such conditions as the Board thinks fit and the Board may remove any person so appointed, and may revoke or vary any delegation.

Power to appoint an agent of the Company

17.9	The Directors may appoint any person, either generally or in respect of any specific matter, to be the agent of the Company with or without authority for that person to delegate all or any of that person’s powers. The Directors may make that appointment:

(a)	by causing the Company to enter into a power of attorney or agreement; or

(b)	in any other manner they determine.

Power to appoint an attorney or authorised signatory of the Company

17.10	The Directors may appoint any person, whether nominated directly or indirectly by the Directors, to be the attorney or the authorised signatory of the Company. The appointment may be:

(a)	for any purpose;

(b)	with the powers, authorities and discretions;

(c)	for the period; and

(d)	subject to such conditions

as they think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the Directors under these Articles. The Directors may do so by power of attorney or any other manner they think fit.

39

17.11	Any power of attorney or other appointment may contain such provision for the protection and convenience for persons dealing with the attorney or authorised signatory as the Directors think fit. Any power of attorney or other appointment may also authorise the attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in that person.

17.12	The Board may remove any person appointed under Article 17.10 and may revoke or vary the delegation.

Borrowing Powers

17.13	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or its parent undertaking (if any) or any subsidiary undertaking of the Company or of any third party.

Corporate Governance

17.14	The Board may, from time to time, and except as required by applicable law or (to the extent applicable) the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

18	Meetings of Directors

Regulation of Directors’ meetings

18.1	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.

Calling meetings

18.2	Any Director may call a meeting of Directors at any time. The Secretary must call a meeting of the Directors if requested to do so by a Director.

Notice of meetings

18.3	Notice of a Board meeting may be given to a Director personally or by word of mouth or given in writing or by Electronic communications at such address as he may from time to time specify for this purpose (or, if he does not specify an address, at his last known address). A Director may waive his right to receive notice of any meeting either prospectively or retrospectively.

40

Use of technology

18.4	A Director may participate in a meeting of Directors through the medium of conference telephone, video or any other form of communications equipment providing all persons participating in the meeting are able to hear and speak to each other throughout the meeting.

18.5	A Director participating in this way is deemed to be present in person at the meeting.

Quorum

18.6	The quorum for the transaction of business at a meeting of Directors shall be two unless the Directors fix some other number.

Chairman or deputy to preside

18.7	The Board may appoint a chairman and one or more deputy chairman or chairmen and may at any time revoke any such appointment.

18.8	The chairman, or failing him any deputy chairman (the longest in office taking precedence if more than one is present), shall preside at all Board meetings. If no chairman or deputy chairman has been appointed, or if he is not present within five minutes after the time fixed for holding the meeting, or is unwilling to act as chairman of the meeting, the Directors present shall choose one of their number to act as chairman of the meeting.

Voting

18.9	A question which arises at a Board meeting shall be decided by a majority of votes. If votes are equal the chairman may, if he wishes, exercise a casting vote.

Recording of dissent

18.10	A Director present at a meeting of Directors shall be presumed to have assented to any action taken at that meeting unless:

(a)	his dissent is entered in the minutes of the meeting; or

(b)	he has filed with the meeting before it is concluded signed dissent from that action; or

(c)	he has forwarded to the Company as soon as practical following the conclusion of that meeting signed dissent.

A Director who votes in favour of an action is not entitled to record his dissent to it.

41

Written resolutions

18.11	The Directors may pass a resolution in writing without holding a meeting if all Directors sign a document or sign several documents in the like form each signed by one or more of those Directors.

18.12	A written resolution signed by a validly appointed alternate Director need not also be signed by the appointing Director.

18.13	A written resolution signed personally by the appointing Director need not also be signed by his alternate.

18.14	A resolution in writing passed pursuant to Article 18.11, Article 18.12 and/or Article 18.13 shall be as effective as if it had been passed at a meeting of the Directors duly convened and held; and it shall be treated as having been passed on the day and at the time that the last Director signs (and for the avoidance of doubt, such day may or may not be a Business Day).

Validity of acts of Directors in spite of formal defect

18.15	All acts done by a meeting of the Board, or of a committee of the Board, or by any person acting as a Director or an alternate Director, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director or member of the committee, or that any of them were disqualified or had vacated office or were not entitled to vote, be as valid as if every such person had been duly appointed and qualified and had continued to be a Director or alternate Director and had been entitled to vote.

19	Permissible Directors’ interests and disclosure

19.1	A Director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

19.2	For the purposes of the preceding Article:

(a)	a general notice that a Director gives to the other Directors that he is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that he has an interest in or duty in relation to any such transaction of the nature and extent so specified; and

42

(b)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

20	Minutes

20.1	The Company shall cause minutes to be made in books of:

(a)	all appointments of Officers and committees made by the Board and of any such Officer’s remuneration; and

(b)	the names of Directors present at every meeting of the Directors, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

20.2	Any such minutes, if purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

21	Accounts and audit

21.1	The Directors must ensure that proper accounting and other records are kept, and that accounts and associated reports are distributed in accordance with the requirements of the Act.

21.2	The books of account shall be kept at the registered office of the Company and shall always be open to inspection by the Directors. No Member (other than a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Act or as authorised by the Directors or by Ordinary Resolution.

21.3	Unless the Directors otherwise prescribe, the financial year of the Company shall end on [30 September] in each year and begin on [1 October] in each year.

Auditors

21.4	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

21.5	At any general meeting convened and held at any time in accordance with these Articles, the Members may, by Ordinary Resolution, remove the Auditor before the expiration of his term of office. If they do so, the Members shall, by Ordinary Resolution, at that meeting appoint another Auditor in his stead for the remainder of his term.

21.6	The Auditors shall examine such books, accounts and vouchers; as may be necessary for the performance of their duties.

43

21.7	The Auditors shall, if so requested by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Company.

22	Record dates

22.1	Except to the extent of any conflicting rights attached to Shares, the resolution declaring a dividend on Shares of any class, whether it be an Ordinary Resolution of the Members or a Director’s resolution, may specify that the dividend is payable or distributable to the persons registered as the holders of those Shares at the close of business on a particular date, notwithstanding that the date may be a date prior to that on which the resolution is passed.

22.2	If the resolution does so specify, the dividend shall be payable or distributable to the persons registered as the holders of those Shares at the close of business on the specified date in accordance with their respective holdings so registered, but without prejudice to the rights inter se in respect of the dividend of transferors and transferees of any of those Shares.

22.3	The provisions of this Article apply, mutatis mutandis, to bonuses, capitalisation issues, distributions of realised capital profits or offers or grants made by the Company to the Members.

23	Dividends

Source of dividends

23.1	Dividends may be declared and paid out of any funds of the Company lawfully available for distribution.

23.2	Subject to the requirements of the Act regarding the application of a company’s Share premium account and with the sanction of an Ordinary Resolution, dividends may also be declared and paid out of any share premium account.

Declaration of dividends by Members

23.3	Subject to the provisions of the Act, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

Payment of interim dividends and declaration of final dividends by Directors

23.4	The Directors may declare and pay interim dividends or recommend final dividends in accordance with the respective rights of the Members if it appears to them that they are justified by the financial position of the Company and that such dividends may lawfully be paid.

44

23.5	Subject to the provisions of the Act, in relation to the distinction between interim dividends and final dividends, the following applies:

(a)	Upon determination to pay a dividend or dividends described as interim by the Directors in the dividend resolution, no debt shall be created by the declaration until such time as payment is made.

(b)	Upon declaration of a dividend or dividends described as final by the Directors in the dividend resolution, a debt shall be created immediately following the declaration, the due date to be the date the dividend is stated to be payable in the resolution.

If the resolution fails to specify whether a dividend is final or interim, it shall be assumed to be interim.

23.6	In relation to Shares carrying differing rights to dividends or rights to dividends at a fixed rate, the following applies:

(a)	If the share capital is divided into different classes, the Directors may pay dividends on Shares which confer deferred or non-preferred rights with regard to dividends as well as on Shares which confer preferential rights with regard to dividends but no dividend shall be paid on Shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

(b)	The Directors may also pay, at intervals settled by them, any dividend payable at a fixed rate if it appears to them that there are sufficient funds of the Company lawfully available for distribution to justify the payment.

(c)	If the Directors act in good faith, they shall not incur any liability to the Members holding Shares conferring preferred rights for any loss those Members may suffer by the lawful payment of the dividend on any Shares having deferred or non-preferred rights.

Apportionment of dividends

23.7	Except as otherwise provided by the rights attached to Shares all dividends shall be declared and paid according to the amounts Paid Up on the Shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amount Paid Up on the Shares during the time or part of the time in respect of which the dividend is paid. But if a Share is issued on terms providing that it shall rank for dividend as from a particular date, that Share shall rank for dividend accordingly.

Right of set off

23.8	The Directors may deduct from a dividend or any other amount payable to a person in respect of a Share any amount due by that person to the Company on a call or otherwise in relation to a Share.

45

Power to pay other than in cash

23.9	If the Directors so determine, any resolution declaring a dividend may direct that it shall be satisfied wholly or partly by the distribution of assets. If a difficulty arises in relation to the distribution, the Directors may settle that difficulty in any way they consider appropriate. For example, they may do any one or more of the following:

(a)	issue fractional Shares;

(b)	fix the value of assets for distribution and make cash payments to some Members on the footing of the value so fixed in order to adjust the rights of Members; and

(c)	vest some assets in trustees.

How payments may be made

23.10	A dividend or other monies payable on or in respect of a Share may be paid in any of the following ways:

(a)	if the Member holding that Share or other person entitled to that Share nominates a bank account for that purpose - by wire transfer to that bank account; or

(b)	by cheque or warrant sent by post to the registered address of the Member holding that Share or other person entitled to that Share.

23.11	For the purposes of Article 23.10(a), the nomination may be in writing or in an Electronic Record and the bank account nominated may be the bank account of another person. For the purposes of Article 23.10(b), subject to any applicable law or regulation, the cheque or warrant shall be made to the order of the Member holding that Share or other person entitled to the Share or to his nominee, whether nominated in writing or in an Electronic Record, and payment of the cheque or warrant shall be a good discharge to the Company.

23.12	If two or more persons are registered as the holders of the Share or are jointly entitled to it by reason of the death or bankruptcy of the registered holder (Joint Holders), a dividend (or other amount) payable on or in respect of that Share may be paid as follows:

(a)	to the registered address of the Joint Holder of the Share who is named first on the register of Members or to the registered address of the deceased or bankrupt holder, as the case may be; or

(b)	to the address or bank account of another person nominated by the Joint Holders, whether that nomination is in writing or in an Electronic Record.

23.13	Any Joint Holder of a Share may give a valid receipt for a dividend (or other amount) payable in respect of that Share.

Dividends or other monies not to bear interest in absence of special rights

23.14	Unless provided for by the rights attached to a Share, no dividend or other monies payable by the Company in respect of a Share shall bear interest.

46

Dividends unable to be paid or unclaimed

23.15	If a dividend cannot be paid to a Member or remains unclaimed within six weeks after it was declared or both, the Directors may pay it into a separate account in the Company’s name. If a dividend is paid into a separate account, the Company shall not be constituted trustee in respect of that account and the dividend shall remain a debt due to the Member.

23.16	A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the Company.

24	Capitalisation of profits

Capitalisation of profits or of any share premium account or capital redemption reserve;

24.1	The Directors may resolve to capitalise:

(a)	any part of the Company’s profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of the Company’s share premium account or capital redemption reserve, if any.

24.2	The amount resolved to be capitalised must be appropriated to the Members who would have been entitled to it had it been distributed by way of dividend and in the same proportions. The benefit to each Member so entitled must be given in either or both of the following ways:

(a)	by paying up the amounts unpaid on that Member’s Shares;

(b)	by issuing Fully Paid Up Shares, debentures or other securities of the Company to that Member or as that Member directs. The Directors may resolve that any Shares issued to the Member in respect of Partly Paid Up Shares (Original Shares) rank for dividend only to the extent that the Original Shares rank for dividend while those Original Shares remain Partly Paid Up.

Applying an amount for the benefit of Members

24.3	The amount capitalised must be applied to the benefit of Members in the proportions to which the Members would have been entitled to dividends if the amount capitalised had been distributed as a dividend.

24.4	Subject to the Act, if a fraction of a Share, a debenture or other security is allocated to a Member, the Directors may issue a fractional certificate to that Member or pay him the cash equivalent of the fraction.

47

25	Share Premium Account

Directors to maintain share premium account

25.1	The Directors shall establish a share premium account in accordance with the Act. They shall carry to the credit of that account from time to time an amount equal to the amount or value of the premium paid on the issue of any Share or capital contributed or such other amounts required by the Act.

Debits to share premium account

25.2	The following amounts shall be debited to any share premium account:

(a)	on the redemption or purchase of a Share, the difference between the nominal value of that Share and the redemption or purchase price; and

(b)	any other amount paid out of a share premium account as permitted by the Act.

25.3	Notwithstanding the preceding Article, on the redemption or purchase of a Share, the Directors may pay the difference between the nominal value of that Share and the redemption purchase price out of the profits of the Company or, as permitted by the Act, out of capital.

26	Seal

Company seal

26.1	The Company may have a seal if the Directors so determine.

Duplicate seal

26.2	Subject to the provisions of the Act, the Company may also have a duplicate seal or seals for use in any place or places outside the Cayman Islands. Each duplicate seal shall be a facsimile of the original seal of the Company. However, if the Directors so determine, a duplicate seal shall have added on its face the name of the place where it is to be used.

When and how seal is to be used

26.3	A seal may only be used by the authority of the Directors. Unless the Directors otherwise determine, a document to which a seal is affixed must be signed in one of the following ways:

(a)	by a Director (or his alternate) and the Secretary; or

(b)	by a single Director (or his alternate).

If no seal is adopted or used

26.4	If the Directors do not adopt a seal, or a seal is not used, a document may be executed in the following manner:

(a)	by a Director (or his alternate) and the Secretary; or

48

(b)	by a single Director (or his alternate); or

(c)	in any other manner permitted by the Act.

Power to allow non-manual signatures and facsimile printing of seal

26.5	The Directors may determine that either or both of the following applies:

(a)	that the seal or a duplicate seal need not be affixed manually but may be affixed by some other method or system of reproduction;

(b)	that a signature required by these Articles need not be manual but may be a mechanical or Electronic Signature.

Validity of execution

26.6	If a document is duly executed and delivered by or on behalf of the Company, it shall not be regarded as invalid merely because, at the date of the delivery, the Secretary, or the Director, or other Officer or person who signed the document or affixed the seal for and on behalf of the Company ceased to be the Secretary or hold that office and authority on behalf of the Company.

27	Indemnity

27.1	To the extent permitted by law, the Company shall indemnify each existing or former Director (including alternate Director), Secretary and other Officer of the Company (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former Director (including alternate Director), Secretary or Officer in or about the conduct of the Company’s business or affairs or in the execution or discharge of the existing or former Director’s (including alternate Director’s), Secretary’s or Officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former Director (including alternate Director), Secretary or Officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning the Company or its affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former Director (including alternate Director), Secretary or Officer, however, shall be indemnified in respect of any matter arising out of his own fraud, dishonesty or wilful default.

49

27.2	To the extent permitted by Act, the Company may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former Director (including alternate Director), Secretary or Officer of the Company in respect of any matter identified in Article 27.1 on condition that the Director (including alternate Director), Secretary or Officer must repay the amount paid by the Company to the extent that it is ultimately found not liable to indemnify the Director (including alternate Director), Secretary or that Officer for those legal costs.

Release

27.3	To the extent permitted by Act, the Company may by Special Resolution release any existing or former Director (including alternate Director), Secretary or other Officer of the Company from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his office; but there may be no release from liability arising out of or in connection with that person’s own dishonesty.

Insurance

27.4	To the extent permitted by Act, the Company may pay, or agree to pay, a premium in respect of a contract insuring each of the following persons against risks determined by the Directors, other than liability arising out of that person’s own dishonesty:

(a)	an existing or former Director (including alternate Director), Secretary or Officer or auditor of:

(i)	the Company;

(ii)	a company which is or was a subsidiary of the Company;

(iii)	a company in which the Company has or had an interest (whether direct or indirect); and

(b)	a trustee of an employee or retirement benefits scheme or other trust in which any of the persons referred to in paragraph (a) is or was interested.

28	Notices

Form of notices

28.1	Save where these Articles provide otherwise, and subject to the Designated Stock Exchange Rules (to the extent applicable), any notice to be given to or by any person pursuant to these Articles shall be:

(a)	in writing signed by or on behalf of the giver in the manner set out below for written notices; or

50

(b)	subject to the next Article, in an Electronic Record signed by or on behalf of the giver by Electronic Signature and authenticated in accordance with Articles about authentication of Electronic Records; or

(c)	where these Articles expressly permit, by the Company by means of a website.

Electronic communications

28.2	A notice may only be given to the Company in an Electronic Record if:

(a)	the Directors so resolve;

(b)	the resolution states how an Electronic Record may be given and, if applicable, specifies an email address for the Company; and

(c)	if applicable, the terms of that resolution are notified to the Members for the time being and to those Directors who were absent from the meeting at which the resolution was passed.

If the resolution is revoked or varied, the revocation or variation shall only become effective when its terms have been similarly notified.

28.3	A notice may not be given by Electronic Record to a person other than the Company unless the recipient has notified the giver of an Electronic address to which notice may be sent.

28.4	Subject to the Act, (to the extent applicable) the Designated Stock Exchange Rules and to any other rules which the Company is bound to follow, the Company may also send any notice or other document pursuant to these Articles to a Member by publishing that notice or other document on a website where:

(a)	the Company and the Member have agreed to his having access to the notice or document on a website (instead of it being sent to him);

(b)	the notice or document is one to which that agreement applies;

(c)	the Member is notified (in accordance with any requirements laid down by the Act and, in a manner for the time being agreed between him and the Company for the purpose) of:

(i)	the publication of the notice or document on a website;

(ii)	the address of that website; and

(iii)	the place on that website where the notice or document may be accessed, and how it may be accessed; and

51

(d)	the notice or document is published on that website throughout the publication period, provided that, if the notice or document is published on that website for a part, but not all of, the publication period, the notice or document shall be treated as being published throughout that period if the failure to publish that notice of document throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid. For the purposes of this Article 28.4 “publication period” means a period of not less than twenty-one days, beginning on the day on which the notification referred to in Article 28.4(c) is deemed sent.

Persons entitled to notices

28.5	Any notice or other document to be given to a Member may be given by reference to the register of Members as it stands at any time within the period of twenty-one days before the day that the notice is given or (where and as applicable) within any other period permitted by, or in accordance with the requirements of, (to the extent applicable) the Designated Stock Exchange Rules and/or the Designated Stock Exchanges. No change in the register of Members after that time shall invalidate the giving of such notice or document or require the Company to give such item to any other person.

Persons authorised to give notices

28.6	A notice by either the Company or a Member pursuant to these Articles may be given on behalf of the Company or a Member by a Director or company secretary of the Company or a Member.

Delivery of written notices

28.7	Save where these Articles provide otherwise, a notice in writing may be given personally to the recipient, or left at (as appropriate) the Member’s or Director’s registered address or the Company’s registered office, or posted to that registered address or registered office.

Joint holders

28.8	Where Members are joint holders of a Share, all notices shall be given to the Member whose name first appears in the register of Members.

Signatures

28.9	A written notice shall be signed when it is autographed by or on behalf of the giver, or is marked in such a way as to indicate its execution or adoption by the giver.

28.10	An Electronic Record may be signed by an Electronic Signature.

Evidence of transmission

28.11	A notice given by Electronic Record shall be deemed sent if an Electronic Record is kept demonstrating the time, date and content of the transmission, and if no notification of failure to transmit is received by the giver.

52

28.12	A notice given in writing shall be deemed sent if the giver can provide proof that the envelope containing the notice was properly addressed, pre-paid and posted, or that the written notice was otherwise properly transmitted to the recipient.

28.13	A Member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares shall be deemed to have received due notice of the meeting and, where requisite, of the purposes for which it was called.

Giving notice to a deceased or bankrupt Member

28.14	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a Member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a Member, addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description, at the address, if any, supplied for that purpose by the persons claiming to be so entitled.

28.15	Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

Date of giving notices

28.16	A notice is given on the date identified in the following table

Method for giving notices	When taken to be given
(A) Personally	At the time and date of delivery
(B) By leaving it at the Member’s registered address	At the time and date it was left
(C) By posting it by prepaid post to the street or postal address of that recipient	48 hours after the date it was posted
(D) By Electronic Record (other than publication on a website), to recipient’s Electronic address	48 hours after the date it was sent
(E) By publication on a website	24 hours after the date on which the Member is deemed to have been notified of the publication of the notice or document on the website

Saving provision

28.17	None of the preceding notice provisions shall derogate from the Articles about the delivery of written resolutions of Directors and written resolutions of Members.

53

29	Authentication of Electronic Records

Application of Articles

29.1	Without limitation to any other provision of these Articles, any notice, written resolution or other document under these Articles that is sent by Electronic means by a Member, or by the Secretary, or by a Director or other Officer of the Company, shall be deemed to be authentic if either Article 29.2 or Article 29.4 applies.

Authentication of documents sent by Members by Electronic means

29.2	An Electronic Record of a notice, written resolution or other document sent by Electronic means by or on behalf of one or more Members shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Member or each Member, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by one or more of those Members; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, that Member to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 29.7 does not apply.

29.3	For example, where a sole Member signs a resolution and sends the Electronic Record of the original resolution, or causes it to be sent, by facsimile transmission to the address in these Articles specified for that purpose, the facsimile copy shall be deemed to be the written resolution of that Member unless Article 28.7 applies.

Authentication of document sent by the Secretary or Officers of the Company by Electronic means

29.4	An Electronic Record of a notice, written resolution or other document sent by or on behalf of the Secretary or an Officer or Officers of the Company shall be deemed to be authentic if the following conditions are satisfied:

(a)	the Secretary or the Officer or each Officer, as the case may be, signed the original document, and for this purpose Original Document includes several documents in like form signed by the Secretary or one or more of those Officers; and

(b)	the Electronic Record of the Original Document was sent by Electronic means by, or at the direction of, the Secretary or that Officer to an address specified in accordance with these Articles for the purpose for which it was sent; and

(c)	Article 29.7 does not apply.

54

This Article 29.4 applies whether the document is sent by or on behalf of the Secretary or Officer in his own right or as a representative of the Company.

29.5	For example, where a sole Director signs a resolution and scans the resolution, or causes it to be scanned, as a PDF version which is attached to an email sent to the address in these Articles specified for that purpose, the PDF version shall be deemed to be the written resolution of that Director unless Article 29.7 applies.

Manner of signing

29.6	For the purposes of these Articles about the authentication of Electronic Records, a document will be taken to be signed if it is signed manually or in any other manner permitted by these Articles.

Saving provision

29.7	A notice, written resolution or other document under these Articles will not be deemed to be authentic if the recipient, acting reasonably:

(a)	believes that the signature of the signatory has been altered after the signatory had signed the original document; or

(b)	believes that the original document, or the Electronic Record of it, was altered, without the approval of the signatory, after the signatory signed the original document; or

(c)	otherwise doubts the authenticity of the Electronic Record of the document and the recipient promptly gives notice to the sender setting the grounds of its objection. If the recipient invokes this Article, the sender may seek to establish the authenticity of the Electronic Record in any way the sender thinks fit.

30	Transfer by way of continuation

30.1	The Company may, by Special Resolution, resolve to be registered by way of continuation in a jurisdiction outside:

(a)	the Cayman Islands; or

(b)	such other jurisdiction in which it is, for the time being, incorporated, registered or existing.

30.2	To give effect to any resolution made pursuant to the preceding Article, the Directors may cause the following:

(a)	an application be made to the Registrar of Companies of the Cayman Islands to deregister the Company in the Cayman Islands or in the other jurisdiction in which it is for the time being incorporated, registered or existing; and

55

(b)	all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

31	Winding up

Distribution of assets in specie

31.1	If the Company is wound up the Members may, subject to these Articles and any other sanction required by the Act, pass a Special Resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the Members the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the Members or different classes of Members; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of Members and those liable to contribute to the winding up.

No obligation to accept liability

31.2	No Member shall be compelled to accept any assets if an obligation attaches to them.

31.3	The Directors are authorised to present a winding up petition

31.4	The Directors have the authority to present a petition for the winding up of the Company to the Grand Court of the Cayman Islands on behalf of the Company without the sanction of a resolution passed at a general meeting.

32	Amendment of Memorandum and Articles

Power to change name or amend Memorandum

32.1	Subject to the Act, the Company may, by Special Resolution:

(a)	change its name; or

(b)	change the provisions of its Memorandum with respect to its objects, powers or any other matter specified in the Memorandum.

Power to amend these Articles

32.2	Subject to the Act and as provided in these Articles, the Company may, by Special Resolution, amend these Articles in whole or in part.

56